UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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STARBUCKS CORPORATION

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2019 Notice of Annual Meeting of Shareholders & Proxy Statement

Cover – La Lucila, Greater Buenos Aries. First Starbucks store in Argentina with Drive Thru.

Letter to Our

Shareholders

Dear Fellow Shareholders:

Thank you for your support of Starbucks in 2018. This was a pivotal year for the Company, as we continued to streamline the business to amplify our focus on core value drivers and, with Howard Schultz’s retirement, transitioned from founder-led to founder-inspired. Our goal is to drive growth at scale, and in many respects, it is a new era at Starbucks: we are growing off a larger base, requiring a sharper strategic focus and greater discipline. Nevertheless, Starbucks mission, values and guiding principles remain core to who we are as a Company.

Sustainable, long-term growth

Our view is that to continue to drive sustainable growth, we must evolve our relevance to customers — and executing against this vision requires focus on our most important strategic priorities. To that end, we began streamlining our business in 2017, and in 2018 we advanced this initiative through a combination of retail market alignment, business simplification and the landmark deal to form the Global Coffee Alliance with Nestlé. While these measures are part of our long game, we began to see significant traction by year-end. Our record fourth quarter performance reflected meaningful sequential improvement in virtually every critical operating metric. Moreover, we entered fiscal 2019 executing against a clear growth agenda, with a focus on our long-term growth markets, the U.S. and China.

Effective executive leadership

As we enter this next phase of driving growth at scale, we are transforming to increase the velocity of innovation that is relevant to our customers, inspiring to our partners and meaningful to the business. We are embracing change and have evolved the executive leadership team to match current needs. Key additions in the past year and a half include Rosalind G. Brewer as our chief operating officer; Rachel A. Gonzalez as general counsel and secretary; and Patrick J. Grismer as chief financial officer. All bring exceptional qualifications to their important roles and value to an already strong executive leadership team that will drive growth in the years ahead.

High-functioning board

The board of directors remains as high functioning and engaged as ever, continuously monitoring the Company’s business strategy, leadership, operations and risk management in the dynamic business environment in which we operate. Our governance is values-based, and the board has long been comprised of accomplished leaders representing diverse backgrounds and experience. After adding three new independent directors in 2017, Howard’s retirement along with the departure of other long-serving members in 2018 updated the dynamic in the boardroom. We move forward with an average tenure of just eight years, an independent board chair and vice chair and three strong leaders, Jørgen Vig Knudstorp, Mary N. Dillon and Mellody Hobson, as chairs of our Nominating and Corporate Governance Committee, Compensation and Management Development Committee and Audit and Compliance Committee, respectively. Your board exhibited strong oversight and engagement on our strategy, collaboration with management and advocacy on the part of shareholders in 2018, and we look forward to engaging with you and obtaining your feedback through Starbucks governance outreach program in the year ahead.

Partnerships and community

Starbucks success has always been linked to the meaningful relationships we have with our partners and how we serve our communities. Starbucks mission, values and guiding principles are core to our focus on amplifying the brand. We have every confidence that our commitment to care for our partners, to serve our communities, to innovate and to pursue operational excellence in every market will keep us on the right path for long-term, sustainable growth.

On behalf of our board of directors and management team, we cordially invite you to attend the 2019 Annual Meeting of Shareholders on March 20, 2019 at 10:00 a.m. PT. Please note the new location at the WAMU Theater next to CenturyLink Field, in Seattle, Washington. More information about attending the Annual Meeting appears on the back cover of this proxy statement. The matters to be acted upon are described in the notice of Annual Meeting of Shareholders and the proxy statement. At the Annual Meeting of Shareholders, we will also report on our operations and respond to questions from shareholders.

As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders. The new location at WAMU Theater allows us to increase the seating capacity, however, seating will be on a first-come, first-served basis. As we have done before, we will also provide a live webcast of the meeting from the Investor Relations website at http://investor.starbucks.com. We hope this provides those unable to attend the meeting the opportunity to hear Starbucks leaders discuss our operating results and plans for the future.

Thank you for your continued investment in Starbucks.

Warm Regards,

Myron E. Ullman III independent board chair	Kevin R. Johnson president and ceo

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

Notice of Annual Meeting

of Shareholders

The 2019 Annual Meeting of Shareholders (“Annual Meeting”) of Starbucks Corporation will be held at WAMU Theater next to CenturyLink Field, located at 800 Occidental Avenue South, in Seattle, Washington, on March 20, 2019 at 10:00 a.m. (Pacific Time) for the following purposes:

1.	To elect 10 directors nominated by the board of directors to serve until the 2020 Annual Meeting of Shareholders;
2.	To approve an advisory resolution on our executive officer compensation;
3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2019;
4.	To consider shareholder proposals described in the accompanying proxy statement, if properly presented at the Annual Meeting; and
5.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on January 10, 2019 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to cast your vote and submit your proxy in advance of the Annual Meeting by one of the methods below. Make sure to have your proxy card or voting instruction form (VIF) in hand:

Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting, as your proxy is revocable at your option. Shareholders may also vote in person at the Annual Meeting. If you are a registered shareholder (that is, you hold your shares in your name), you must present valid identification and proof of share ownership to vote at the Annual Meeting. If you are a beneficial shareholder (that is, your shares are held in the name of a broker, bank or other holder of record), you will also need to obtain a “legal proxy” from the registered shareholder to vote at the Annual Meeting.

Rachel A. Gonzalez

executive vice president, general counsel and secretary

Seattle, Washington

January 25, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on March 20, 2019. Our proxy statement follows. Financial and other information concerning Starbucks is contained in our Annual Report. The proxy statement and Annual Report are available on our Investor Relations website at http://investor.starbucks.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Admission Requirements and Transportation Information for the Starbucks Corporation 2019 Annual Meeting of Shareholders	See outside back cover

This proxy statement contains “forward-looking” statements regarding Starbucks current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 30, 2018. We assume no obligation to update any of these forward-looking statements.

STARBUCKS CORPORATION	2018 PROXY STATEMENT / i

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING INFORMATION

Wednesday, March 20, 2019 at 10:00 a.m. (Pacific Time) Doors open at 8:00 a.m. (Pacific Time)	WAMU Theater next to CenturyLink Field 800 Occidental Avenue South Seattle, WA 98134

Voting:	•	Shareholders as of the record date, January 10, 2019, are entitled to vote.
•

Your broker will not be able to vote your shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

Attending the Annual Meeting:	•

In Person. To be admitted, you will be required to present a government-issued photo identification (such as a driver’s license or passport) and proof of share ownership. More information can be found on the back cover of this proxy statement.

•

Via Webcast. Shareholders may view and listen to a live webcast of the meeting. The webcast will start at 10:00 a.m. (Pacific Time). See our Investor Relations website at http://investor.starbucks.com.

	•	You do not need to attend the Annual Meeting of Shareholders to vote if you submitted your proxy in advance of the meeting.

Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible. Make sure to have your proxy card or voting instruction form (VIF) in hand:

ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Management proposals
Election of 10 directors	FOR EACH DIRECTOR NOMINEE	9
Approval of an advisory resolution on our executive officer compensation	FOR	25
Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019	FOR	53
Shareholder proposals
True Diversity Board Policy	AGAINST	55
Report on Sustainable Packaging	AGAINST	57

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 1

PROXY STATEMENT SUMMARY

BOARD NOMINEES

The following tables provide summary information about our director nominees. Directors are elected annually by a majority of votes cast. Your board of directors recommends that you vote “FOR” the election of each of the ten nominees.

					COMMITTEE MEMBERSHIPS
NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	INDEPENDENT	ACC	CMDC	NCGC
Rosalind G. Brewer	56	2017	group president, Americas and chief operating officer of Starbucks Corporation
Mary N. Dillon	57	2016	chief executive officer and director of Ulta Beauty, Inc.			C
Mellody Hobson	49	2005	president and director of Ariel Investments, LLC	VC	C
Kevin R. Johnson	58	2009	president and chief executive officer of Starbucks Corporation
Jørgen Vig Knudstorp	50	2017	executive chairman of LEGO Brand Group				C
Satya Nadella	51	2017	chief executive officer and director of Microsoft Corporation
Joshua Cooper Ramo	50	2011	co-chief executive officer and vice chairman of Kissinger Associates, Inc.
Clara Shih	37	2011	chief executive officer and director of Hearsay Systems, Inc.
Javier G. Teruel	68	2005	retired vice chairman of Colgate-Palmolive Company
Myron E. Ullman, III	72	2003	retired executive chairman and ceo of J.C. Penney Company, Inc.	CB

C	Committee Chair	CB	Chair of Board
VC	Vice Chair of Board		Member

ACC	Audit and Compliance Committee
CMDC	Compensation and Management Development Committee
NCGC	Nominating and Corporate Governance Committee

2 / 2019 PROXY STATEMENT

PROXY STATEMENT SUMMARY

EXECUTIVE COMPENSATION ADVISORY VOTE

Our board of directors recommends that shareholders vote to approve an advisory resolution on the compensation paid to the Company’s named executive officers, as described in this proxy statement, for the following reasons.

Pay Delivery Aligned with Performance

Based on effective program design and best practices, consistent with our pay for performance philosophy, our executive compensation is aligned with Company performance. The vast majority of compensation value we deliver to our executives is in the form of compensation that is variable and “at-risk” based on performance.

Starbucks has a demonstrated history of rigorous goal setting. The chart below illustrates that realizable compensation of our chief executive officer (“ceo”) is aligned with shareholder value creation and our performance against rigorous financial goals in fiscal 2018. Realizable compensation delivered in fiscal 2018 differs greatly from our ceo’s target compensation because: annual incentive bonuses were earned at 32%, stock options granted during the year had exercise prices near our share price at fiscal year-end and performance-based restricted stock units (“PRSUs”) granted during the year are expected be earned at 0%:

CEO Fiscal 2018 Target vs Realizable Compensation

Strong Governance Standards and Best Practices

The Compensation and Management Development Committee (“Compensation Committee”) of our board of directors is fully engaged to respond to the dynamic business environment in which we operate. As discussed in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee acts to:

•	Adapt our compensation program to match the needs of our business
•	Enable the attraction and retention of top talent in a dynamic and challenging business environment
•	Foster long-term shareholder value creation and pay for performance alignment by creating meaningful equity incentives linked to rigorous financial objectives
•	Mitigate compensation-related risk to the organization
•	Conduct an annual say-on-pay advisory vote and regularly engage with shareholders on executive compensation

Effective Program Design

•	Competitive total rewards package benchmarked against reasonably comparable peers
•	Vast majority of pay based on performance, primarily in the form of stock-based compensation
•	Promotion of retention through multi-year vesting of stock awards
•	Rigorous stock ownership guidelines
•	Robust clawback policy
•	No hedging or pledging transactions in Starbucks stock
•	No single-trigger change-in-control equity acceleration provisions
•	No change-in-control severance or tax gross-ups
•	No significant perquisites

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 3

PROXY STATEMENT SUMMARY

BUSINESS OVERVIEW

With more than 29,000 stores around the globe, Starbucks is the premier roaster and retailer of specialty coffee in the world. Since 1971, we have been committed to ethically sourcing and roasting high-quality arabica coffee. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup.

Starbucks reported solid top line growth in fiscal 2018, as we fundamentally streamlined our business to focus on our most important strategic priorities.

Fiscal 2018 was a year of transition for our business and leadership team as we realigned our strategies to drive growth at scale. While we achieved record revenues, we fell short of our expectations for the year. To accelerate growth and create long-term shareholder value, we took several actions throughout the year to streamline our business to enhance focus on our core value drivers (encompassed by the three strategic priorities summarized below).

Retail Market Alignment

We transitioned markets better suited to local ownership to allied partners and executed the $1.4 billion purchase of the outstanding interest of our East China joint venture, solidifying China as a central focus of our strategic priorities.

Business Simplification

We enhanced our focus on our core retail business by divesting Tazo, closing Teavana specialty retail stores and transitioning our e-commerce business to channel partners.

Global Coffee Alliance

We combined our brand and coffee leadership with Nestlé’s leading global distribution network. Nestlé now markets our packaged coffee and tea brands in all of our at-home and away-from-home channels (including on Nestlé’s single-serve capsule systems). We received $7.15 billion in an upfront payment and — with a focus on long term shareholder value creation — retained a significant stake as licensor and supplier.

We are committed to amplifying our brand through the Global Coffee Alliance and a targeted set of growth initiatives in the U.S. and China:

ENHANCING THE IN-STORE STARBUCKS EXPERIENCE	DELIVERING BEVERAGE QUALITY AND INNOVATION	DRIVING DIGITAL RELATIONSHIPS

4 / 2019 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Leadership Transition

In fiscal 2018, Howard Schultz retired from his executive position and our board and was honored with the distinction of chairman emeritus. Mr. Johnson continues as ceo, reporting to a board led by Starbucks independent board chair, Myron E. (Mike) Ullman, III, with support from Mellody Hobson, board vice chair. This transition from founder-led to founder-inspired is a significant milestone both for executive leadership and for the functioning of our board. We have also solidified the executive leadership team reporting to our ceo with the appointment of new leaders in our top operations, finance and legal positions. During fiscal 2018 we completed many significant initiatives to realign our strategic focus, which allowed Starbucks to demonstrate an improved trajectory by year-end. We believe this is evidence of the successful transition of executive leadership, resulting from our board’s focus on succession planning.

Fiscal 2018 Achievements

INCREASED NET REVENUES 10% TO A RECORD $24.7B	GREW NON-GAAP EPS 17% TO $2.42*	RETURNED NEARLY $9B TO SHAREHOLDERS	GREW U.S. ACTIVE DIGITAL STARBUCKS REWARDS MEMBERS TO 15.3M UP 15% YEAR OVER YEAR	FORMED THE ALLIANCE WITH NESTLÉ ahead OF SCHEDULE

*

Annex A includes a reconciliation of Non-GAAP EPS to diluted net earnings per share (“EPS”), the most directly comparable measure reported under accounting principles generally accepted in the United States (“GAAP”).

Opened 1,985 net new stores globally, representing approximately 7% growth in our worldwide base of retail stores

In addition to opening 585 net new stores and entering 17 new cities in China, unified mainland China as a Company-operated market which has positioned us for long-term expansion

Transitioned markets in Brazil and Taiwan to license partners; and most recently, announced plans to fully license France, Netherlands, Belgium and Luxembourg in fiscal 2019

Our record fourth quarter performance reflected meaningful sequential improvement in virtually every critical operating metric, and we entered fiscal 2019 executing against a clear growth agenda,

with a focus on our long-term growth markets of the U.S. and China.

Long-Term Performance

Streamline initiatives released $8 billion of capital for redeployment, which supports our fiscal 2018 commitment to return $25 billion to shareholders through fiscal 2020. Our record of delivering total shareholder return (“TSR”) and returning capital to shareholders reflects our commitment to long-term shareholder value creation.

Cumulative TSR as of 9/30/18	Starbucks has returned a total of $15.5 billion in capital to shareholders in the last three years.

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 5

PROXY STATEMENT SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

2018

Board Independence

Independent Director Nominees

8 of 10

Mandatory Retirement Age

75

Independent Board Chair
Myron E. Ullman, III

Independent Vice Chair
Mellody Hobson

Independent Board Committees
All

Board Meetings and Committee Meetings in Fiscal 2018

Full Board Meetings

9

Independent Director-Only Sessions

6

Audit and Compliance:
9

Compensation and Management Development:
7

Nominating and Corporate Governance:
4

Director Elections

Frequency of Board Elections

Annual

Voting Standard for Uncontested Elections

Majority

Proxy Access for Director Nominations

Ownership Threshold:
3%

Holding Period:
3 years

Nominees:
Greater of 2 or 20% of board

Group Formation:
Up to 20 shareholders

Evaluating and Improving Board Performance

Board and Committee Evaluations

Annually

Board Orientation
Yes

Aligning Director and Shareholder Interests

Director Equity Grants

Yes

Director Stock Ownership Guidelines
Yes

6 / 2019 PROXY STATEMENT

GLOBAL SOCIAL IMPACT HIGHLIGHTS

What is the Role and Responsibility of a For-Profit, Public Company?

We believe Starbucks can—and should—have a positive impact on the communities we serve: one person, one cup and one neighborhood at a time. As we have grown to more than 29,000 stores in more than 78 international markets, so too has our ability to lead and create global social impact. It is our vision that together we will elevate our partners, customers, suppliers and neighbors to create positive change. Doing good is so much a part of who we are as people, a company and a brand that our mission and values are ingrained in our business strategy.

Be Globally Responsible

Helping people thrive supports the long-term sustainability and availability of the premium products we provide. Whether it’s arabica coffee, tea, cocoa or manufactured goods, we’re committed to offering ethically sourced and responsibly produced sustainable high-quality products.

Here are a few examples of how we try to bring to life our goal of being globally responsible:

We continue to work towards making coffee the world’s first sustainable agricultural product to improve the lives of at least 1 million people in coffee communities around the world

•  Since 2015, 99% of our coffee has been ethically sourced

¡  we are committed to our goal of reaching 100% ethically sourced coffee, not just in our supply chain, but working with others to make coffee the world’s first sustainable agricultural product

•  Thanks to our partners and customers, more than 25 million disease-resistant trees have been donated to coffee farmers

¡  we aim to provide 100 million rust-resistant coffee trees to farmers by 2025

•  Our Global Agronomy Center at Hacienda Alsacia in Costa Rica and nine Farmer Support Centers in coffee growing regions across the globe provide open-sourced training to farmers around the world

•  We are investing $50 million in the Starbucks Global Farmer Fund to provide farmer loans to strengthen farms through coffee tree renovation and infrastructure

We are committed to minimizing our environmental footprint and inspiring others to do the same

•  We expect to build and operate 10,000 Greener Stores by 2025:

¡  Powered by renewable energy

¡  Deploying technologies that deliver 25-30% energy and water savings

¡  Operated by partners (employees) who are certified sustainability experts

•  We are working across our industry to develop an open-sourced solution to provide a more recyclable cup (through the Next Gen Cup Challenge)

•  We are committed to eliminating the use of plastic straws from our products, globally, by 2020

Create Opportunities

Starbucks has and continues to look to create opportunities for our partners and customers in the communities we serve. From the neighborhoods where our stores are located to those where our coffee is grown, we are committed to creating and investing in opportunities for people around the world.

•	Starbucks College Achievement Plan is helping partners complete their education through Arizona State University online—we aim to have 25,000 partners graduate by 2025

•	Since 2013, we have hired more than 21,000 veterans and military spouses—we expect to hire 25,000 by 2025

•	We expect to employ 10,000 refugees globally by 2022

•	We have hired over 65,000 Opportunity Youth (young people who are not working or in school)—we strive to employ 100,000 by 2020

Strengthen Communities

Each Starbucks store is a part of a community, and we’re committed to strengthening neighborhoods wherever we do business.

We are committed to helping end hunger by DONATING 100% of food available for donation in our U.S. company-owned stores by 2020	By 2020, we aim to have 100% OF OUR STORES worldwide participating in community service annually

For more information, please visit www.starbucks.com/responsibility

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 7

Proxy Statement

We are making this proxy statement available to you on January 25, 2019 in connection with the solicitation of proxies by our board of directors for the Starbucks Corporation 2019 Annual Meeting of Shareholders. At Starbucks and in this proxy statement, we refer to our employees as “partners.” Also in this proxy statement, we sometimes refer to Starbucks as the “Company,” “we” or “us,” and to the 2019 Annual Meeting of Shareholders as the “Annual Meeting.” When we refer to the Company’s fiscal year, we mean the annual period ending on the Sunday closest to September 30 of the stated year. Information in this proxy statement for 2018 generally refers to our 2018 fiscal year, which was from October 2, 2017 through September 30, 2018 (“fiscal 2018”). Fiscal years 2018 and 2017 each included 52 weeks. Fiscal 2016 included 53 weeks with the additional week falling in our fourth fiscal quarter.

VOTING INFORMATION

Record Date. The record date for the Annual Meeting is January 10, 2019. On the record date, there were 1,243,416,517 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Voting Your Proxy. Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, the shares of Starbucks common stock represented by the proxy will be voted: (i) FOR the election of each of the ten director candidates nominated by the board of directors; (ii) FOR approval of the advisory resolution on our executive compensation; (iii) FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2019 (“fiscal 2019”); (iv) AGAINST the shareholder proposal regarding true diversity board reporting; (v) AGAINST the shareholder proposal regarding a report on sustainable packaging; and (vi) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Revoking Your Proxy. If you are a registered shareholder (meaning, a shareholder who holds shares issued in his or her name and therefore appears on the Company’s share register) and have executed a proxy, you may revoke or change your proxy at any time before it is exercised by: (i) executing and delivering a later-dated proxy card to our corporate secretary prior to the Annual Meeting; (ii) delivering written notice of revocation of the proxy to our corporate secretary prior to the Annual Meeting; or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number or go to the website, as may be applicable in the case of your earlier vote, and follow the directions for revoking or changing your vote. If your shares are held in the name of a broker, bank or other holder of record, you should follow the voting instructions you receive from the holder of record to revoke your proxy or change your vote.

Vote Required. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Starbucks common stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client on that matter but are deemed to be present at the Annual Meeting) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

We have majority voting procedures for the election of directors in uncontested elections. If a quorum is present, a nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee. The term of any incumbent director who does not receive a majority of votes cast in an election held under the majority voting standard terminates on the earliest to occur of: (i) 90 days from the date on which the voting results of the election are certified; (ii) the date the board of directors fills the position; or (iii) the date the director resigns. If a quorum is present, approval of the advisory resolution on executive compensation, ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm and approval of all shareholder proposals, and any other matters that properly come before the meeting, require that the votes cast in favor of such actions exceed the votes cast opposing such actions. The following will not be considered votes cast and will not count in determining the election of any director nominee or approval of the other proposals: (i) broker non-votes; (ii) a share whose ballot is marked as abstain; and (iii) a share otherwise present at the Annual Meeting but for which there is an abstention; and (iv) a share otherwise present at the Annual Meeting but which is not voted.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the Annual Meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted. Proxies and ballots will be received and tabulated by Broadridge Financial Services, our inspector of elections for the Annual Meeting.

Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible. Make sure to have your proxy card or voting instruction form (VIF) in hand:

8 / 2019 PROXY STATEMENT

Proposal 1 – Election of Directors

Our board of directors currently has ten members. The board of directors has nominated all ten directors for election at the 2019 Annual Meeting, to serve until the 2020 Annual Meeting of Shareholders and until their respective successors have been elected and qualified. All current directors were elected at the 2018 Annual Meeting.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the board of directors, unless the board chooses to reduce its own size. The board of directors has no reason to believe that any of the nominees will be unable or will decline to serve if elected. Proxies cannot be voted for more than ten persons.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of Starbucks.

We believe that our directors should satisfy several qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in board activities and other attributes discussed below in “Our Director Nominations Process.” We also endeavor to have a board that represents a range of qualities, skills and depth of experience in areas that are relevant to and contribute to the board’s oversight of the Company’s global activities. Following the biographical information for each director nominee, we describe the key experiences, qualifications, skills and attributes the director nominees bring to the board that, for reasons discussed in the chart below, are important considering Starbucks businesses and structure. The board considered these key experiences, qualifications, skills and attributes and the nominees’ other qualifications in determining to recommend that they be nominated for election.

EXPERIENCE/QUALIFICATIONS/SKILLS/ATTRIBUTES

Industry Experience	As the premier roaster, marketer and retailer of specialty coffee in the world, we seek directors who have knowledge of and experience in the consumer products, retail, food and beverage industries, which is useful in understanding our product development and retail and licensing operations.
Financial/Capital Allocation Experience	As a large public company, Starbucks is committed to strong financial discipline, effective allocation of capital, an appropriate capital structure, risk management, legal and regulatory compliance and accurate disclosure practices. We believe that directors who have senior financial leadership experience at large global organizations and/or financial institutions and directors who are experienced allocators of capital are instrumental to Starbucks success.
Gender, Ethnic or National Diversity	We value representation of gender, ethnic, geographic, cultural, or other perspectives that expand the board's understanding of the needs and viewpoints of our customers, partners, governments, and other stakeholders worldwide.
Brand Marketing Experience	We believe it is important for our directors to have brand marketing experience because of the importance of image and reputation in the specialty coffee business and our objective to maintain Starbucks standing as one of the most recognized and respected brands in the world.
International Operations & Distribution Experience	Starbucks has a strong global presence. As of the end of fiscal 2018, the Company had operations in 78 countries around the world and had approximately 100,000 partners (employees) employed outside the United States. Accordingly, international operations and distribution experience is important for our directors to have, especially as we continue to expand globally and develop new channels of distribution.
Domestic & International Sustainability & Public Policy Experience	We believe that it is important for our directors to have domestic and international experience in sustainability and public policy to help us address significant public policy issues, adapt to different business and regulatory environments and facilitate our work with governments all over the world.
Technology Experience	Our business has become increasing complex as we have expanded our offerings, expanded our global footprint and increased on-line customer ordering capabilities. This increased complexity requires a sophisticated level of technology resources and infrastructure as well as technological expertise. And, as a consumer retail company, it is important for our directors to have digital and social media experience which can provide insight and perspective with respect to our marketing, sales and customer service functions.
Human Capital Management Experience	At Starbucks, our people are one of our most valuable assets. We seek to live our values through the culture we develop with our partners and our customers. It is important that our directors have experience managing and developing values and culture in a large work force so that we can continue to live our mission to inspire and nurture the human spirit - one person, one cup and one neighborhood at a time.
Public Company Board Experience	Directors who have served on other public company boards can offer advise and perspective with respect to board dynamics and operations, relations between the board and Starbucks management and other matters, including corporate governance, executive compensation and oversight of strategic, operational compliance-related matters and relations with shareholders.
Senior Leadership Experience	We believe that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations. Starbucks scale and complexity requires aligning multiple areas of operations, including but not limited to marketing, merchandising, supply chain, human resources, real estate and technology. Senior leadership experience is necessary to ensure achievement of strategic priorities and objectives.

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 9

PROPOSAL 1 – ELECTION OF DIRECTORS

DIRECTOR SKILLS MATRIX

The table below summarizes the key experience, qualifications and attributes for each director nominee and highlights the balanced mix of experience, qualifications and attributes of the board as a whole. This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the board.

	INDUSTRY EXPERIENCE	FINANCIAL/ CAPITAL ALLOCATION EXPERIENCE	GENDER, ETHNIC OR NATIONAL DIVERSITY	BRAND MARKETING EXPERIENCE	INTERNATIONAL OPERATIONS & DISTRIBUTION EXPERIENCE	DOMESTIC AND INTERNATIONAL SUSTAINABILITY & PUBLIC POLICY EXPERIENCE	TECHNOLOGY EXPERIENCE	HUMAN CAPITAL MANAGEMENT EXPERIENCE	PUBLIC COMPANY BOARD EXPERIENCE	SENIOR LEADERSHIP EXPERIENCE
Rosalind G. Brewer
Mary N. Dillon
Mellody Hobson
Kevin R. Johnson
Jørgen Vig Knudstorp
Satya Nadella
Joshua Cooper Ramo
Clara Shih
Javier G. Teruel
Myron E. Ullman, III

The board of directors recommends that shareholders vote FOR the election of each of the nominees to the board of directors.

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PROPOSAL 1 – ELECTION OF DIRECTORS

NOMINEES

ROSALIND G. BREWER Age: 56 Director Since: 2017 Committees: None

ROSALIND G. BREWER, 56, has served as group president, Americas and chief operating officer since October 2017, and has been a director since March 2017. Ms. Brewer served as President and Chief Executive Officer of Sam’s Club, a membership-only retail warehouse club and a division of Walmart Inc., from February 2012 to February 2017. Previously, Ms. Brewer was Executive Vice President and President of Walmart’s East Business Unit from February 2011 to January 2012; Executive Vice President and President of Walmart South from February 2010 to February 2011; Senior Vice President and Division President of the Southeast Operating Division from March 2007 to January 2010; and Regional General Manager, Georgia Operations, from 2006 to February 2007. Prior to joining Walmart, Ms. Brewer was President of Global Nonwovens Division for Kimberly-Clark Corporation, a global health and hygiene products company, from 2004 to 2006 and held various management positions at Kimberly-Clark Corporation from 1984 to 2006. She serves as the Chair of the Board of Trustees for Spelman College and formerly served on the Board of Directors for Lockheed Martin Corporation and Molson Coors Brewing Company.

Director Qualifications:

In addition to her deep understanding of the Company’s day-to-day business and operations as head of the Americas business and her role as chief operating officer, Ms. Brewer brings to the board of directors extensive insight on large scale operations and supply chain logistics based on her senior leadership positions as President and Chief Executive Officer of Sam’s Club and as Executive Vice President for Walmart, as well as extensive experience in consumer products marketing and distribution. Ms. Brewer also brings to the board her vast experience in product development, product management, leadership, digital technology and innovation, international operations and distribution, the identification and nurturing of talent and the development of culture and values within organizations. She also has experience in capital allocation, productivity and optimizing margins in ways that promote sustainable growth.

MARY N. DILLON Age: 57 Director Since: 2016 Committees: CMDC (Chair), NCGC

MARY N. DILLON, 57, has been a Starbucks director since January 2016. Since July 2013, Ms. Dillon has served as Chief Executive Officer and a member of the Board of Directors of Ulta Beauty, Inc., a beauty products retailer. Prior to joining Ulta Beauty, she served as President and Chief Executive Officer and a member of the Board of Directors of United States Cellular Corporation, a provider of wireless telecommunications services, beginning in June 2010. Prior to joining U.S. Cellular, Ms. Dillon served as Global Chief Marketing Officer and

Executive Vice President of McDonald’s Corporation from 2005 to 2010, where she led the company’s worldwide marketing efforts and global brand strategy. Prior to joining McDonald’s, Ms. Dillon held several positions of increasing responsibility at PepsiCo Corporation, including as President of the Quaker Foods division from 2004 to 2005 and as Vice President of Marketing for Gatorade and Quaker Foods from 2002 to 2004. Ms. Dillon currently serves on the Board of Directors of KKR & Co. Inc. and previously served on the Board of Directors of Target Corporation.

Director Qualifications:

As CEO of a large publicly traded company and with her executive leadership experience, Ms. Dillon provides the board with top-level leadership perspective in organizational management and operations as well as capital allocation. With over thirty years of experience with large consumer-driven businesses, Ms. Dillon brings to the board her unique insights into the management of complex organizations and the development and motivating of employees in today’s evolving retail environment. She also possesses valuable knowledge and expertise in brand marketing and strategy.

MELLODY HOBSON Age: 49 Director Since: 2005 Committees: ACC (Chair)

MELLODY HOBSON, 49, has served as vice chair of the board since June 26, 2018 and has been a Starbucks director since February 2005. Ms. Hobson has served as the President of Ariel Investments, LLC, an investment management firm, since 2000. She is also the President and a Director of Ariel Investments’ governing member, Ariel Capital Management Holdings Inc. In addition, she serves as the President and Chairman of the Board of Trustees of the Ariel Investment Trust, a registered investment company advised by Ariel Investments. She previously served as Senior Vice President and Director of Marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as Vice President of Marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson works with a variety of civic and professional institutions, including serving as a Governance Board Member of the Chicago Public Education Fund and as Chairman of After School Matters, which provides Chicago teens with high quality out-of-school time programs. Ms. Hobson also serves on the Board of Directors JPMorgan Chase & Co. Additionally, she is on the Board of Governors of the Investment Company Institute. Ms. Hobson formerly served on the Board of Directors of Groupon, Inc., DreamWorks Animation SKG, Inc., and The Estée Lauder Companies Inc.

Director Qualifications:

As the president and a director of a large investment company, Ms. Hobson brings significant leadership, operational, investment and financial expertise to the board of directors. She brings a strong investor perspective to the boardroom and infuses discussions with insights from a shareholder, capital markets and capital allocation lens. Ms. Hobson’s experience as an on-air CBS news contributor and analyst on finance and the economy provides insight into media and communications and public relations considerations. Ms. Hobson also

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PROPOSAL 1 – ELECTION OF DIRECTORS

brings to the board of directors valuable knowledge of corporate governance and similar issues from her service on other publicly traded companies’ boards of directors as well as her service on the Investment Company Institute’s Board of Governors’ Executive Committee and her prior service on the Securities and Exchange Commission (“SEC”) Investment Advisory Committee. In addition, Ms. Hobson has brand marketing experience through her past service on the Board of Directors of The Estée Lauder Companies Inc. and the DreamWorks Animation SKG Board prior to its acquisition by Comcast Corporation.

KEVIN R. JOHNSON Age: 58 Director Since: 2009 Committees: None

KEVIN R. JOHNSON, 58, has served as president and chief executive officer since April 2017 and has been a Starbucks director since March 2009. Mr. Johnson served as president and chief operating officer from March 2015 to April 2017. Mr. Johnson served as Chief Executive Officer of Juniper Networks, Inc., a leading provider of high-performance networking products and services, from September 2008 to December 2013. He also served on the Board of Directors of Juniper Networks from September 2008 through February 2014. Prior to joining Juniper Networks, Mr. Johnson served as President, Platforms and Services Division for Microsoft Corporation, a worldwide provider of software, services and solutions. Mr. Johnson was a member of Microsoft’s Senior Leadership Team and held several senior executive positions over the course of his 16 years at Microsoft. Prior to joining Microsoft in 1992, Mr. Johnson worked in International Business Machine Corp.’s systems integration and consulting business.

Director Qualifications:

Through his experience as a board member, former chief operating officer and current president and chief executive officer of the Company, Mr. Johnson provides the board of directors with a unique perspective of Starbucks business, operations and strategic direction and vision and the importance of identifying and developing talent and aligning employees to the Company’s mission and values. Mr. Johnson’s extensive experience in the technology industry provides the board of directors with unique insights into platforms for global integration of information systems as well as the use of technology in our brand marketing and media and communications efforts. Through his various senior leadership positions, including his experience as Chief Executive Officer of Juniper Networks and extensive senior executive experience with a large, multinational company, Mr. Johnson also has experience with the challenges inherent in managing a complex organization, leading global businesses focused on both consumer and business needs and utilizing technology to drive business strategy, productivity and innovation.

JØRGEN VIG KNUDSTORP Age: 50 Director Since: 2017 Committees: ACC, NCGC (Chair)

JØRGEN VIG KNUDSTORP, 50, has been a director since March 2017. Since January 2017, Mr. Knudstorp has served as Executive Chairman of LEGO Brand Group, owner of the LEGO brand and controlling company of the LEGO Group, a leading manufacturer of construction toys. From October 2004 to December 2016, he served as President and Chief Executive Officer of the LEGO Group. He previously held various leadership positions at the LEGO Group from 2001 to 2004, including Senior Vice President, Corporate Affairs from 2003 to 2004; Vice President, Strategic Development in 2003; Senior Director, Global Strategic Development & Alliance Management from 2002 to 2003; and Director, Strategic Development from 2001 to 2002. Prior to joining the LEGO Group, Mr. Knudstorp served as a Management Consultant at McKinsey & Company from 1998 to 2001.

Director Qualifications:

Mr. Knudstorp’s top executive leadership experiences at one of the world’s most renowned toy manufacturers, as well as a highly recognizable brand, brings to the board of directors a record of innovation and senior leadership. His extensive global leadership experience provides the board with his unique insights and knowledge of brand and digital marketing, strategy, consumer products, development and nurturing of human capital and organizational culture and values, finance, capital allocation, international operations and distribution and formation and management of strategic alliances.

SATYA NADELLA Age: 51 Director Since: 2017 Committees: CMDC

SATYA NADELLA, 51, has been a director since March 2017. Mr. Nadella has served as Chief Executive Officer and a member of the Board of Directors of Microsoft Corporation, a worldwide provider of software, since February 2014. He has held various leadership positions at Microsoft since joining Microsoft in 1992, including Executive Vice President, Cloud and Enterprise from July 2013 to February 2014; President, Server and Tools from 2011 to 2013; Senior Vice President, Online Services Division from 2009 to 2011; and Senior Vice President, Search, Portal, and Advertising from 2008 to 2009. Mr. Nadella’s roles also included Vice President of the Microsoft Business Division. Prior to joining Microsoft, Mr. Nadella was a member of the technology staff at Sun Microsystems, Inc. Mr. Nadella currently serves on the Board of Trustees of Fred Hutchinson Cancer Research Center. Mr. Nadella was formerly on the Board of Directors Riverbed Technology, Inc.

Director Qualifications:

Mr. Nadella brings to the board of directors global business leadership experience and extensive experience in the technology industry and an understanding of how technology will be used and experienced around the world, in addition to deep expertise in allocating capital

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PROPOSAL 1 – ELECTION OF DIRECTORS

and optimizing productivity. He also provides the board with invaluable insight as Starbucks continues its focus on innovative ways to use technology to elevate its brand and grow its business. His experience in leading a multi-national, complex enterprise, aligning and motivating employees, developing human capital and talent, fostering a robust culture and his strategic and operational expertise have facilitated important contributions to boardroom discussions and oversight. Mr. Nadella also brings insight and knowledge in international operations and distribution gained from his service as CEO and other senior leadership positions at one of the world’s largest public technology companies.

JOSHUA COOPER RAMO
Age: 50 Director Since: 2011 Committees: ACC, NCGC

JOSHUA COOPER RAMO, 50, has been a Starbucks director since May 2011. Since July 2015, Mr. Ramo has served as Co-Chief Executive Officer and Vice Chairman of Kissinger Associates, Inc. an advisory firm where he has served as Vice Chairman since 2011 and been employed since 2005. He was previously the Managing Partner for the Office of JL Thornton & Co., LLC, a corporate advisory specialist and an advisor to Goldman Sachs, from 2003 to 2005. Mr. Ramo spent his early career as a journalist, most recently with Time Magazine, from 1995 to 2003 serving as Senior Editor and Foreign Editor. He is a leading China scholar and has written several papers on China’s development that have been distributed in China and abroad. In 2008, Mr. Ramo served as China Analyst for NBC during the Summer Olympics in Beijing. He is the author of two New York Times best-selling books, “The Age of the Unthinkable” (2009) and “The Seventh Sense” (2016). Mr. Ramo has been a term member of the Council on Foreign Relations, Asia 21 Leaders Program, World Economic Forum’s Young Global Leaders and Global Leaders for Tomorrow, and co-founder of the U.S.-China Young Leaders Forum. He also serves on the Board of Directors of FedEx Corporation.

Director Qualifications:

Mr. Ramo’s broad international experience provides the board of directors with his unique insights related to Starbucks strategy, operations and business as a global company. Mr. Ramo brings to the board significant strategic partnership, commercial transaction, business negotiation and advisory experience from his Kissinger Associates’ Co-CEO and Vice Chairmanship, as well as domestic and international public policy experience. Mr. Ramo has extensive knowledge in several important areas, including innovative problem-solving related to global risks and opportunities, particularly regarding China, and navigating cross-cultural and cross-border opportunities.

CLARA SHIH Age: 37 Director Since: 2011 Committees: CMDC, NCGC

CLARA SHIH, 37, has been a Starbucks director since December 2011. Ms. Shih is Chief Executive Officer and a Board member of Hearsay Systems, Inc., an enterprise software company serving Fortune 500 firms that she co-founded in August 2009. From June 2006 to June 2009, she served as Product Management Director, AppExchange of salesforce.com, inc., an enterprise software company. From 2004 to 2006, she served as Associate, Strategy and Business Operations for Google, Inc. Previously, Ms. Shih was a software engineer at Microsoft Corporation. Ms. Shih, the creator of the first business application on Facebook, is the author of “The Facebook Era” (2009) and “The Social Business Imperative” (2016). She has been named one of Businessweek’s Top Young Entrepreneurs, one of Fortune’s Most Powerful Women Entrepreneurs, and one of CNN Money’s “40 under 40: Ones to Watch.” She was also named a “Young Global Leader” by the World Economic Forum.

Director Qualifications:

Ms. Shih brings to the board social media, digital, and mobile expertise, brand marketing, innovation and entrepreneurial experience from her founder and CEO position with Hearsay, as well as her prior experience at other technology companies. She provides unique insights to Starbucks related to technology innovation and growth of the business, including on social networking sites across marketing, sales, customer service, recruiting and R&D functions. She also provides valuable generational perspectives and insights into evolving consumer and generational trends.

JAVIER G. TERUEL Age: 68 Director Since: 2005 Committees: ACC, CMDC

JAVIER G. TERUEL, 68, has been a Starbucks director since September 2005. Mr. Teruel served as Vice Chairman of Colgate-Palmolive Company, a consumer products company, from July 2004 to April 2007, when he retired. Prior to being appointed Vice Chairman, Mr. Teruel served as Colgate-Palmolive’s Executive Vice President responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition. After joining Colgate in Mexico in 1971, Mr. Teruel served as Vice President of Body Care in Global Business Development in New York and President and General Manager of Colgate-Mexico. He also served as President of Colgate-Europe, and as Chief Growth Officer responsible for the company’s growth functions. Mr. Teruel currently serves as a Partner of Spectron Desarrollo, SC, an impact investment and consulting firm, as Chairman of Alta Growth Capital, a private equity firm and is a majority owner of Mexican investment firm, Desarrolo Empressarial Sebara, SA de CV. He previously served on the Board of Directors of The Pepsi Bottling Group, Inc. and Corporación Geo S.A.B. de C.V. He currently serves on the Board of Directors of J.C. Penney Company, Inc. and Nielsen Holdings plc.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Director Qualifications:

Mr. Teruel brings to the board extensive brand marketing experience and international distribution and operations experience from his various executive roles at a large, multinational consumer products company, including considerable product development, merchandising and marketing skills and perspectives. His international background provides unique insights relevant to Starbucks strategy, operations and business as a global company. He also provides important investment-oriented perspectives and insights into achieving growth in key business areas. Through his senior leadership and public company board experience, Mr. Teruel also possesses extensive knowledge in several important areas, including leadership, finance, risk assessment, and international, cross-border and cross-cultural dynamics faced by global companies.

MYRON E. ULLMAN, III Age: 72 Director Since: 2003 Committees: NCGC

MYRON E. ULLMAN, III, 72, has served as chair of the board since June 26, 2018 and has been a Starbucks director since January 2003. Mr. Ullman served as Executive Chairman of J.C. Penney Company, Inc., a chain of retail department stores, from August 2015 to August 2016, when he retired. From April 2013 to August 2015, Mr. Ullman served as Chief Executive Officer and a member of the Board of Directors of J.C. Penney Company, Inc. Mr. Ullman had previously served as Executive Chairman of J.C. Penney Company, Inc., from November 2011 to January 2012, and as the Chairman of the Board

of Directors and Chief Executive Officer from December 2004 to November 2011. Mr. Ullman served as Directeur General, Group Managing Director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer, from July 1999 to January 2002. From January 1995 to June 1999, he served as Chairman and Chief Executive Officer of DFS Group Limited, a retailer of luxury branded merchandise. From 1992 to 1995, Mr. Ullman served as Chairman and Chief Executive Officer of R.H. Macy & Co., Inc. Mr. Ullman previously served on the Board of Directors for Ralph Lauren Corporation, Saks, Inc., Pzena Investment Management, Inc. and as the Chairman of the Federal Reserve Bank of Dallas. He currently serves on the Board of Directors of Taubman Centers, Inc.

Director Qualifications:

Through Mr. Ullman’s senior leadership and public company board experience with U.S. and international retailers, he brings to the board of directors extensive knowledge in important areas, including leadership of global businesses, strategy and execution, finance, capital allocation, executive compensation, risk assessment and compliance. He also has a great appreciation for the importance of developing, nurturing and sustaining human capital to achieve strong business performance, promote a robust corporate culture and cultivate the commitment of employees and business partners. He also brings to the board brand marketing experience and international distribution and operations experience from his roles at major U.S. and international retailers, as well as insights and perspectives from positions he has held in the real estate industry and the public sector. Mr. Ullman’s experiences as chairman and chief executive officer of various entities during his career provide the board of directors and management with insight into navigating the challenges and opportunities inherent in managing a complex organization and consumer and retail-facing brands.

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Corporate Governance

SHAREHOLDER ENGAGEMENT

We have a long-standing history of actively engaging with our shareholders.

We believe that strong corporate governance should include year-round engagement with our shareholders. We have a long-standing, robust shareholder outreach program led by a cross-functional team including partners from our Investor Relations, Global Rewards, Law & Corporate Affairs and Global Social Impact departments. Through this outreach, we solicit feedback on our executive compensation program, corporate governance, disclosure practices and environmental and social impact programs and goals. We share feedback we receive with our board of directors and the Compensation Committee as demonstrated below.

As part of our regular outreach, during 2018 we reached out to our top shareholders and had conversations with corporate governance contacts of shareholders representing approximately 30% of our total shares outstanding. Additionally, our senior management team, including our ceo and chief financial officer (“cfo”), regularly engage in meaningful dialogue with our shareholders through our quarterly earnings calls and other channels of communication.

In recent years, shareholder feedback has influenced our implementation of proxy access and the specific terms adopted, disclosure regarding partner diversity, as well as certain of our compensation design and philosophy changes, including most recently lengthening the performance period for PRSUs from two years to three years and including relative TSR in the PRSU design (as discussed in the Compensation Discussion and Analysis section of this proxy statement). In prior years, shareholder feedback influenced our replacing EPS with adjusted net revenue as a performance measure for annual incentive bonuses and lengthening the performance period for PRSUs from one year to two years.

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CORPORATE GOVERNANCE

BOARD LEADERSHIP

The board of directors is responsible for overseeing the exercise of corporate power and ensuring that Starbucks business and affairs are managed to meet the Company’s stated goals and objectives and that the long-term interests of the shareholders are served.

In connection with the retirement of Howard Schultz from the Company, the board modified the leadership structure of the board. The board appointed Myron E. Ullman, III, as chair of the board and Mellody Hobson as vice chair of the board effective upon Mr. Schultz’s retirement on June 26, 2018 and expiring at the 2020 Annual Meeting of Shareholders. Both Mr. Ullman and Ms. Hobson are independent, non-employee board members. At the time of his appointment, Mr. Ullman was serving as the lead independent director of the board, a role he had held since March 2016 and which expired when he became the independent chair of the board. Pursuant to our Corporate Governance Principles and Practices for the Board of Directors (“Corporate Governance Principles and Practices”) a lead independent director will only be appointed if the chair of the board is not an independent director.

Under this new leadership structure, the Corporate Governance Principles and Practices provide for the Nominating and Corporate Governance Committee (“Nominating/Governance Committee”) to recommend to the board on a biennial basis a director for election by the board as the chair of the board. The Nominating/Governance Committee may also recommend one or more vice chairs of the board for election by the board. The board believes that it should maintain flexibility to select Starbucks chair of the board and board leadership structures from time to time. It believes that the two-year term for the chair and vice chair provides continuity for the board.

As part of these changes to the leadership and dynamics of our board, the board appointed two of our newer board members, Jørgen Vig Knudstorp and Mary N. Dillon, as chairs of our Nominating/Governance Committee and our Compensation Committee, respectively, to fill the chair vacancies created in these committees by Mr. Weatherup’s retirement from the board and Mr. Ullman’s election as chair of the board, respectively. Ms. Hobson continues her service as chair the Audit and Compliance Committee (“Audit Committee”).

Our ceo is the principal executive officer of the Company and has general charge and supervision of the business and strategic direction of the Company. Our independent chair of the board facilitates the board’s oversight of management and the Company’s long-range strategy and business initiatives and serves as a liaison between management and independent directors.

The duties of the chair of the board include the following:

•	Preside over and manage the meetings of the board of directors
•	Approve the scheduling of meetings of the board of directors, lead the preparation of the agenda for each meeting and approve the agenda and materials for each meeting
•	Serve as liaison between management and independent directors
•	Represent the board of directors at annual meetings of shareholders and be available, when appropriate, for consultations with shareholders
•	Act as an advisor to the ceo on strategic aspects of the business
•	Such other duties as prescribed by the board

The duties of the vice chair of the board include the following:

•	Preside over and manage the meetings of the board in the absence of the chair of the board
•	Work closely with and under the direction of the chair to assist the chair in carrying out his or her duties, including, but not limited to, the duties of the chair listed above
•	Provide such other assistance as the chair of the board may request
•	Such other duties as prescribed by the board of directors

Our board believes that its leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the independent members of our board and supports the independence of our non-management directors.

RISK OVERSIGHT

The board of directors has overall responsibility for risk oversight, including, as part of regular board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for that company. The involvement of the board of directors in reviewing Starbucks business strategy as more fully discussed below, is an integral aspect of the board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

While the full board has overall responsibility for risk oversight, the board has delegated oversight responsibility related to certain risks to the Audit Committee and the Compensation Committee. The Audit Committee is responsible for reviewing and discussing with management the Company’s major and emerging risk exposures, including financial, operational, technology, privacy, data and physical security, disaster recovery and business continuity, ethics and compliance and food safety, legal and regulatory risks; the steps the Company has taken to monitor and control such exposures; and the Company’s risk assessment and risk management policies. The Audit Committee receives regular reports from management including from our chief ethics and compliance officer, vice president and controller and vice president of Internal Audit on risks facing the Company at its regularly scheduled meetings and other reports as requested by the Audit Committee from time to time. The chair of the Audit Committee regularly reports to the board on the substance of such reviews and discussions.

The Compensation Committee is responsible for reviewing and overseeing the management of any potential material risks related to Starbucks compensation policies and practices. The Compensation Committee reviews a summary and assessment of such risks annually and in connection with discussions of various compensation elements and benefits throughout the year.

Further, in 2016, the Company management established the Risk Management Committee which is co-managed by Starbucks cfo and general counsel. The Risk Management Committee is focused on risks facing the Company, including strategic, market, internal control and operational risks, and provides information and input to management and to the board.

BOARD OVERSIGHT OF STRATEGY

The board is deeply engaged and involved in overseeing the Company’s long-range strategy, including evaluating key market opportunities, consumer trends and competitive developments. This also includes aspects of our sustainability initiatives and social impact agenda that relate to our strategy. The board’s oversight of risk, as further discussed above, is another integral component of the board’s oversight and engagement on strategic matters as well. Strategy-related matters are discussed as matters of course at regular board meetings and, as relevant, committee meetings, and we also dedicate at least one board meeting every year to an even more intensive review and discussion of the Company’s strategic plans. Matters of strategy also inform committee-level discussions of many issues, including business risk. Engagement of the board on these issues and other matters of strategic importance continues in between meetings, including through updates to the board on significant items and discussions by the president and ceo with the independent chair and vice-chair of the board on a periodic basis. Each director is expected to and does bring to bear their own talents, insights and experiences on these strategy discussions. Additionally, in order to increase each

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CORPORATE GOVERNANCE

director’s engagement with and understanding of our strategy, each director participates in an extensive orientation program when first joining the board, including meeting with key members of our senior leadership team and other key leaders of the Company to gain a deeper understanding of Starbucks businesses and operations, attendance at cultural immersion programs, and visits to our stores to engage with store partners and customers first hand. Our directors also have the opportunity through our annual meeting business overviews and periodic investor day presentations and discussions to understand and assess how we are communicating our strategy to our investors and other important constituencies.

BOARD AND COMMITTEE EVALUATIONS

Our board is committed to continual corporate governance improvement, and annually the board and each committee conducts a self-evaluation to review and assess the overall effectiveness of the board and each committee, including with respect to strategic oversight, board structure and operation, interaction with and evaluation of management, governance policies, and committee structure and composition. Committee self-assessments of their performance are shared with the full board. The Nominating/Governance Committee also reviews the Corporate Governance Principles and Practices each year in light of changing conditions and shareholders’ interest and recommends appropriate changes to the board for consideration and approval. Matters with respect to the nomination of directors and board composition, information needs and topics addressed at board and committee sessions are also considered part of our self-assessment process. As appropriate, these assessments result in updates or changes to our practices as well as commitments to continue existing practices that our directors believe contribute positively to the effective functioning of our board and its committees.

The board’s role in risk oversight has not resulted in any additional changes to the board’s leadership structure, and the board believes that its leadership structure, coupled with the structure and work of the various committees referenced above, is appropriate and effective in facilitating board-level risk oversight.

AFFIRMATIVE DETERMINATIONS REGARDING DIRECTOR INDEPENDENCE AND OTHER MATTERS

Our board of directors has determined that each of the following directors and director nominees is an “independent director” as such term is defined under NASDAQ rules:

• Mary N. Dillon	• Joshua Cooper Ramo
• Mellody Hobson	• Clara Shih
• Jørgen Vig Knudstorp	• Javier G. Teruel
• Satya Nadella	• Myron E. Ullman, III

In determining that Mr. Nadella is independent, the board considered payments in the ordinary course of business in fiscal 2018 between Starbucks and the public company in which he serves as an executive officer and as a director, which were for amounts representing less than 2% of the annual revenues of the company receiving the payments and did not constitute a related party transaction under SEC rules. The board determined that these transactions would not interfere with Mr. Nadella’s exercise of independent judgment in carrying out his responsibilities as a director. The board also determined that Senator William W. Bradley, Secretary Robert M. Gates and Mr. Craig Weatherup each qualified as an “independent director” under NASDAQ rules during their terms of service as directors for part of fiscal 2018.

BOARD COMMITTEES AND RELATED MATTERS

During fiscal 2018, our board of directors had three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. The board of directors, upon recommendation of the Nominating/Governance Committee, makes committee and committee chair assignments annually at its meeting immediately preceding the annual meeting of shareholders, although changes to committee assignments are made from time to time as deemed appropriate by the board. The committees operate pursuant to written charters, which are available on our website at www.starbucks.com/about-us/company-information/corporate-governance.

The current composition of each board committee and the number of meetings held by each during fiscal 2018 are set forth below.

Director	Audit and Compliance Committee (ACC)	Compensation and Management Development Committee (CMDC)	Nominating and Corporate Governance Committee (NCGC)	Board of Directors
Rosalind G. Brewer
Mary N. Dillon		C
Mellody Hobson	C			VC
Kevin R. Johnson
Jørgen Vig Knudstorp			C
Satya Nadella
Joshua Cooper Ramo
Clara Shih
Javier G. Teruel
Myron E. Ullman, III				CB
Fiscal 2018 Meetings	9	7	4	9

C	Committee Chair	CB	Chair of Board	VC	Vice Chair of Board	Member

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CORPORATE GOVERNANCE

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS, ANNUAL MEETING

During fiscal 2018, each director attended at least 75% of all meetings of the board and board committees on which he or she served (held during the period that such director served). Our Corporate Governance Principles and Practices require each board member to attend our annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. 10 of the 12 directors who then served on the board attended our 2018 Annual Meeting of Shareholders.

AUDIT AND COMPLIANCE COMMITTEE

Committee Members* • Mellody Hobson ◆ (Chair) • Robert M. Gates • Jørgen Vig Knudstorp • Joshua Cooper Ramo • Javier G. Teruel ◆ • Craig E. Weatherup◆ Number of meetings in fiscal 2018: 9

The Audit Committee annually reviews and reassesses the adequacy of its charter and recommends any proposed changes to the charter to the board for approval. As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•  oversee our accounting and financial reporting processes, including the review of the Company’s quarterly and annual financial results;

•  appoint the Company’s independent registered public accounting firm and oversee the relationship, including monitoring the auditor’s independence and reviewing the scope of the auditor’s work, including pre-approval of audit and non-audit services;

•  review the annual audit and quarterly review processes with management and the independent registered public accounting firm;

•  review management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and the independent registered public accounting firm’s related attestation;

•  oversee the Company’s internal audit function, including review of internal audit staffing and review of the internal audit plan;

•  discuss any material weakness or significant deficiency and any steps taken to resolve the issue;

•  review any significant findings and recommendations from internal audit;

•  review and approve or ratify all transactions with related persons and potential conflicts of interests that are required to be disclosed in the proxy statement; and

•  review periodically and discuss with management the Company’s major and emerging risk exposures, including financial, operational, privacy, data security, food safety and legal and regulatory risks, the steps the Company has taken to monitor and control such exposures, and the Company’s risk assessment and risk management policies; and regularly report to the board the substance of such reviews and discussions.

◆Audit Committee Financial Expert	*Each of Ms. Hobson and Messrs. Gates, Knudstorp, Ramo, Teruel and Weatherup served on the Audit Committee during fiscal 2018. Secretary Gates ceased membership on the Committee upon his retirement from the board in March 2018, and Mr. Weatherup ceased membership on the Committee upon his retirement from the board in June 2018. Currently, each of Ms. Hobson, and Messrs. Knudstorp, Ramo and Teruel: (i) meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined by NASDAQ rules; and (ii) meets NASDAQ’s financial knowledge and sophistication requirements. Each of Ms. Hobson and Mr. Teruel have been determined by the board of directors to be an “audit committee financial expert” under SEC rules. The “Audit and Compliance Committee Report” describes in more detail the Audit Committee’s responsibilities with regard to our financial statements and its interactions with our independent auditor, Deloitte & Touche LLP.

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CORPORATE GOVERNANCE

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Committee Members* • Mary N. Dillon (Chair) • Satya Nadella • Clara Shih • Javier G. Teruel • Myron E. Ullman, III Number of meetings in fiscal 2018: 7

The Compensation Committee annually reviews and reassesses the adequacy of its charter and recommends any proposed changes to the charter to the board for approval. As more fully described in its charter, the primary responsibilities of the Compensation Committee are to:

•  conduct an annual review of and recommend to the independent directors of the board for their review and approval the compensation package for the ceo;

•  conduct an annual review and approve the compensation package for the Company’s executive officers and senior officers (as defined in its charter);

•  annually review and approve objective performance measures and performance targets for all executive officers and senior officers participating in the annual incentive bonus plan and long-term incentive plans, and certify achievement of performance measures after the measurement period;

•  approve, modify and administer partner-based equity plans, the Executive Management Bonus Plan and deferred compensation plans;

•  after consulting with the independent directors, together with the chair of the Nominating/Governance Committee, the chair of the Compensation Committee annually reviews the performance of our ceo and meets with him to share the findings of the review;

•  annually review and approve our management development and succession planning practices and strategies, including the review and oversight of risks and exposures associated with the succession planning practices and strategies;

•  annually review and approve the Company’s peer group companies and review market data;

•  provide recommendations to the board of directors on compensation-related proposals to be considered at the Company’s annual meeting, including say-on-pay and any related shareholder feedback;

•  determine management stock ownership guidelines and periodically review ownership levels for compliance; and

•  annually review a report regarding potential material risks, if any, created by the Company’s compensation policies and practices and inform the board of any necessary actions.

The charter allows the Compensation Committee to form and delegate any or all of its responsibilities to a subcommittee or subcommittees of the Compensation Committee, as may be necessary or appropriate, and within certain limits.

*Messrs. Nadella, Teruel, Ullman, and Mses. Dillon and Shih served on the Compensation Committee during fiscal 2018. Mr. Ullman ceased membership on the Compensation Committee upon selection as independent board chair in June 2018. At least annually, the Compensation Committee reviews and approves our executive compensation strategy and principles to confirm that they are aligned with our business strategy and objectives, shareholder interests, desired behaviors and corporate culture.

Compensation Committee Interlocks and Insider Participation

Messrs. Nadella, Teruel, Ullman and Mses. Dillon, and Shih served on the Compensation Committee during fiscal 2018. As stated above, Mr. Ullman ceased membership on the Compensation Committee upon selection as independent board chair. During fiscal 2018, none of our executive officers served on the Compensation Committee (or its equivalent) or on the board of directors of another entity where one of our Compensation Committee members was an executive officer.

SUCCESSION PLANNING

Senior Management Succession Planning

In light of the critical importance of executive leadership to Starbucks success, we have an annual succession planning process. This process is enterprise wide for managers up to and including our ceo.

Our board of directors’ involvement in our annual succession planning process is outlined in our Corporate Governance Principles and Practices. The Corporate Governance Principles and Practices provide that each year, the chair of the Compensation Committee, together with the chair of the board and our ceo, will review succession plans with the board, and provide the board with a recommendation as to succession in the event of certain senior officers’ termination of employment with Starbucks for any reason (including death or disability).

Our Compensation Committee, pursuant to its charter, annually reviews and discusses with the panel of independent directors of the board the performance of certain senior officers of the Company and the succession plans for each such officer’s position including recommendations and evaluations of potential successors to fill these positions. The Compensation Committee also conducts an annual review of, and provides approval for, our management development and succession planning practices and strategies.

ceo Succession Planning

Our ceo provides an annual review to the board of directors assessing the members of the executive leadership team and their potential to succeed him. This review, which is developed in consultation with our chief partner officer, and the chair of our Compensation Committee, includes a discussion about development plans for the Company’s executive officers and senior officers to help prepare them for future succession and contingency plans in the event of our ceo’s termination of employment with Starbucks for any reason (including death or disability) as well as our ceo’s recommendation as to his successor. The full board has the primary responsibility to develop succession plans for the ceo position.

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CORPORATE GOVERNANCE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Committee Members*

•  Jørgen Vig Knudstorp (Chair)

•  William W. Bradley

•  Mary N. Dillon

•  Robert M. Gates

•  Joshua Cooper Ramo

•  Clara Shih

•  Myron E. Ullman, III

•  Craig E. Weatherup

Number of meetings in
fiscal 2018: 4

The Nominating/Governance Committee annually reviews and reassesses the adequacy of its charter and recommends any proposed changes to the charter to the board for approval. As more fully described in its charter, the primary responsibilities of the Nominating/Governance Committee are to:

•  recommend to the board on a biennial basis a director for election by the board as chair of the board and, if one or more vice chairs are to be elected by the board, recommend to the board directors to serve as vice chairs;

•  make recommendations to the board about our corporate governance processes;

•  assist in identifying and screening board candidates;

•  administer the Director Nominations Policy;

•  consider shareholder nominations to the board;

•  make recommendations to the board regarding membership and chairs of the board’s committees;

•  oversee the annual evaluation of the effectiveness of the board and each of its committees;

•  biennially recommend the board’s lead independent director, if the chair of the board is not an independent director;

•  annually review the type and amount of board compensation for independent directors;

•  annually review the Company’s corporate political contributions and expenditures to confirm alignment with Company policies and values; and

•  annually review and assess the effectiveness of the Company’s environmental and social responsibility policies, goals and programs through the annual Global Social Impact Performance Report, and makes recommendations as deemed appropriate based on such review and assessment.

The Nominating/Governance Committee also annually assists the board of directors with its affirmative independence and expertise determinations. After consulting with the independent directors of the board, the chair of the Nominating/Governance Committee and the chair of the Compensation Committee annually review the performance of the ceo and meets with him to share the findings of the review.

*Messrs. Bradley, Gates, Knudstorp, Ramo, Ullman and Weatherup and Mses. Dillon and Shih served on the Nominating/Governance Committee during fiscal 2018. Senator Bradley and Secretary Gates ceased membership on the Nominating/Governance Committee upon their retirement from the board in March 2018. Mr. Weatherup ceased membership on the Nominating/Governance Committee upon his retirement from the board in June 2018.

OUR DIRECTOR NOMINATIONS PROCESS

Our Policy on Director Nominations is available at www.starbucks.com/about-us/company-information/corporate-governance. The purpose of the nominations policy is to describe the process by which candidates are identified and assessed for possible inclusion in our recommended slate of director nominees (the “candidates”). The nominations policy is administered by the Nominating/Governance Committee.

Minimum Criteria for Board Members

Each candidate must possess at least the following specific minimum qualifications:

•	each candidate shall be prepared to represent the best interests of all shareholders and not just one particular constituency or any entity with which the candidate may be affiliated;
•	each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field;
•	no candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (as defined under federal securities laws) of a candidate shall have any material personal, financial or professional interest in any present or potential competitor of Starbucks;
•	each candidate shall be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating/Governance Committee’s sole judgment, interfere with or limit his or her ability to do so;
•	each candidate shall intend to serve as a director at least until the next annual meeting of shareholders or until a successor has been qualified and preferably would intend to make a long-term commitment to serve on the board if re-nominated from time to time;
•	each candidate shall acknowledge and comply with the Company’s confidentiality, corporate governance and other policies and guidelines applicable to directors;
•	each candidate shall be willing to make, and financially capable of making, the required investment in our stock in the amount and within the time frame specified in the director stock ownership guidelines described in this proxy statement;
•	each candidate shall not have made any commitments or assurance to any person as to how the candidate would vote or act on any issue or question that has not been disclosed to the Company (with the understanding that the existence of any such commitment or assurance to a third party is likely to be deemed disqualifying by the Nominating/Governance Committee) nor any such commitments or assurances that could limit or interfere with the candidate’s ability to comply with his or her fiduciary duties; and
•	each candidate will not be a party to any compensation or incentive arrangements with any person or entity other than the Company with respect to service or action as a director that has not been disclosed to the Company (with the understanding that the existence of any such arrangement is likely to be deemed disqualifying by the Nominating/Governance Committee in light of the conflicts that may result).

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CORPORATE GOVERNANCE

Desirable Qualities and Skills

In addition, the Nominating/Governance Committee also considers it desirable that candidates possess the following qualities or skills:

•	each candidate should contribute to the board of directors’ overall diversity - diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics;
•	each candidate should contribute positively to the existing chemistry and collaborative culture among board members; and
•	each candidate should possess professional and personal experiences and expertise relevant to our goal of being one of the world’s leading consumer brands. At this stage of our development, relevant experiences might include, among other qualifications or experience as the Nominating/Governance Committee shall deem appropriate, sitting CEO of a large global company, large-company CEO experience, international CEO experience, senior-level international experience, senior-level consumer products, food, food service and beverage industry experience, multi-unit small box retail or restaurant experience, technology expertise, and relevant senior-level expertise in one or more of the following areas: finance, accounting, branding, sales and marketing, organizational development, international or large-scale operations, logistics and distribution, information technology, social media, public relations, sustainability and public policy. Public company board experience is also valued.

The Nominating/Governance Committee is responsible for reviewing the appropriate skills and characteristics required of directors in the context of prevailing business conditions and existing competencies on the board, and for making recommendations regarding the size and composition of the board, with the objective of having a board that brings to Starbucks a variety of perspectives and skills derived from high quality business and professional experience. The Nominating/Governance Committee’s review of the skills and experience it seeks in the board as a whole, and in individual directors, in connection with its review of the board’s composition, enables it to assess the effectiveness of its goal of achieving a board with a diversity of experiences. The Nominating/Governance Committee considers these criteria when evaluating director nominees in accordance with the procedures set forth below.

Internal Process for Identifying Candidates

The Nominating/Governance Committee has two primary methods for identifying candidates (other than those proposed by shareholders, as discussed below). First, on a periodic basis, the Nominating/Governance Committee solicits ideas for possible candidates from a number of sources: members of the board; senior-level Starbucks executives; advisors to the Company (including the board); individuals personally known to the members of the board; and research, including database and Internet searches.

Second, the Nominating/Governance Committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). In August 2018, the Nominating/Governance Committee retained a search firm to assist in the identification of possible candidates to serve on our board who meet the minimum and desired qualifications being sought in candidates, to interview and screen such candidates (including conducting reference checks) and assist in scheduling candidate interviews with board members.

The nominations policy divides the process for candidates proposed by shareholders into the general nomination right of all shareholders and proposals by “qualified shareholders” (as described below).

General Nomination Right of All Shareholders

Any registered shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the advance notice, information and consent provisions contained in our bylaws. See “Proposals of Shareholders” below for more information.

The procedures described in the following two paragraphs are meant to establish an additional means by which certain shareholders can contribute to our process for identifying and evaluating candidates and is not meant to replace or limit shareholders’ general nomination rights in any way.

Director Recommendations by Qualified Shareholders

In addition to those candidates identified through its own internal processes, in accordance with the nominations policy, the Nominating/Governance Committee will evaluate a candidate proposed by any single shareholder or group of shareholders that has beneficially owned more than 5% of our common stock for at least one year (and will hold the required number of shares through the annual meeting of shareholders) and that satisfies the notice, information and consent provisions in the nominations policy (a “qualified shareholder”). Any candidate proposed by a qualified shareholder must be independent of the qualified shareholder in all respects as determined by the Nominating/Governance Committee or by applicable law. Any candidate submitted by a qualified shareholder must also meet the definition of an “independent director” under NASDAQ rules.

In order to be considered by the Nominating/Governance Committee for an upcoming annual meeting of shareholders, notice from a qualified shareholder regarding a potential candidate must be received by the Nominating/Governance Committee not less than 120 calendar days before the anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting.

Evaluation of Candidates

The Nominating/Governance Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by qualified shareholders, based on the same criteria.

Future Revisions to the Nominations Policy

The nominations policy is intended to provide a set of flexible guidelines for the effective functioning of our director nominations process. The Nominating/Governance Committee reviews the nominations policy at least annually and makes modifications from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating/Governance Committee may amend the nominations policy at any time, in which case the most current version will be available on our website.

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CORPORATE GOVERNANCE

Proxy Access

In addition, our bylaws permit a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the board, subject to the requirements specified in our bylaws.

CORPORATE GOVERNANCE MATERIALS AVAILABLE ON THE STARBUCKS WEBSITE

Our Corporate Governance Principles and Practices are intended to provide a set of flexible guidelines for the effective functioning of the board of directors and are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements, evolving best practices and other considerations. They are posted on the Corporate Governance section of our website at www.starbucks.com/about-us/company-information/corporate-governance.

In addition to our Corporate Governance Principles and Practices, other information relating to corporate governance at Starbucks is available on the Corporate Governance section of our website, including:

•	Restated Articles of Incorporation
•	Amended and Restated Bylaws
•	Audit and Compliance Committee Charter
•	Compensation and Management Development Committee Charter
•	Nominating and Corporate Governance Committee Charter
•	Policy on Director Nominations
•	Standards of Business Conduct (applicable to directors, officers and partners)
•	Code of Ethics for CEO, COO, CFO and Finance Leaders
•	Procedure for Communicating Complaints and Concerns
•	Audit and Compliance Committee Policy for Pre-Approval of Independent Auditor Services

You may obtain copies of these materials, free of charge, by sending a written request to: executive vice president, general counsel and secretary, Starbucks Corporation, 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134. Please specify which documents you would like to receive.

CONTACTING THE BOARD OF DIRECTORS

The Procedure for Communicating Complaints and Concerns describes the manner in which interested persons can send communications to our board of directors, the committees of the board and to individual directors and describes our process for determining which communications will be relayed to board members. Interested persons may telephone their feedback by calling the Starbucks Audit line at 1-800-300-3205 or sending written communications to the board, committees of the board and individual directors by mailing those communications to our third-party service provider for receiving these communications at:

Starbucks Corporation

P.O. Box 34507

Seattle, Washington 98124

Shareholders may address their communication to an individual director, to the board of directors, or to one of our board committees.

22 / 2019 PROXY STATEMENT

Compensation of Directors

FISCAL 2018 COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

Under its charter, the Nominating/Governance Committee annually reviews and recommends the type and amount of board compensation for non-employee directors.

For fiscal 2018, the annual compensation program for non-employee directors provided total annual compensation for non-employee directors of $260,000 per year comprised of one or more of the following (as selected by the director for such year): (i) cash (up to 50%); (ii) stock options; and (iii) time-based restricted stock units (“RSUs”). For fiscal 2018, the program remained unchanged from fiscal 2017 in both amount and design, where the choice between cash and RSUs or stock options was intended to provide individual financial and tax planning flexibility. Non-employee directors continuing to serve on the board received their annual cash and equity compensation in November, at the same time as regular annual equity grants were made to executive officers and other partners. New non-employee directors who first joined the board other than at an annual meeting were entitled to payment of a portion of the annual compensation pro-rated based on the number of days remaining in the fiscal year from the date the director joined the board. A new non-employee director may have selected to receive such compensation in the form of stock options, time-based RSUs or a combination thereof. There were no new directors in fiscal 2018.

Stock options have an exercise price equal to the closing market price of our common stock on the grant date and have a 10-year term from the date of grant. Stock Options and RSUs granted to non-employee directors in fiscal 2018 vested one year after the date of grant. Stock options and RSUs generally ceased vesting as of the date a director no longer served on the board of directors. However, unvested stock options and unvested RSUs vested in full upon a non-employee director’s death, disability or retirement (retirement defined as ceasing to be a director (i) pursuant to not being elected at a meeting of the Company’s shareholders at which he or she was a nominee, (ii) by voluntary resignation with the approval of the board’s chair, after attaining age 55 and at least six years of continuous board service, or (iii) due to mandatory retirement immediately before the Company’s annual meeting of shareholders during the calendar year in which he or she attains age 75) or upon a change in control of Starbucks. Directors generally have 36 months to exercise their stock options after ceasing to be a board member.

For fiscal 2018 compensation, in considering and ultimately recommending the compensation for our non-employee directors, the Nominating/Governance Committee reviewed competitive market data for the same peer group used to benchmark executive compensation and used this data in determining the fiscal 2018 level of compensation.

In June 2018, upon the recommendation of the Nominating/Governance Committee, the board amended the non-employee director compensation program. Beginning immediately after the 2019 annual meeting of shareholders, total annual compensation for non-employee directors will increase to $270,000, paid at the election of the director as follows: (i) $130,000 either entirely in cash (in one lump sum) or entirely in fully-vested RSUs and (ii) $140,000 either entirely in fully-vested stock options or entirely in fully-vested RSUs. The non-executive chair of the board, the non-executive vice chair of the board and chairs of the Audit, Compensation and Nominating/Governance committees are entitled to additional annual compensation of $185,000, $100,000 and $20,000, respectively, payable entirely in cash or entirely in fully vested RSUs, at the election of the director. However, a chair of a committee will not be entitled to the $20,000 committee chair compensation if he or she also serves as the chair or vice chair of the board. Time-based vesting on directors’ equity was eliminated, as the purpose of such awards is not to retain our directors.

To simplify ongoing administration, the timing of regular annual non-employee director compensation also was changed from November to the date of the annual meeting of shareholders beginning in 2019. New non-employee directors appointed to the board at other than an annual meeting will be entitled to payment of a portion of the annual non-employee director compensation prorated based on the number of days left until the anniversary of the prior year’s annual meeting, subject to the same elective choices to receive such compensation in cash, fully-vested stock options and/or fully-vested RSUs in the same proportion as the annual compensation described above. The grant date for the initial awards for such new non-employee directors will be the day they are appointed or elected to the board, if such date is open for trading under Starbucks blackout policy, or the next open trading day under Starbucks blackout policy. Directors will continue to generally have 36 months to exercise their stock options after ceasing to be a board member.

Stock options will continue to have an exercise price equal to the closing market price of our stock on the grant date and a ten-year term. With respect to RSUs, elective deferral will continue to be available for “in-service” or “separation” as described below. With respect to stock options, whereas the number of stock options granted was previously based on a widely-used approximation of the relative value of stock options when compared to cash and RSUs, under the new program the number of options awarded to non-employee directors who elect to receive a portion of their compensation in options will be based on the grant date fair value of the stock options as determined for our financial reporting purposes at the time of grant. Non-employee directors are expected to satisfy stock ownership guidelines of $650,000 as discussed below under the caption “Director Stock Ownership Guidelines.”

In considering and ultimately recommending the changes to the compensation program for our non-employee directors, the Nominating/Governance Committee considered peer data, analysis and recommendations provided by F.W. Cook, an independent compensation consulting firm, under F.W. Cook’s engagement with the Compensation Committee discussed in the “Our Executive Compensation Process” section of the proxy statement. The peers considered were the same peer group used to benchmark executive compensation. The goal of the changes was to move to current best practice among our peers, to recruit and retain the most qualified individuals to serve as non-employee directors, and to compensate them for their service and objectivity, while mitigating potential compensation-related risks.

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COMPENSATION OF DIRECTORS

Mr. Johnson and Ms. Brewer do not participate in the compensation program for non-employee directors, but rather are compensated as executive officers. Mr. Schultz was also compensated as an executive officer for the portion of the year he was executive chairman prior to his retirement. Mr. Schultz ceased being a board member and an officer of the Company upon his retirement and does not receive any compensation as chair emeritus. Information on compensation paid to Mr. Schultz, Mr. Johnson and Ms.  Brewer in fiscal 2018 is described in the Compensation Discussion and Analysis section of the proxy statement.

FISCAL 2018 NON-EMPLOYEE DIRECTOR COMPENSATION

The following table shows fiscal 2018 compensation for non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Total ($)
William W. Bradley(5)	—	254,520	—	254,520
Mary N. Dillon	—	254,520	—	254,520
Robert M. Gates(5)	—	254,520	—	254,520
Mellody Hobson	—	254,520	—	254,520
Jørgen Vig Knudstorp	—	—	149,122	149,122
Satya Nadella	—	127,232	74,545	201,777
Joshua Cooper Ramo	130,000	127,232	—	257,232
Clara Shih	130,000	—	74,545	204,545
Javier G. Teruel	—	—	149,122	149,122
Myron E. Ullman, III	—	—	149,122	149,122
Craig E. Weatherup(6)	—	—	149,122	149,122

(1)

The amounts shown in this column represent the grant date fair values of the RSU awards granted to each of the non-employee directors on November 15, 2017. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s fiscal 2018 Annual Report on Form 10-K (Note 12: Employee Stock and Benefit Plans).

(2)

As of September 30, 2018, the aggregate number of shares of Starbucks common stock underlying outstanding unvested RSU awards for each non-employee director were: Sen. Bradley—0; Ms. Dillon—4,585; Sec. Gates—0; Ms. Hobson—4,585; Mr. Knudstorp—0; Mr. Nadella—2,292; Mr. Ramo—2,292; Ms. Shih—0; Mr. Teruel—0; Mr. Ullman—0; and Mr. Weatherup—0.

(3)

The amounts shown in this column represent the grant date fair values of the stock option awards granted to each of the non-employee directors on November 15, 2017. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s fiscal 2018 Annual Report on Form 10-K (Note 12: Employee Stock and Benefit Plans).

(4)

As of September 30, 2018, the aggregate number of shares of Starbucks common stock underlying outstanding option awards for each non-employee director were: Sen. Bradley—6,426; Ms. Dillon—3,480; Sec. Gates—0; Ms. Hobson—106,616; Mr. Knudstorp—20,661; Mr. Nadella—6,876; Mr. Ramo—0; Ms. Shih—19,998; Mr. Teruel—165,623; Mr. Ullman—245,345; and Mr. Weatherup—138,729.

(5)	Mr. Bradley and Mr. Gates retired from the board effective March 21, 2018, pursuant to the board mandatory retirement age requirements.
(6)	Mr. Weatherup retired from the board effective June 1, 2018.

Deferred Compensation Plan

Under the Deferred Compensation Plan for Non-Employee Directors, a non-employee director may irrevocably elect to defer receipt of shares of common stock the director would have received upon vesting of RSUs until (1) the earlier of three years from the vesting of the RSU and separation from the board or (2) separation from the board. The purpose of the plan is to enhance the Company’s ability to attract and retain non-employee directors by providing individual financial and tax planning flexibility.

Director Stock Ownership Guidelines

In June 2018, the board of directors increased the minimum Company stock ownership guidelines for non-employee directors from $480,000 to five (5) times the maximum portion of annual compensation that can be paid in cash, not including cash payable as additional retainer for serving as chair or vice chair of the board or for serving as a committee chair. The guidelines serve to align the interests of our non-employee directors to those of our shareholders. Under this formula, the current holding requirement is $650,000 (5 x $130,000) of Company stock. Current directors will have five years to meet this new requirement and new directors will have five years from when they first join the board.

Deferred stock units resulting from deferrals under the deferred compensation plan for directors described above count toward meeting the guidelines. Each director is expected to continue to meet the ownership requirement for as long as he or she serves as a non-employee director of the board. Except for Mr. Nadella, who joined the board in March 2017 and has additional time to meet the requirement, all current non-employee directors have met these guidelines as of the date of this proxy statement.

24 / 2019 PROXY STATEMENT

Proposal 2 – Advisory Resolution to Approve Our Executive Compensation

We are asking shareholders to approve an advisory resolution (commonly referred to as a “Say-on-Pay” resolution) on the Company’s executive compensation as reported in this proxy statement.

We encourage shareholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

The board has adopted a policy providing for an annual Say-on-Pay advisory vote. In accordance with this policy and Section 14A of the

Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Starbucks Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s Annual Meeting of Shareholders.

This advisory Say-on-Pay resolution is non-binding on the board of directors. Although non-binding, the board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the board modifies its policy on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at the 2020 Annual Meeting of Shareholders.

The board of directors recommends a vote FOR the approval of the advisory vote on executive compensation.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow. “NEOs” refers to the “Named Executive Officers,” who are the following six executive officers named in the compensation tables of this proxy statement. “Compensation Committee” or “Committee” refers to the Compensation and Management Development Committee of the board of directors. We refer to all of our employees as “partners,” due to the significant role that they all play in the success of the Company.

Named Executive Officers (NEOs)

•	Kevin R. Johnson, president and chief executive officer

•	Scott Maw, executive vice president and chief financial officer (retired November 30, 2018)

•	Rosalind G. Brewer, group president, Americas and chief operating officer

•	Clifford Burrows, group president Siren Retail

•	John Culver, group president International, Channel Development and Global Coffee & Tea

•	Howard Schultz, executive chairman (retired June 26, 2018)

EXECUTIVE SUMMARY

Fiscal 2018 was a year of transition for our business and our leadership team as we realigned our strategies to drive growth at scale. While we achieved record revenues, overall financial performance for fiscal 2018, following years of outstanding growth, fell below our rigorous internal goals. As a result, consistent with our pay for performance philosophy and compensation program design, realizable pay of our NEOs for fiscal 2018 was well below target levels. Responding to the dynamic environment, as well as feedback from our shareholders, the Committee actively engaged in the review and adaptation of our incentive compensation program following the close of fiscal 2018 to fit the program to the current needs of the Company. In this executive summary we review business performance and its alignment with fiscal 2018 executive compensation and summarize the actions that the Committee took following fiscal 2018 to drive our growth-at-scale agenda.

Fiscal 2018 Financial Highlights

The Company delivered solid results in fiscal 2018, increasing consolidated net revenue by 10% and Non-GAAP* EPS by 17% to $2.42 per share. During the year, Starbucks made significant investments to support the growth of our business, adding 1,985 net new stores to end fiscal 2018 with more than 29,000 stores globally. We also returned nearly $9 billion to shareholders in fiscal 2018 through a combination of dividends and share repurchases.

Starbucks reported solid top line growth in fiscal 2018, as we fundamentally streamlined our business to focus on our most important strategic priorities.

+10%	+17%*	$8.9 billion
Revenues	Non-GAAP EPS	Capital Returned to Shareholders

*	Annex A includes a reconciliation of Non-GAAP EPS to diluted net earnings per share, the most directly comparable GAAP measure.

Total Shareholder Return

Starbucks cumulative TSR for the ten years ending September 30, 2018 was an impressive 770%, despite more modest returns towards the end of that period as we fell off the pace of our long-term growth targets. As discussed below, solidifying our growth-at-scale agenda was a major theme of fiscal 2018. Though we are in the early stages of implementation, we are beginning to see traction with strong relative TSR performance since the end of the fiscal year, as shown in the following graph.

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EXECUTIVE COMPENSATION

TSR* Comparison Graph

*	$100 invested on 9/29/13, including reinvestment of dividends, through 12/31/18. Calculated on the same basis as the performance comparison graph in our 2018 Annual Report on Form 10-K.

Executive Compensation Objectives and Program Design

Our success is based on having the right leaders to guide Starbucks and successfully execute our strategy, so it is critical to attract and retain the highest level of executive talent. Further, our executive compensation program is structured to closely align with our business purpose and commitment to shareholder value creation: focusing on long-term sustainable growth and increasing shareholder returns while staying true to our core principles. We believe our compensation structure and its realizable pay results for executives demonstrates our strong commitment to linking compensation to Company performance and strategy.

The vast majority of compensation value we deliver to our executives is in the form of compensation that is variable and “at-risk” based on performance. The at-risk elements of our fiscal 2018 program include our cash annual incentive bonus and the stock options and performance-based restricted stock units (“PRSUs”) that were granted as long-term incentives. Our executive compensation program for fiscal 2018 remained consistent with our fiscal 2017 program, with only a minor change to the weighting of performance measures in our annual incentive bonus plan.

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EXECUTIVE COMPENSATION

Pay Delivery and Performance Alignment

Rigorous Goal-Setting

Starbucks is performance-driven, and the Committee believes there is a strong connection between our impressive track record of profitable growth over the last ten years, the rigorous targets we communicate externally and the corresponding goals that we set for ourselves under our incentive plans.

Annual Incentive Bonus Plan

Our ceo, Kevin Johnson, earned an annual award at 32% of target for fiscal 2018, reflecting below-target performance against challenging goals based on adjusted operating income and adjusted net revenue. For reference, his earned award was 22.5% of target for fiscal 2017, further illustrating Starbucks pattern of setting rigorous goals.

Long-Term Incentive Awards

For fiscal 2018, long-term incentives were awarded in the form of: (1) PRSUs, where the number of shares earned is dependent on the achievement of a two-year EPS goal, with potential for downward adjustment based on a return on invested capital (“ROIC”) metric and earned PRSUs subject to further time vesting and (2) stock options, where the realizable value is dependent on future share price appreciation. The Company did not meet the relevant goals for the PRSUs granted to our NEOs in fiscal 2017, and we do not expect to meet the relevant goals for PRSUs granted to our NEOs in fiscal 2018. Further, the stock options awarded to Mr. Johnson in fiscal 2017 and 2018 have exercise prices close to our closing stock price as of year-end fiscal 2018, providing low realizable value as of that time.

The charts below illustrate that our ceo’s realizable compensation is aligned with shareholder value creation and our performance against rigorous financial goals during our last two fiscal years. For each of the two years shown, the realizable value of Mr. Johnson’s compensation package as of September 30, 2018 is significantly less than the target value awarded due to (i) a common stock price that was only slightly above the exercise prices of stock options and (ii) EPS performance below PRSU payout thresholds. The values he may ultimately realize from his stock options will match or exceed targets only when Starbucks common stock price increases.

CEO Target vs Realizable Compensation

(1)

Target Value at Award Date reflects: (i) annual base salary rate, (ii) target annual incentive bonus opportunity and (iii) grant date value of long-term equity awards (40% stock options and 60% PRSUs).

(2)

Realizable Value at September 30, 2018 reflects: (i) paid base salary during the fiscal year, (ii) the actual annual incentive bonus earned for that year and (iii) the actual prevailing value of long-term equity at September 30, 2018. For stock options: reflects exercise prices of $56.10 (fiscal 2017) and $56.70 (fiscal 2018) relative to Starbucks closing common stock price at September 28, 2018 (the last trading day of fiscal 2018) of $56.84. PRSUs reflect 0% payout percentage based on failure to meet two-year EPS performance goal of 2017 PRSUs and the expectation that 2018 PRSUs will not be earned based on EPS performance tracking as of September 30, 2018.

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EXECUTIVE COMPENSATION

Executive Leadership Transitions

In June 2018, Howard Schultz retired from his executive position and the board and was awarded the distinction of chairman emeritus. At that time, Mr. Johnson continued as ceo, reporting to a board led by Starbucks independent board chair, Myron E. (Mike) Ullman, III, with support from Mellody Hobson, board vice chair. This transition from founder-led to founder-inspired is a significant milestone both for executive leadership and for the functioning of our board. Mr. Schultz’s retirement arrangements provided for retirement benefits in line with what Starbucks typically awards retiring senior executives. For detail, see the “Employment Agreements and Termination Arrangements” section below.

The past year also included several important changes to solidify the executive leadership team reporting to our ceo. Rosalind Brewer became our chief operating officer; Rachel Gonzalez was appointed general counsel and secretary; and Patrick Grismer was appointed chief financial officer. All bring exceptional qualifications to their important roles.

During fiscal 2018 we accomplished many significant initiatives to realign our strategic focus, which allowed Starbucks to demonstrate an improved trajectory by year-end. We believe this is evidence of the successful transition of executive leadership, resulting from the board’s focus on succession planning.

Growth-at-Scale Agenda

As discussed in more detail in the Business Overview section of the Proxy Statement Summary, to accelerate growth at scale and create long-term shareholder value, we took several actions throughout fiscal 2018 to streamline our business to enhance focus on our core value drivers.

Streamlining our Business

Retail market alignment, business simplification and the formation of the Global Coffee Alliance with Nestlé have allowed us to focus our energy, capital and resources on executing against three strategic priorities to elevate and build our brand and maximize growth at scale.

Strategic Priorities

Our three strategic priorities are: 1) accelerate growth in our targeted long-term growth markets, the U.S. and China; 2) expand the global reach of the Starbucks brand, leveraging the Global Coffee Alliance; and 3) increase returns to shareholders. We are consistent in these priorities and have clear operational initiatives related to each to drive actions and results.

Recent Outcomes

Streamlining initiatives released $8 billion of capital for redeployment, supporting our fiscal 2018 commitment to return $25 billion to shareholders through fiscal 2020, including an accelerated share repurchase utilizing the $5 billion of after-tax proceeds from the upfront Nestlé prepaid royalty payment. Business simplification is also creating value through a more focused and efficient operation, enabling our leaders to concentrate on a targeted set of growth initiatives in the U.S. and China: enhancing the in-store experience, delivering beverage quality and innovation and driving digital relationships. Our record fiscal 2018 fourth quarter performance reflected meaningful sequential improvement in virtually every critical operating metric, and we entered fiscal 2019 executing against a clear growth agenda, with a focus on our long-term growth markets, the U.S. and China. Moreover, we are beginning to see traction with strong relative TSR performance since the end of fiscal 2018, as shown in the TSR Comparison Graph.

True to our values.

Following leadership transition, we move forward with the renewed focus of the executive team led by ceo Kevin Johnson. Our mission and values, which are ingrained in our business strategy, are unchanged. Please see page 7 for an update on Starbucks global social impact agenda.

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EXECUTIVE COMPENSATION

Year-End Compensation Decisions

Following fiscal 2018, based on a review of our compensation program with the support of its independent consultant, the Committee approved modifications to position the Company for future success. The Committee determined that the modifications were necessary to provide more optimal performance risk and leverage to align incentive compensation opportunities with shareholder interests during the critical period ahead. Factors considered by the Committee included the low realizable value of previously granted long-term equity awards, feedback received from our shareholders through Starbucks governance outreach program and the need to differentiate individual performance through rewards decisions to reflect value added but not fully recognized by incentive plan performance metrics. In sum, the Committee’s year-end compensation decisions:

•	Adapt our compensation program to match our new growth-at-scale agenda
•	Foster long-term shareholder value creation and pay for performance alignment by creating meaningful equity incentives linked to rigorous financial objectives
•	Enable the retention of top talent in a dynamic and challenging business environment

Annual Incentive Bonus Plan

Fiscal 2018 Awards. The Committee adjusted annual incentive bonuses for two executives, Ms. Brewer and Mr. Culver, to a level above the result indicated by the quantitative formula under our plan. The adjustments were based on outstanding individual performances that (i) contributed to the Company’s strong financial performance at the end of fiscal 2018 and (ii) were not fully measured by the quantitative formula under the plan. For more detail, see discussion under the heading “Annual Incentive Bonus Plan” below. Our ceo and the Committee believe it was important to recognize the significant contributions of these executives in fiscal 2018; however, even after adjustment, each executive’s bonus for the year was well below target. As discussed immediately below, the Committee made the decision to revise the plan design for fiscal 2019 to ensure that individual performance is differentiated (consistent with the adjustments to the incentive bonuses determined for fiscal 2018) and that contributions that drive shareholder value are rewarded appropriately.

Fiscal 2019 Plan Design. For fiscal 2019, 30% of the target value of each executive officer’s annual cash incentive will be determined based on an assessment of individual performance against strategic, operational and leadership goals. Performance indicators for fiscal 2019 are linked to Starbucks strategic priorities and tailored to individual responsibilities. The objective portion of the plan based on Company financial performance, utilizing the same metrics as fiscal 2018, is weighted 70%.

Fiscal 2019 Long-Term Awards

PRSU Design. Our annual PRSU payouts in recent years have been determined based on performance against EPS and ROIC goals over two-year performance periods. In response to shareholder feedback and consistent with our focus on strategic performance that will drive longer-term TSR, beginning with the PRSUs granted in fiscal 2019, the Committee lengthened the performance period to three years and will use EPS and relative TSR to determine payouts. Annual EPS performance will be averaged over three years to determine baseline payouts, and three-year relative TSR performance versus the S&P 500 will modify the award. PRSUs were 60% of target long-term award value for fiscal 2019, consistent with fiscal 2018.

Restricted Stock Units. In view of the challenges related to transitioning leadership and executing strategic priorities, the Committee determined it was important to provide additional emphasis on building executive ownership and encouraging retention. Accordingly, the Committee determined that for fiscal 2019, the portion of long-term incentives previously awarded to executive officers in stock options (40% of target long-term award value) would be delivered instead in time-based restricted stock units (“RSUs”), just as for other partners throughout the organization, including under Starbucks unique broad-based “Bean Stock” program.

Award Opportunity. In addition to the annual award of PRSUs and RSUs, Mr. Johnson’s fiscal 2019 annual long-term opportunity was enhanced with an award of performance-vesting stock options. These options only become exercisable if Starbucks delivers absolute TSR (including stock price appreciation and dividends) of at least 25% during the three years following the grant date of the award. The Committee took this action with a view to restoring appropriate long-term performance risk and leverage for shareholder alignment and to demonstrate the board’s support for management’s strategic vision, acknowledging the accomplishment of numerous initiatives in fiscal 2018 to shape Starbucks future.

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EXECUTIVE COMPENSATION

Compensation Policy Highlights

The remainder of this Compensation Discussion and Analysis details our fiscal 2018 executive compensation program for NEOs.

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EXECUTIVE COMPENSATION

ELEMENTS OF FISCAL 2018 EXECUTIVE COMPENSATION

The following table provides information regarding the elements of our fiscal 2018 executive compensation program.

Element	Form	Objectives and Basis
Base Salary	Cash	Attract and retain highly qualified executives to drive our success
Annual Incentive Bonus	Cash

Drive Company performance

Target bonus amount set as a percentage of base salary

Actual payout based on financial performance against pre-established net revenue and operating income targets and Committee discretion

Long-Term Incentive	PRSUs and stock options

Drive Company performance; align interests of executives with those of shareholders; retain executives through long-term vesting; and provide potential wealth accumulation

Delivered 60% in PRSUs and 40% in stock options

PRSUs are earned based on two-year EPS performance against pre-established targets, subject to downward adjustment based on ROIC; vesting is 50% after two years and 50% after three years; options have ten-year terms and vest ratably over four years

Perquisites and Other Executive Benefits	Limited (See “Other Compensation”—“Perquisites and Other Executive Benefits”)	Provide for the safety and wellness of our executives and other purposes as discussed below
Deferred Compensation	401(k) plan and non-qualified Management Deferred Compensation Plan	Provide methods for general savings including for retirement
General Benefits	Health and welfare plans, stock purchase plan and other broad-based partner benefits	Offer competitive benefits package that generally includes benefits offered to all partners

OUR EXECUTIVE COMPENSATION PROCESS

Target total direct compensation for our NEOs is composed of base salary, target annual incentive bonus and target value of long-term equity incentives. Target total direct compensation is designed to be competitive with peer companies and market data, as explained below under “Peer Group Companies and Benchmarking.”

The Compensation Committee typically reviews target total direct compensation and approves the target value of annual incentive bonuses (as a percentage of base salary) annually at its September meeting. Base salaries, bonus payments (for performance in the prior fiscal year), performance goals for annual incentive bonuses and long-term equity grants are approved after the end of each fiscal year at the November meeting. This process allows the Compensation Committee to consider comprehensive information, including the performance of each NEO during the prior fiscal year, when making final compensation decisions.

Management’s Role in the Executive Compensation Process

Mr. Johnson, our ceo, along with key members of our human resources function (“Partner Resources”) and our Law & Corporate Affairs Department each help support the Compensation Committee’s executive compensation process and regularly attend portions of committee meetings. As part of the executive compensation process, Mr. Johnson provides his perspective to the Compensation Committee regarding the performance of his executive leadership team, which includes all of our executive officers and certain other senior officers of the Company. Members of the Partner Resources team present recommendations to the Compensation Committee on the full range of annual executive compensation decisions, including (i) annual and long-term incentive compensation plans; (ii) target competitive positioning of executive compensation; and (iii) target total direct compensation for each executive officer. These recommendations are developed in consultation with Mr. Johnson, except with regard to his compensation, and are supported by market data.

In accordance with NASDAQ rules, Messrs. Johnson and Schultz, were not present when their compensation for fiscal 2018 was being discussed or approved and did not vote on executive compensation matters, and neither they nor other members of management attended executive sessions of the Compensation Committee.

The Role Of Consultants in the Executive Compensation Process

For fiscal 2018, the Compensation Committee engaged F.W. Cook & Co., Inc. (“F.W. Cook”) as its outside independent compensation consultant. The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by the Compensation Committee’s chair. Without the Compensation Committee’s prior approval, F.W. Cook will not perform any services for Starbucks management, although the Compensation Committee has directed that F.W. Cook work in cooperation with management as required to gather and review information necessary to carry out its obligations. During fiscal 2018, F.W. Cook did not perform any services for Starbucks other than making recommendations with respect to executive compensation and non-employee director compensation under its engagement by the Compensation Committee. Its tasks also included reviewing, validating and providing input on information, programs and recommendations made by management.

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EXECUTIVE COMPENSATION

At-Risk Compensation

A core principle of our executive compensation program is that a large majority of compensation awarded to our NEOs, especially to our ceo, be variable, performance-based and “at-risk.” This type of compensation is primarily dependent on the financial success of our Company and the performance of Starbucks common stock. This means that our executives are rewarded when they produce value for our shareholders and our partners. Elements of our fiscal 2018 program that fall within this category include annual incentive bonuses, stock options and PRSUs.

Review of Tally Sheet Information

The Compensation Committee generally considers the following information for each executive when setting compensation: (i) the targeted value of base pay, annual incentive bonus, equity grants and other benefits; and (ii) the accumulated value of “in-the-money” outstanding equity grants broken out by (a) exercisable value for options and (b) unvested value for options, RSUs and PRSUs. This information helps the Compensation Committee understand the total compensation being delivered to executives and the long-term retentive elements in place for executives. This information is considered by the Compensation Committee, along with market data, performance and the other factors discussed above in setting executive compensation.

Internal Pay Equity

The Compensation Committee considers internal pay equity, among other factors, when making compensation decisions. However, the Compensation Committee does not use a fixed ratio or formula when comparing compensation among executive officers. The Compensation Committee believes that a failure to maintain an appropriate balance in the pay levels among members of our executive leadership team creates inappropriate business risks.

Peer Group Companies and Benchmarking

The Compensation Committee reviews compensation levels and design at peer companies as part of its decision-making process so it can set total compensation levels and practices that it believes are competitive and aligned with Starbucks scale and level of performance. The Compensation Committee generally sets target total direct compensation for our executives to be competitive with peer companies and other market data, and also takes into consideration scope of job responsibilities, individual performance of the executive and other factors. The Compensation Committee’s executive compensation determinations are based on its review of such factors and is informed by the experiences of the members of the Compensation Committee as well as input from, and peer group data provided by, the Compensation Committee’s independent compensation consultant, F.W. Cook.

The market data considered by the Committee as part of the annual pay-setting process reflects compensation levels and practices for executives holding comparable positions at peer group companies and also includes broader compensation survey data.

The Compensation Committee, with assistance from F.W. Cook, annually reviews the composition of our peer group. As part of such reviews, the Committee considers specific criteria and recommendations regarding companies to add or remove from the peer group. The industries from which we select our peer group companies consist of consumer staples, consumer discretionary and information technology-software and services. From those industries, the Committee selected a peer group that includes global companies with complex management needs and strong brand profiles. There were no changes to the peer group for fiscal 2018.

The Compensation Committee and independent directors considered the peer group in connection with their fiscal 2018 target total direct compensation decisions. The table below lists the companies that were considered for fiscal 2018.

Starbucks Fiscal 2018 Executive Compensation Peer Group Companies

Consumer Staples	Consumer Discretionary	IT-Software and Services
Coca-Cola Company	Estee Lauder Companies	PayPal Holdings, Inc.
Colgate-Palmolive Co.	Home Depot	Visa Inc.
General Mills, Inc.	L Brands, Inc.
Kellogg Company	McDonald’s Corp.
Kraft Heinz Company	Marriott International
PepsiCo. Inc.	NIKE, Inc.
Procter & Gamble Co.	Target Corp.
V.F. Corporation
Yum! Brands, Inc.

SAY-ON-PAY ADVISORY VOTE

Starbucks provides shareholders with an annual advisory vote to approve its executive compensation program under Section 14A of the Exchange Act. At our 2018 Annual Meeting of Shareholders, approximately 93% of the votes cast approved our advisory vote on executive compensation.

As discussed above, our executive compensation program was one of the topics discussed as part of our ongoing investor engagement process. During this process, we received overall positive feedback regarding the core structure and elements of our executive compensation program.

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EXECUTIVE COMPENSATION

The Compensation Committee evaluated our Say-on-Pay result and considered investor feedback in evaluating Starbucks executive compensation programs, as discussed in this Compensation Discussion and Analysis. The Committee also assessed the interaction of our compensation programs with our business objectives, input from F.W. Cook and peer data, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in the best interests of the Company. While each of these factors bore on the Compensation Committee’s decisions regarding NEO compensation, the Committee did not make any changes to our executive compensation program and policies as a result of our 2018 advisory vote on executive compensation. However, we did take certain actions following fiscal 2018 to address the specific needs of our business, as previously discussed.

FINANCIAL RESULTS UNDER INCENTIVE PLANS

The charts below compare fiscal 2016, 2017 and 2018 results (1) under financial performance metrics that are used in determining (i) annual incentive bonus payouts, and (ii) the number of PRSUs earned. Note that these financial measures may differ from the comparable GAAP and Non-GAAP measures reported above and in our financial statements, as the measures below are adjusted to exclude the impact of certain non-routine and other items, as described in the footnotes to the charts below in accordance with the terms of our annual incentive bonus plan and our 2005 Long-Term Equity Incentive Plan.

Dollar amounts below, except per share data, are in millions.

(1)

Our fiscal year ends on the Sunday closest to September 30. Fiscal years 2018 and 2017 each included 52 weeks. Fiscal year 2016 included 53 weeks with the additional week falling in our fourth fiscal quarter. The objective performance goals under our annual incentive bonus plan for fiscal 2016 were set on a comparable 52-week fiscal year. The impact of the 53rd week was excluded from our fiscal 2016 EPS results for purposes of our PRSUs.

(2)

The fiscal 2018 adjusted net revenue result excludes the impact of foreign currency fluctuations, ownership changes related to E. China, Singapore, Taiwan, Tazo and Brazil, the Nestlé transaction and other items. The fiscal 2017 adjusted net revenue result excludes the impact of foreign currency fluctuations and ownership changes in Singapore. The fiscal 2016 adjusted net revenue result excludes the impact of foreign currency fluctuations and the sale of our German market retail operations.

(3)

The fiscal 2018 adjusted operating income result excludes the impact of foreign currency fluctuations, restructuring, impairment and optimization costs, ownership changes related to E. China, Singapore, Taiwan, Tazo, Brazil and Japan, the net impact of U.S. tax reform and other items. The fiscal 2017 adjusted operating income result excludes the impact of foreign currency fluctuations, ownership changes in Japan and Singapore, Greater China transaction costs, restructuring and impairment charges associated with our restructuring efforts, a donation to The Starbucks Foundation and other items. The fiscal 2016 adjusted operating income result excludes the impact of foreign currency fluctuations, mark to market adjustments of our Management Deferred Compensation Plan liability, an accrual for a multi-year tax audit, the sale of our German market retail operations, the sale of our ownership interest in our Spanish joint venture and an accounting change and costs associated with the Starbucks Japan transaction and integration.

(4)

ROIC is calculated as adjusted net operating profit after taxes (adjusted for implied interest expense on operating leases), divided by average invested capital. Invested capital is calculated on a five-point average and includes shareholder’s equity, short- and long-term debt, all other long-term liabilities, and capitalized operating leases, less cash, cash equivalents and short- and long-term investments. The fiscal 2018 ROIC result excludes the impact of certain impairment charges associated with our restructuring efforts, acquisition and integration costs and One-time Partner Investments. The fiscal 2017 ROIC result excludes the impact of certain impairment charges associated with our restructuring efforts. The fiscal 2016 ROIC result excludes the impact of the sale of our German market retail operations and the reclassification of deferred income taxes on our balance sheet associated with the adoption of new accounting guidance.

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EXECUTIVE COMPENSATION

(5)

The fiscal 2018 adjusted earnings per share result excludes the impact of foreign currency fluctuations, restructuring, impairment and optimization costs, ownership changes related to E. China, Singapore, Taiwan, Tazo, Brazil and Japan, the net impact of U.S. federal tax reform and other items. The fiscal 2017 adjusted earnings per share result excludes the impact of foreign currency fluctuations, ownership changes in Japan, Germany and Singapore, Greater China transaction costs, restructuring and impairment charges associated with our restructuring efforts, a donation to The Starbucks Foundation, and unbudgeted share repurchases. The fiscal 2016 adjusted earnings per share result excludes the impact of foreign currency fluctuations, incremental benefits from additional manufacturing deductions, the Starbucks Japan transaction and integration, the sale of our German market retail operations, the 53rd week of fiscal 2016 and unbudgeted share repurchases.

BASE SALARY

The Compensation Committee generally reviews and approves base salaries annually at its November meeting with new salaries effective in late November or early December and also makes periodic adjustments in connection with promotion or changes in position. For fiscal 2018, the Committee reviewed and approved the base salaries shown below (and with respect to Messrs. Schultz and Johnson, the Committee recommended, and the independent directors approved).

	Base Salary (Annualized Rate)

Named Executive Officer	Fiscal 2018		Fiscal 2017		% Change

Kevin Johnson	$1,500,000		$1,300,000	(1)	15%

Scott Maw	$800,000		$800,000		0%

Rosalind Brewer	$1,000,000	(2)	—		N/A

Clifford Burrows	$825,000		$825,000		0%

John Culver	$825,000		$825,000		0%

Howard Schultz	$1		$1	(3)	0%

(1)

Mr. Johnson was named president and chief executive officer effective April 3, 2017. In connection with this change in role, Mr. Johnson’s annualized salary was increased to $1,300,000 from $1,000,000.

(2)	Ms. Brewer was named group president and chief operating officer effective October 2, 2017.
(3)

Mr. Schultz was named executive chairman and ceased serving as chief executive officer effective April 3, 2017. In connection with this change in role, Mr.  Schultz’s annualized salary was reduced to $1 from $1,500,000.

ANNUAL INCENTIVE BONUS PLAN

Starbucks annual incentive bonuses for NEOs are paid pursuant to our shareholder-approved Executive Management Bonus Plan. The target opportunities as a percentage of base salary for fiscal 2018 for our NEOs are shown below.

	Bonus Targets Percentage of Base Salary

Named Executive Officer	Fiscal 2018	Fiscal 2017	% Change

Kevin Johnson	200%	200%	0%

Scott Maw	100%	100%	0%

Rosalind Brewer	150%	N/A	N/A

Clifford Burrows	120%	120%	0%

John Culver	120%	120%	0%

Howard Schultz	$3,750,000	$3,750,000	0%

The total annual incentive bonus delivered to each NEO (other than Mr. Schultz) for fiscal 2018 was determined based on both the extent to which objective financial performance goals were achieved and discretionary factors considered by the Committee. The possible payouts for each NEO based on achievement of threshold, target and maximum performance levels are disclosed in the Fiscal 2018 Grants of Plan-Based Awards Table. Mr. Schultz’s award was determined in connection with his retirement in June 2018.

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EXECUTIVE COMPENSATION

The graphic below illustrates the weighting of the performance goals and the calculation of the objective component of the annual incentive bonuses.

Objective Performance Goals

For fiscal 2018, the objective component of the annual incentive bonuses was based on the achievement of performance goals for adjusted net revenue and adjusted operating income. We chose these measures because we believe they motivate our executives to drive Company growth and profitability. For fiscal 2018, weighting of operating income was increased to 60% (from 50% in fiscal 2017), and Net Revenue was reduced to 40% (from 50% in fiscal 2017), to increase the emphasis on prioritization of investments.

To reflect performance above or below targets, adjusted net revenue and adjusted operating income have sliding scales that provide for annual incentive bonus payouts greater than the target bonus if results are greater than target (up to a maximum 200% payout) or less than the target bonus if results are lower than the target (down to a threshold of 20% of target payout, below which the result would be 0%).

In November 2017, the Committee established the performance goals for fiscal 2018 annual incentive bonuses. In setting the objective performance scales, the Committee considered target Company performance under the challenging board-approved annual operating and long-term strategic plans, the potential payouts based on achievement at different levels on the sliding scale and whether the portion of incremental earnings paid as bonuses rather than returned to shareholders was appropriate.

The targets were designed to be challenging while recognizing economic uncertainties existing at the time the goals were established, including continued global macroeconomic, retail and consumer headwinds.

Committee Discretion

Prior to determining the final bonus payable to each NEO, individual performance is assessed to determine if an adjustment is warranted. The ceo makes recommendations to the Committee for adjustments, if any, for executive officers other than himself, and the Committee decides whether any adjustment is warranted for the ceo in a session in which the ceo is not present. In assessing each NEO’s individual performance, initiatives beyond the objective performance goals described above and challenges that the NEO faced over the course of the year are considered in addition to financial performance in determining final bonus amounts earned.

Adjusted Net Revenue

For the NEOs, 40% of the objective component of annual incentive bonuses was based on a consolidated adjusted net revenue goal. The fiscal 2018 performance target was set at levels above fiscal 2017 performance based upon our challenging business growth plans. The threshold, target and maximum criteria and actual results for Adjusted Net Revenue for fiscal 2018 are as follows:

Adjusted Net Revenue (1)	Threshold (Millions US$)	Target (Millions US$)	Maximum (Millions US$)	Adjusted Actual Performance (Millions US$)	Payout Percentage

Consolidated	23,142.1	24,360.1	25,090.9	24,065.8	80%

(1)

The performance measures under the plan that were approved at the beginning of the performance period provided for certain non-GAAP adjustments so that the performance measures would more consistently reflect underlying business operations than the comparable GAAP measures. The fiscal 2018 consolidated adjusted net revenue result excludes the impact of foreign currency fluctuations, ownership changes related to E. China, Singapore, Taiwan, Tazo and Brazil, the Nestlé transaction and other items.

Adjusted Operating Income

For the NEOs, 60% of the objective component of annual incentive bonuses was based on a consolidated adjusted operating income goal. In fiscal 2018, consolidated adjusted operating income equaled the total of all business units’ operating income less total unallocated corporate expenses. The fiscal 2018 performance target was set at levels above fiscal 2017 performance. The threshold, target and maximum criteria and actual results for fiscal 2018 Adjusted Operating Income are as follows:

Adjusted Operating Income(1)	Threshold (Millions US$)	Target (Millions US$)	Maximum (Millions US$)	Adjusted Actual Performance (Millions US$)	Payout Percentage

Consolidated (All NEOs)	4,494.6	4,832.9	5,267.8	4,424.8	0%

(1)

The performance measures under the plan that were approved at the beginning of the performance period provided for certain non-GAAP adjustments so that the performance measures would more consistently reflect underlying business operations than the comparable GAAP measures. The fiscal 2018 consolidated operating income result excludes the impact of foreign currency fluctuations, restructuring, impairment and optimization costs, ownership changes related to E. China, Singapore, Taiwan, Tazo, Brazil and Japan, the net impact of U.S. tax reform and other items.

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EXECUTIVE COMPENSATION

Fiscal 2018 Bonuses Earned

Bonuses earned are aligned with Starbucks fiscal 2018 performance.

After the end of fiscal 2018, the Compensation Committee determined the extent to which the performance goals were achieved, considered individual adjustments, and subsequently approved the amount of the bonus award to be paid to each NEO, other than for Mr. Johnson, whose award was recommended by the Committee and approved by all of our independent directors.

The table below shows the fiscal 2018 actual bonus levels for each component of the plan, based on achievement of the performance metrics, individual adjustments (for Ms. Brewer and Mr. Culver) and the aggregate fiscal 2018 annual incentive bonuses earned, which are also disclosed in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table. The bonus amounts paid to Messrs. Johnson, Maw, Burrows, Culver and Ms. Brewer, which were based on our challenging Company revenue and operating income growth targets, reflected the fiscal 2018 financial performance achieved by the Company. The basis of individual adjustments for Ms. Brewer and Mr. Culver are discussed below the table.

Fiscal 2018 Annual Incentive Bonus Plan

Named Executive Officer	Payout on Consolidated Adjusted Operating Income (60% Weighting)	Payout on Business Unit/ Consolidated Adjusted Net Revenue (40% Weighting)	Formulaic Result (%) of Target	Individual Adjustment (%) of Target	Bonus Earned
					(%) of Target	($)

Kevin Johnson	0%	80%	32%	0%	32%	$960,000

Scott Maw	0%	80%	32%	0%	32%	$256,000

Rosalind Brewer	0%	80%	32%	33%	65%	$980,000

Clifford Burrows	0%	80%	32%	0%	32%	$316,800

John Culver	0%	80%	32%	33%	65%	$643,500

Howard Schultz	N/A	N/A	N/A	N/A	N/A	$1,875,000(1)

(1)	Pursuant to his retirement agreement, Mr. Schultz was paid 50% of this target bonus upon retirement as explained below under “Employment Agreements and Termination Arrangements.”

Discretionary Adjustments

The ceo evaluated the performance of the other NEOs and presented the results of those evaluations to the Committee at its November 2018 meeting. The evaluations included an analysis of the executives’ performance against their strategic priorities and operational initiatives. The Committee concurred with the ceo’s recommendation to adjust the annual bonus determined for Ms. Brewer and Mr. Culver. The key drivers for that determination are summarized below:

•	Ms. Brewer. The Committee determined to adjust Ms. Brewer’s total bonus amount primarily based on her outstanding leadership during the impact of the Philadelphia incident, which resulted in delayed marketing and customer disruption, and her efforts to turn around the underperforming U.S. business for which she assumed responsibility. Her management of the U.S. business and leadership through a potential brand crisis yielded positive outcomes by year-end.
•	Mr. Culver. The Committee determined to adjust Mr. Culver’s total bonus amount primarily based on his successful integration of East China and the rapid start to the Global Coffee Alliance, which established two critical long-term growth pillars for Starbucks as discussed above.

LONG-TERM INCENTIVE COMPENSATION

Overview

In fiscal 2018, we granted each of our NEOs who was employed by the Company prior to the beginning of the year long-term performance-based compensation in the form of stock options and PRSUs. For Ms. Brewer, who joined the Company in the first quarter of fiscal 2018, her long-term incentive award was negotiated as part of her sign-on agreement as discussed on page 39. The Compensation Committee expects that future long-term incentive awards for Ms. Brewer will reflect its practices for other NEOs.

Stock options provide value only if our stock price increases over time. PRSUs are earned only to the extent pre-established performance goals are met and, if earned, are subject to additional time-based vesting requirements. The values of the long-term incentive awards reflected in the table below were designed to be competitive to market, recognize personal performance of each executive in the fiscal year prior to the November grant date (as applicable), and to further increase the percentage of total pay that is variable and at risk based on Company financial performance.

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EXECUTIVE COMPENSATION

The table below reflects the value of annual long-term incentive awards approved by the Committee for our NEOs in each of the last two fiscal years. We determined the number of PRSUs to be delivered by dividing 60% of the value approved by the Committee by the closing price of our stock on the grant date. For options, we divided 40% of the value by a closing price multiplier. This multiplier was calculated by multiplying the closing price of our common stock on the grant date by a Black-Scholes factor. Because the value approved by the Committee is approved in advance of the awards being granted and may use different assumptions than are applied to the awards for accounting purposes, the value of awards approved by the Committee may be different than the grant date fair value of equity awards as disclosed in the Summary Compensation Table.

Value of Annual Long-Term Incentive Compensation Awards

Named Executive Officer	Granted in Fiscal 2018	Granted in Fiscal 2017	% Change

Kevin Johnson	$11,100,000	$10,300,000	8%

Scott Maw	$5,000,000	$5,000,000	0%

Rosalind Brewer(1)	N/A	N/A	N/	A

Clifford Burrows	$4,500,000	$4,500,000	0%

John Culver	$4,500,000	$4,500,000	0%

Howard Schultz	$14,500,000	$13,750,000	5.5%

(1)	Pursuant to the sign-on agreement entered into by Ms. Brewer and the Company, Ms. Brewer was awarded $7,000,000 in sign-on equity and did not receive an annual grant in fiscal 2018.

Fiscal 2018 Stock Options

In fiscal 2018, stock options were granted to our NEOs on November 15, 2017 based on 40% of the value shown above. Stock options generally vest annually in equal installments of 25%, commencing on the first anniversary of the grant date. The exercise price is equal to the closing market price of our common stock on the date of grant. The stock options granted to the NEOs in fiscal 2018 are disclosed in the Grants of Plan-Based Awards Table for Fiscal 2018.

Fiscal 2018 PRSUs

The extent to which PRSUs are earned is based on our achievement of adjusted EPS and ROIC goals for the fiscal year after the fiscal year in which awards are granted. To reflect performance above or below target, adjusted EPS has a sliding scale that provides for payouts greater than the target number of PRSUs if performance results are greater than target (up to a maximum 200% payout) or less than the target number if performance results are lower than target (down to a 25% payout for threshold performance, below which the payout would be 0%). If the target ROIC goal under the PRSUs is not met, the number of PRSUs to be delivered based on achievement of the adjusted EPS goal will be adjusted downward by as much as 50%. To the extent the performance targets are met, earned PRSUs generally vest 50% on each of the second and third anniversaries of the grant date.

The Compensation Committee granted PRSUs in November 2017 (fiscal 2018) for 60% of the value of the long-term incentive awards shown above. The target and maximum number of PRSUs that could have been earned by the NEOs are disclosed in the Grants of Plan-Based Awards Table for Fiscal 2018.

Payout on the fiscal 2018 PRSUs is now expected to be 0%. At the beginning of the performance measurement period, an adjusted EPS goal was set to determine the payout. The relevant goal was adjusted EPS for fiscal 2019, which was determined based on our operating plan reflecting our long-term growth targets at the beginning of the measurement period in November 2017. We have since revised our expectations for fiscal 2019 EPS and our long-term growth targets, and we currently carry no expense in our financial statements with respect to the fiscal 2018 PRSUs. The ROIC performance goal operates as a downward modifier and will have no impact on the payout percentage of the fiscal 2018 PRSUs.

Fiscal 2017 PRSU Results

The Compensation Committee granted PRSUs in fiscal 2017 based on adjusted EPS performance for fiscal 2018 (the year after the date of grant). Following the end of fiscal 2018, the Committee certified below-threshold adjusted EPS performance and a payout percentage of 0% for these PRSUs.

Special Equity Awards

The Compensation Committee retains the ability to grant discretionary equity awards in certain circumstances, including to support our succession-planning goals and incentivize and retain key executives. We did not grant any special equity awards to any of our NEOs in fiscal 2018.

OTHER COMPENSATION POLICIES

Sign-On Bonuses and New Hire Equity Awards

We provide sign-on bonuses and new-hire equity awards when the Compensation Committee determines it is necessary and appropriate to advance the Company’s interests, including to attract top-executive talent from other companies. Sign-on bonuses and new hire equity awards are an effective means of offsetting the compensation opportunities executives forfeit when they leave a former employer to join Starbucks. We typically require newly recruited executives to return a pro rata portion of their sign-on bonus if they voluntarily leave Starbucks within a certain period of time after joining us, and new-hire equity awards are subject to a time-based vesting period.

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EXECUTIVE COMPENSATION

In connection with Ms. Brewer’s appointment in fiscal 2018 as our group president, Americas and chief operating officer, the Compensation Committee approved an annualized base salary of $1,000,000, an annual bonus target of 150% of base salary, a new hire equity award of $7,000,000 and a new hire cash award of $1,000,000. The Committee determined Ms. Brewer’s new hire compensation package after considering several factors, including compensation data for comparable positions at other companies and the need to provide a meaningful retention incentive. The equity award consists of approximately 40% stock options and 60% performance-vesting RSUs (based on positive adjusted operating income performance during the three-fiscal-quarter period ended July 1, 2018). One third of the stock options and RSUs vest on each anniversary of the grant date, subject to continued employment. One third of the new hire cash award was paid 30 days after Ms. Brewer’s start date, one third was paid after twelve months of employment, and one third will be paid after 24 months of employment, subject to continued employment.

Perquisites and Other Executive Benefits

Our executive compensation program includes limited executive perquisites and other benefits. The aggregate incremental cost of providing perquisites and other benefits to our NEOs is detailed in the “Fiscal 2018 All Other Compensation Table.”

We believe the perquisites and other executive benefits we provide are representative of those offered by the companies that we compete with for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent.

We offer the following perquisites to our NEOs:

•	Security. Pursuant to our executive security program, we may from time to time provide personal security services to certain executives. Security services include home security systems and monitoring and, in some cases, personal security services. These protections are provided due to the range of security issues encountered by senior executives of large, multinational corporations, and particularly with respect to high-profile executives. We believe that the personal safety and security of our senior executives is of the utmost importance to the Company and its shareholders. For fiscal 2018, the Company paid $325,000 toward Mr. Schultz and $45,000 toward Mr. Johnson’s personal security, respectively. Mr. Schultz reimbursed the Company for personal security costs in excess of $325,000. The Company did not pay personal security costs for any other executive in fiscal 2018, except in connection with business-related travel.
•	Executive Physicals, Life and Disability Insurance. We offer to pay for annual physical examinations for all partners at the senior vice president level and above. These examinations provide a benefit to the Company and the executive at a relatively small cost to the Company. We also provide life and disability insurance to all partners at the vice president level and above at a higher level than is provided to partners generally. The amounts paid in respect of these benefits to our NEOs in fiscal 2018 are detailed in the “Fiscal 2018 All Other Compensation Table.”
•	Relocation and Expatriate Expenses. We provide relocation assistance to some manager-level partners and all partners at the director level and above. Under limited circumstances, we provide certain reimbursements and benefits to partners that expatriate to another country for work on the Company’s behalf.
•	Deferred Compensation. Executives, as well as partners at the director level and above, are eligible to defer cash compensation under the Management Deferred Compensation Plan (“MDCP”). The MDCP is primarily intended to provide eligible partners an additional before-tax means of saving over and above that available under the 401(k) plan. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants and the underlying performance of the measurement funds selected by the participants. The measurement fund alternatives available to MDCP participants are identical to the investment funds available to 401(k) plan participants. Effective January 1, 2011, we ceased making Company matching contributions under the MDCP.

Investing in Our Partners (Our Total Rewards Philosophy)

We believe that investing in our partners results in increased engagement, satisfaction and retention, which ultimately leads to an elevated Starbucks Experience for our customers.

Our Total Rewards philosophy is designed to recognize and reward the contributions of all partners, including executives. We offer a comprehensive benefits package to all eligible full- and part-time partners in the U.S. and locally competitive benefit packages in other countries. In addition to our equity incentive plans discussed above, we offer an employee stock purchase plan to partners in the U.S. and Canada that allows participants to purchase Starbucks stock at a 5% discount to the fair market value at the end of each offering period under the plan. We believe our Total Rewards practices motivate our executives to build long-term shareholder value and reward the partners who take care of our customers.

In April 2018, U.S. hourly and salaried partners (excluding the NEOs) received a second wage increase in addition to their normal annual increases. With this increase, we converted approximately $120 million of federal tax reform benefits into investments in our partners.

Below is a summary of our broad-based benefits.

•	Broad-Based “Bean Stock” Program: A long-term incentive grant of time-based RSUs was made in November 2017 to approximately 176,000 eligible non-executive partners in 21 markets around the world, including qualified part-time partners. We refer to this broad-based equity program as our “Bean Stock” program. Bean Stock participants include those partners who work in our stores and serve our customers directly.
¡	In April 2018, we utilized benefits of federal tax reform to make more than $115 million in additional Bean Stock grants to our partners.
¡	In fiscal 2018, Bean Stock participants realized approximately $144 million in pre-tax gains from previously-granted Bean Stock awards.
•	Future Roast 401(k) Starbucks Match: Starbucks matches 100% of the first 5% of eligible compensation. The Starbucks Match is immediately 100% vested and is contributed to each participant’s 401(k) account each pay period along with the participant’s contributions.
•	Insurance Coverage for Partners: For more than 20 years, Starbucks has provided health insurance coverage for partners working 20 hours or more a week. Starbucks also provides life and disability insurance to our partners.

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•	College Achievement Plan: The Starbucks College Achievement Plan was launched in fiscal 2014. It provides eligible partners in the U.S. with the opportunity to earn a bachelor’s degree online from Arizona State University with 100% tuition coverage. Additionally, our military service member and veteran partners can extend an additional Starbucks College Achievement Plan benefit to their spouse, domestic partner or child. As of the end of fiscal 2018, more than 11,300 partners were participating in Starbucks College Achievement Plan, with 1,982 graduates.
•	Enhancing the Partner Experience: In addition to our long-time benefits of a pound of coffee each week and beverages while on work breaks, U.S. store partners can choose one food item, per shift, from the pastry or ready-to-eat case.
•	Paid Sick Time, Vacation, Holiday and Parental Leave. Starbucks is an industry leader in paid sick time and parental leave and has competitive policies for vacation and holiday pay.
¡	In fiscal 2019, we introduced Care@work, providing partners with access to 10 days of subsidized backup care per year for children and adults.

The above specifically apply in the US, but we generally strive to provide similar benefits in all countries while accounting for the local social coverage programs in each country.

Executives are eligible to participate in all benefit plans we offer to partners generally. This helps us attract and retain top executive talent.

Employment Agreements and Termination Arrangements

We typically deliver an offer letter to an executive officer upon hire or promotion noting that the executive is employed “at will,” and these letters typically do not provide for severance upon termination. None of our NEOs have employment or severance agreements.

We may from time-to-time offer severance benefit arrangements for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants in the best interests of the Company.

In connection with Mr. Schultz’s retirement, the Company entered into a retirement agreement with Mr. Schultz, effective June 26, 2018, under which Mr. Schulz agreed to provide post-retirement advisory services through October 30, 2018. Compensation provided to Mr. Schultz under the agreement: (i) compensated Mr. Schultz for his post-retirement advisory services; (ii) compensated Mr. Schultz for his performance during fiscal 2018 up to his retirement date; and (iii) recognized Mr. Schultz for his entrepreneurship and leadership over nearly four decades during which Starbucks has become one of the world’s leading brands. Because Mr. Schultz’s base salary for fiscal 2018 was $1, the compensation provided by the retirement agreement constitutes the only direct compensation he received from the Company beyond perquisites for more than one year of services. The retirement agreement provided for the following compensation:

•	Annual Incentive Bonus. The retirement agreement provided for a payment of $1,875,000 in relation to the annual incentive bonus plan for fiscal 2018. Mr. Schultz’s target bonus for fiscal 2018 was $3,750,000. The reduced amount provided by the retirement agreement reflects a reduction from target bonus based both on the portion of fiscal 2018 that Mr. Schultz served prior to retirement and the Committee’s determination that Company performance for fiscal 2018 would be below target. This proration is consistent with the terms of the annual incentive bonus plan and the benefits typically awarded by Starbucks to senior executives upon retirement.
•	Stock Options. Consistent with the Starbucks normal retirement provisions, the retirement agreement provided for full vesting of Mr. Schultz’s outstanding stock options and that such options will not expire until the earlier of (a) the applicable expiration date or (b) 36 months following Mr. Schultz’s retirement date. Mr. Schultz had previously waived these standard provisions to the benefit of the Company, and the Committee approved this aspect of the retirement agreement to reinstate the normally applicable provisions.
•	RSUs and PRSUs. The retirement agreement provided for vesting of 62,511 shares of common stock with respect to Mr. Schultz’s outstanding RSUs and PRSUs, determined as follows:
¡	RSUs (Fiscal 2016 PRSUs). The retirement agreement provided for vesting of 30,945 shares of common stock with respect to time-based RSUs earned under Mr. Schultz’s fiscal 2016 PRSU award. For these PRSUs, performance at 65% of target (measured against fiscal 2017 EPS) resulted in an award of 83,553 RSUs, with vesting 50% on November 16, 2017 and 50% on November 16, 2018. The retirement agreement vested a portion of the RSUs that remained subject to time vesting as of the retirement date based on the portion of the vesting period that Mr. Schultz served prior to his retirement.
¡	Fiscal 2017 PRSUs. For the PRSUs granted in fiscal 2017 (performance measured against fiscal 2018 EPS), no shares were awarded to Mr. Schultz based on the Committee’s determination at the time of his retirement that Company performance under the EPS measure was below threshold.
¡	Fiscal 2018 PRSUs. The retirement agreement provided for vesting of 31,566 shares of common stock with respect to Mr. Schultz’s fiscal 2018 PRSU award. The target number of shares of common stock for Mr. Schultz’s fiscal 2018 PRSU award was 153,439. As of Mr. Schultz’s retirement date, the applicable fiscal 2019 performance period for EPS had not yet begun and our financial statements reflected the assumption that the fiscal 2018 PRSUs would be earned at 100% of target. Therefore, the Committee prorated the target number of shares based on the portion of the three-year vesting period that Mr. Schultz served prior to his retirement. The Committee determined that vesting these shares (valued at less than $2 million on the date of the retirement agreement) assuming target performance was reasonable in light of the circumstances known at the time.

The Committee determined that these arrangements resulted in Mr. Schultz receiving no more than the typical benefits awarded to Starbucks senior executives upon retirement, taking into account his commitment to provide valuable advisory services to support a smooth transition of responsibilities.

Change-in-Control Arrangements

We do not provide any special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners with equity compensation awards, is “double-trigger” accelerated vesting of equity. This means that under our equity plan, unvested awards will accelerate vesting if (i) there is a change in control and (ii) either (a) awards are assumed or substituted with awards of the surviving company and the partner is terminated or resigns for good reason within one year after the change in control or (b) awards are not assumed or substituted with awards of the surviving company, in which case they vest immediately upon a change in control. We believe it is appropriate to provide double-trigger accelerated equity vesting because it aligns executives’ interests with the interests of shareholders without providing an undue

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EXECUTIVE COMPENSATION

benefit to executives who continue to be employed following a change-in control transaction.

Executive Stock Ownership Guidelines

Our long-standing stock ownership guidelines were established for executive officers to encourage them to have a long-term equity stake in Starbucks, align their interests with shareholders and mitigate potential compensation-related risk. The guidelines provide that each executive officer must hold a multiple of his or her annual base salary in Starbucks stock and include the following holding requirements:

Position	Ownership Requirement (multiple of base salary)
ceo	6x
executive officers	3x
other evps	2x

Each executive officer generally has five years to achieve the minimum ownership requirement. If an executive is not on track to meet the requirement by the end of the third year after becoming subject to the guidelines, he or she will be required to hold 50% of the net shares received upon the exercise of stock options and the vesting of RSUs. This holding requirement increases to 100% if the executive has not met the minimum ownership guideline by year five.

In addition to shares held outright, unvested RSUs that are subject only to a time-vesting condition count towards the ownership threshold. As of the date of this proxy statement, all of our NEOs exceed their current ownership requirement.

Risk Considerations

We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;
•	Variable compensation based on a variety of performance goals, including Company and, where appropriate, individual performance goals;
•	Balanced mix of short-term and long-term incentives;
•	Additional time-based vesting requirements for earned PRSUs;
•	Stock ownership and holding requirements;
•	Anti-hedging and pledging policies that apply to all partners; and
•	Clawback policy.

F.W. Cook performed an annual assessment of our compensation objectives, philosophy, and forms of compensation and benefits for all partners, including executives, to determine whether the risks arising from such policies or practices are reasonably likely to have a material adverse effect on the Company. Based upon this review, management and the Compensation Committee concluded that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company, and F.W. Cook supported this conclusion. A report summarizing the results of this assessment was reviewed and discussed with the Compensation Committee at its September 2018 meeting.

Clawbacks and Recovery of Incentive Compensation

Starbucks “Clawback” policy allows the Company to seek reimbursement with respect to incentive compensation paid or awarded to executive officers (as designated by the board) where: (i) the payment of a bonus or equity award (or the vesting of such award) was predicated upon the achievement of financial results that were the product of fraudulent activity or that were subsequently the subject of a material negative restatement and (ii) a lower or no bonus payment or equity award would have been made to executive officers (or lesser or no vesting would have occurred with respect to such award) based on the restated financial results (the financial results that would have pertained absent such fraudulent activity). The policy became effective, with respect to equity awards, beginning with awards granted in fiscal 2010 and, with respect to annual incentive bonuses, beginning with bonuses earned for fiscal 2010. In addition, since November 2017, our program contains clawback provisions for material misconduct by executives, including willful and intentional failure to perform responsibilities and material failure to comply with Company rules, policies or procedures.

Equity Grant Timing Practices

Most equity grants occur on pre-established dates pursuant to our equity grant guidelines, with annual grants generally occurring on the later of the second business day after the public release of fiscal year-end earnings, or (if later) the final day of the board of directors’ November meeting. Annual awards for executives are granted pursuant to a formula based on a specified dollar amount, with the number of shares and exercise price for each option grant determined based on the closing market price of our stock on the grant date and the number of shares for each RSU and PRSU grant determined by dividing the dollar amount by the closing market price of our stock on the grant date. The Compensation Committee approves annual awards for partners at the senior vice president level and above. The Compensation Committee has delegated authority to the ceo to make annual grants, within certain parameters, to partners at the vice president level and below, and to newly hired or newly promoted partners below the executive officer level. All other new hire and promotion grants are approved by the Compensation Committee.

Anti-Hedging and Anti-Pledging Policies

Starbucks Insider Trading Policy prohibits Starbucks partners from engaging in hedging transactions designed to offset decreases in the market value of Starbucks securities, including certain forms of hedging and monetization transactions, such as “zero-cost collars” and “prepaid variable forward contracts.” Our Insider Trading Policy also prohibits Starbucks partners from holding Starbucks stock in a margin account or pledging Starbucks stock as collateral for a loan.

Tax Deductibility of Executive Compensation

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“Tax Act”) was signed into law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based. In connection with fiscal 2018 compensation

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EXECUTIVE COMPENSATION

decisions, the Compensation Committee considered the potential tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code and sought to qualify certain elements of these applicable executives’ compensation as performance-based while also delivering competitive levels and forms of compensation.

Under the Tax Act, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that would have been exempt under the old rules, provided that the contract is not modified in any material respect after that date.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Committee has the sole authority to retain, terminate and obtain the advice of F.W. Cook (at the Company’s expense). Further, as discussed above, the Compensation Committee’s compensation consultant will not perform any services for Starbucks management unless approved in advance by the Committee.

In connection with its engagement of F.W. Cook, the Compensation Committee considered various factors bearing upon F.W. Cook’s independence including, but not limited to, the amount of fees received by F.W. Cook from Starbucks as a percentage of F.W. Cook’s total revenue, F.W. Cook’s policies and procedures designed to prevent conflicts of interest and the existence of any business or personal relationship that could impact F.W. Cook’s independence. After reviewing these and other factors, the Compensation Committee determined that F.W. Cook was independent and that its engagement did not present any conflicts of interest. F.W. Cook also determined that it was independent from management and confirmed this in a written statement delivered to the chair of the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Starbucks 2018 Form 10-K and this proxy statement.

Respectfully submitted,

Mary N. Dillon (Chair)

Satya Nadella

Clara Shih

Javier G. Teruel

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Executive Compensation Tables

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding fiscal year 2018, 2017 and 2016 compensation for our NEOs, except fiscal year 2017 and 2016 information for Ms. Brewer is not provided because she was not an NEO in those years.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Kevin R. Johnson president and chief executive officer	2018	1,461,533		—	6,659,982	4,233,929	960,000	67,036	13,382,480
	2017	1,154,808		—	5,914,248	3,919,630	469,688	21,990	11,480,364
	2016	1,000,000		500,000	4,934,433	3,579,055	1,020,000	24,424	11,057,912

Scott Maw executive vice president and chief financial officer (retired November 30, 2018)	2018	800,007		—	2,999,997	1,907,175	256,000	17,590	5,980,769
	2017	789,423		—	2,868,709	1,907,030	180,000	16,440	5,761,602
	2016	727,404			1,741,585	1,263,192	637,500	15,750	4,385,431

Rosalind G. Brewer group president Americas and chief operating officer	2018	961,540		334,000	4,050,177	2,681,771	980,000	144,594	9,152,082

Clifford Burrows group president Siren Retail	2018	824,993		—	2,699,997	1,716,456	316,800	22,240	5,580,486
	2017	822,885		—	2,581,817	1,716,322	222,750	21,990	5,365,764
	2016	811,404		—	2,031,850	1,473,724	619,400	30,216	4,966,594

John Culver group president International, Channel Development and Global Coffee & Tea(5)	2018	824,993		—	2,699,997	1,716,456	643,500	22,240	5,907,186
	2017	809,135		—	2,581,817	1,716,322	237,600	21,990	5,366,864
	2016	727,558		—	2,031,850	1,473,724	990,000	20,992	5,244,124

Howard Schultz executive chairman (retired June 26, 2018)	2018	1		—	11,849,295	16,108,324	1,875,000	348,990	30,181,610
	2017	807,693	(6)	—	7,893,379	8,096,499	843,750	339,569	17,980,890
	2016	1,500,000		—	7,546,811	9,362,066	3,187,500	219,121	21,815,498

(1)	For Ms. Brewer, this includes her sign-on bonus, one-third of which was paid upon commencing employment with the Company as group president and chief operating officer.
(2)

Represents the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718. These amounts do not reflect whether the recipient has realized or will realize a financial benefit from the awards (such as by exercising stock options). The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s Form 10-K (Note 12: Employee Stock and Benefit Plans) for that year. The grant date fair value for PRSUs is reported based upon the probable outcome of the performance conditions (target) on the grant date. The value of the annual PRSU awards granted in fiscal year 2018, except for Ms. Brewer, assuming achievement of the maximum performance level of 200% would have been: Mr. Johnson-$13,319,964; Mr. Maw-$5,999,994; Mr. Burrows-$5,399,994; Mr. Culver-$5,399,994; and Mr. Schultz-$17,399,982. Ms. Brewer’s stock awards did not include the maximum performance level feature. The assumed expected term of stock options shown in the Company’s Form 10-K (Note 12: Employee Stock and Benefit Plans) is a weighted average expected term covering all optionees. However, Mr. Schultz’s historical practice of not exercising stock options until very late in their term requires us to apply a unique expected term assumption that exceeds eight years when valuing options granted to him for purposes of GAAP. In addition, in accordance with GAAP, the fair value of a stock option granted to a retirement-eligible partner will be expensed earlier than an identical stock option granted to a partner who is not retirement eligible. During fiscal 2018, Messrs. Burrows and Culver were retirement eligible. Mr. Schultz previously waived the accelerated vesting feature for options granted subsequent to fiscal year 2006. For Mr. Schultz, 2018 option awards include $8,479,035, and 2018 stock awards include $3,149,304, in incremental value arising from the modification of awards pursuant to his retirement agreement.

(3)	These amounts represent earned annual incentive bonuses.
(4)	The table below shows the components of “All Other Compensation” for the NEOs.
(5)	Effective October 2, 2017, Mr. Culver’s title changed from group president, Global Retail to group president, International, Channel Development and Global Coffee.
(6)	Effective April 3, 2017, Mr. Schultz stepped down as chief executive officer and assumed the role of executive chairman. At that time his annualized salary was reduced from $1,500,000 to $1.

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 43

EXECUTIVE COMPENSATION TABLES

FISCAL 2018 ALL OTHER COMPENSATION TABLE

Name	Insurance Premiums ($)(1)	Retirement Plan Contributions ($)(2)	Security ($)(3)	Other ($)		Total ($)

Kevin Johnson	5,490	13,750	44,796	3,000	(4)	67,036

Scott Maw	3,840	13,750	—	—		17,590

Rosalind Brewer	4,941	—	—	139,653	(5)	144,594

Clifford Burrows	5,490	13,750	—	3,000	(4)	22,240

John Culver	5,490	13,750	—	3,000	(4)	22,240

Howard Schultz	4,817	19,173	325,000	—		348,990

(1)	Represents the premiums paid on behalf of our NEOs under our executive life and disability insurance plans.
(2)	Represents Company matching contributions to the accounts of our NEOs in the Company’s 401(k) plan.
(3)

Represents the aggregate incremental costs to the Company of providing home security services and equipment. We determine the incremental cost to us for this benefit based on the actual costs or charges incurred.

(4)	Represents the cost of providing an annual physical examination.
(5)	Represents relocation expenses as a result of Ms. Brewer joining the Company as chief operating officer in fiscal 2018.

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EXECUTIVE COMPENSATION TABLES

FISCAL 2018 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding fiscal 2018 annual incentive bonus awards and equity awards granted to our NEOs in fiscal 2018.

										All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Potential Future Payouts Under Non-Equity Incentive Plan Awards			Potential Future Payouts Under Equity Incentive Plan Awards
Name	Award	Approval Date	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin Johnson	Annual Incentive(3) Stock Options(4) PRSUs(5)	11/14/2017 11/14/2017	11/15/2017 11/15/2017	240,000	3,000,000	6,000,000	29,365	117,460	234,920		535,615	56.70	4,233,929 6,659,982
Scott Maw	Annual Incentive(3) Stock Options(4) PRSUs(5)	11/14/2017 11/14/2017	11/15/2017 11/15/2017	64,000	800,000	1,600,000	13,228	52,910	105,820		241,268	56.70	1,907,175 2,999,997
Rosalind Brewer	Annual Incentive(3) Stock Options(6) RSUs(7)	8/18/2017 8/18/2017 8/18/2017	11/15/2017 10/16/2017 10/16/2017	120,000	1,500,000	3,000,000	N/A	76,489	N/A		367,376	54.91	2,681,771 4,050,177
Clifford Burrows	Annual Incentive(3) Stock Options(4) PRSUs(5)	11/14/2017	11/15/2017	79,200	990,000	1,980,000	11,905	47,619	95,238		217,141	56.70	1,716,456 2,699,997
John Culver	Annual Incentive(3) Stock Options(4) PRSUs(5)	11/14/2017 11/14/2017	11/15/2017 11/15/2017	79,200	990,000	1,980,000	11,905	47,619	95,238		217,141	56.70	1,716,456 2,699,997
Howard Schultz	Annual Incentive(3) Stock Options(4) PRSUs(5)	11/14/2017 11/14/2017	11/15/2017 11/15/2017	300,000	3,750,000	7,500,000	38,360	153,439	306,878		699,677	56.70	7,629,289 8,699,991

(1)

Annual option awards granted in fiscal 2018 were approved by the independent directors on the recommendation of the Compensation Committee except for grants to Messrs. Johnson and Schultz, which were approved by the independent members of the board. In accordance with our equity grant timing policy in place at the time of the November 2017 grant, the grant date for the regular annual equity grant was the final date of the November board meeting.

(2)	The grant date fair value for PRSUs is reported based upon the probable outcome of the performance conditions (target) at the grant date.
(3)	Reflects information regarding awards under the annual incentive bonus plan.
(4)	Reflects stock options that vest in four equal annual installments (subject to rounding of partial shares) beginning on the first anniversary of the grant date.
(5)	Reflects PRSUs that, if earned, vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.
(6)	Reflects stock options that vest in three equal annual installments (subject to rounding of partial shares) beginning on the first anniversary of the grant date.
(7)	Reflects performance-vesting RSUs that, if earned, vest in three annual installments (subject to rounding of partial shares) beginning on the first anniversary of the grant date.

The following narrative provides further detail with respect to the information in the table above.

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 45

EXECUTIVE COMPENSATION TABLES

Equity Awards. In fiscal 2018, we granted each of our NEOs who was employed by the Company prior to the beginning of the year long-term performance-based compensation in the form of stock options and PRSUs. For Ms. Brewer, who joined the Company in the first quarter of fiscal 2018, her long-term incentive award was negotiated as part of her sign-on agreement and consisted of stock options and performance-vesting RSUs. The number of stock options granted was calculated by dividing 40% of the total equity award value by a closing price multiplier. The closing price multiplier was equal to the closing market price of Starbucks stock on the date of grant multiplied by a Black-Scholes factor. The number of PRSUs (or performance-vesting RSUs for Ms. Brewer) granted was calculated by dividing 60% of the total equity award value by the closing price of Starbucks stock on the date of grant.

All equity awards shown in this table were granted under the 2005 Long-Term Equity Incentive Plan. The stock options have an exercise price equal to the closing market price of our common stock on the date of grant. The options granted as annual equity awards will generally vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with the Company, and expire 10 years after the date of grant. Stock options reported for Ms. Brewer represent those options granted to her in connection with her joining the company and vest in three equal annual installments.

Earned PRSUs awarded to our NEOs in fiscal 2018 will generally vest, subject to continued employment, 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. The final number of PRSUs earned also will be based on achievement of an EPS goal and an ROIC goal as further discussed in the “Long-Term Incentive Compensation” section of the Compensation Discussion and Analysis. Ms. Brewer’s performance-vesting RSUs, which have been earned based on performance certified by the Compensation Committee, vest in three annual installments beginning on the first anniversary of the grant date. The circumstances pursuant to which the vesting of stock options, RSUs and PRSUs accelerate are described below in the section entitled “Potential Payments Upon Termination or Change in Control-Equity Acceleration.”

Non-Equity Awards. These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our NEOs as annual incentive bonuses for fiscal 2018. Except for Mr. Schultz, amounts shown are calculated as a percentage of fiscal 2018 year-end base salary. See the discussion and analysis regarding annual incentive bonuses in the Compensation Discussion and Analysis section above for further information. Target bonus amounts assume achievement of the objective goals at the target amounts. Maximum bonus amounts assume achievement of the objective goals at the maximum for a payout of 200% of target. The NEOs received actual bonuses for fiscal 2018 in the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

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EXECUTIVE COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END TABLE

The following table provides information regarding stock options, RSUs and PRSUs held by our NEOs as of September 30, 2018. No NEO has any other form of equity award outstanding. For stock awards granted in November 2017, the amount listed below includes accrued dividend equivalents on unearned and unvested restricted stock units.

			Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Options (#) Total Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un Exercisable	Number of Securities Underlying Options (#) Previously Exercised	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Kevin	11/15/2010	(3)	23,390	23,390	—	—	15.39	11/15/20
Johnson	3/16/2015	(4)	323,290	323,290	—	—	47.02	3/16/25
	11/16/2015	(5)	359,177	179,589	179,588	—	60.68	11/16/25
	11/16/2015	(6)								27,315	1,552,585
	11/21/2016	(5)	445,633	111,409	334,224	—	56.10	11/21/26
	11/21/2016	(7)										101,604	5,775,171
	4/17/2017	(8)	36,248	9,062	27,186	—	58.08	4/17/27
	4/17/2017	(7)										8,264	469,726
	11/15/2017	(5)	535,615	—	535,615	—	56.70	11/15/27
	11/15/2017	(9)										119,509	6,792,915
Scott	11/19/2012	(5)	25,130	6,282	—	18,848	24.87	11/19/22
Maw	11/11/2013	(5)	46,268	46,268	—	—	40.50	11/11/23
	2/18/2014	(5)	33,350	33,350	—	—	36.99	2/18/24
	11/17/2014	(5)	126,958	95,220	31,738	—	38.92	11/17/24
	11/16/2015	(5)	126,768	63,384	63,384	—	60.68	11/16/25
	11/16/2015	(6)								9,641	547,994
	11/21/2016	(5)	234,544	58,636	175,908	—	56.10	11/21/26
	11/21/2016	(7)										53,476	3,039,576
	11/15/2017	(5)	241,268	—	241,268	—	56.70	11/15/27
	11/15/2017	(9)										53,833	3,059,877
Rosalind	10/16/2017	(4)	367,376	—	367,376	—	54.91	10/16/27
Brewer	5/1/2017	(10)								2,302	130,846
	10/16/2017	(11)										76,489	4,347,635
Clifford	11/19/2012	(5)	125,654	62,828	—	62,828	24.87	11/19/22
Burrows	11/11/2013	(5)	185,076	185,076	—	—	40.50	11/11/23
	7/16/2014	(12)								15,242	866,355
	11/17/2014	(5)	179,610	134,708	44,902	—	38.92	11/17/24
	11/16/2015	(5)	147,896	73,948	73,948	—	60.68	11/16/25
	11/16/2015	(6)								11,247	639,279
	11/21/2016	(5)	211,089	52,773	158,316	—	56.10	11/21/26
	11/21/2016	(7)										48,128	2,735,596
	11/15/2017	(5)	217,141	—	217,141	—	56.70	11/15/27
	11/15/2017	(9)										48,450	2,753,889
John	11/11/2013	(5)	129,554	32,388	—	97,166	40.50	11/11/23
Culver	7/16/2014	(12)								15,242	866,355
	11/17/2014	(5)	136,708	102,532	34,176	—	38.92	11/17/24
	11/16/2015	(5)	147,896	73,948	73,948	—	60.68	11/16/25
	11/16/2015	(6)								11,247	639,279
	11/21/2016	(5)	211,089	52,773	158,316	—	56.10	11/21/26
	11/21/2016	(7)										48,128	2,735,596
	11/15/2017	(5)	217,141	—	217,141	—	56.70	11/15/27
	11/15/2017	(9)										48,450	2,753,889
Howard	11/16/2009	(5)	1,220,448	820,448	—	400,000	11.03	11/16/2019
Schultz	11/15/2010	(5)	1,050,932	1,050,932	—	—	15.39	11/15/2020
	11/14/2011	(5)	859,304	859,304	—	—	21.82	6/26/2021	(13)
	11/19/2012	(5)	861,624	861,624	—	—	24.87	6/26/2021	(13)
	11/11/2013	(5)	687,424	687,424	—	—	40.50	6/26/2021	(13)
	11/17/2014	(5)	667,122	667,122	—	—	38.92	6/26/2021	(13)
	11/16/2015	(5)	549,330	549,330	—	—	60.68	6/26/2021	(13)
	11/21/2016	(5)	609,813	609,813	—	—	56.10	6/26/2021	(13)
	4/17/2017	(8)	33,982	33,982	—	—	58.08	6/26/2021	(13)
	11/15/2017	(5)	699,677	699,677	—	—	56.70	6/26/2021	(13)

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 47

EXECUTIVE COMPENSATION TABLES

(1)

Value is calculated by multiplying the number of RSUs that have not vested by the closing market price of our stock ($56.84) as of the close of trading on September 28, 2018 (the last trading day prior to our September 30, 2018 fiscal year-end).

(2)

Value is calculated by multiplying the number of RSUs that may be earned upon achievement of PRSU threshold performance by the closing market price of our stock ($56.84) as of the close of trading on September 28, 2018; actual number of RSUs earned will be based upon performance against applicable adjusted EPS and ROIC goals.

(3)	Options vest 100% on the first anniversary of the grant date.
(4)	Options vest in three equal annual installments (subject to rounding of partial shares) beginning on the first anniversary of the grant date.
(5)	Options vest in four equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.
(6)	RSUs that have been earned under PRSU awards and vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.
(7)

Reflects the number of RSUs that may be earned under the PRSU award upon achievement of target performance; actual number of RSUs earned will be based on the fiscal 2018 adjusted EPS and ROIC goals. On November 13, 2018, the Compensation Committee determined that the fiscal 2018 performance goals were not achieved and the PRSUs were paid at 0%.

(8)	Options vest in four equal annual installments (subject to rounding of partial shares), beginning on November 21, 2017.
(9)	Reflects the number of RSUs that may be earned under the PRSUs award upon achievement of target performance; actual number of RSUs earned will be based on the fiscal 2019 adjusted EPS and ROIC goals.
(10)	Reflects deferred RSUs provided to Ms. Brewer as a non-employee director of the Company prior to becoming an executive.
(11)	Reflects the number of performance-vesting RSUs earned upon achievement of the pre-established performance goal.
(12)	Reflects RSUs that have been earned under PRSU awards and vest 60% on the third anniversary of the grant date, and 20% on each of the fourth and fifth anniversary of the grant date.
(13)	Pursuant to Mr. Schultz’s retirement agreement, the options expire on the earlier of (a) the applicable expiration date or (b) 36 months from his retirement date.

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EXECUTIVE COMPENSATION TABLES

FISCAL 2018 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock options that were exercised by our NEOs and stock awards that vested during fiscal 2018. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested. As illustrated by the “Grant Date” column in the table below, Value Realized on Exercise and Value Realized on Vesting represent long-term gain over many years.

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Kevin Johnson	3/16/2015			29,772	1,756,548

	11/16/2015			27,316	1,563,568

Scott Maw	2/18/2014			4,056	227,014

	11/17/2014			25,747	1,465,777

	11/16/2015			9,641	551,851

Rosalind Brewer	5/1/2017			2,302	131,813

Clifford Burrows	11/14/2011	100,000	5,700,000

	11/19/2012	62,826	3,583,733

	7/16/2014			15,242	776,427

	11/17/2014			36,425	2,073,675

	11/16/2015			11,248	643,836

John Culver	7/16/2014			15,242	776,427

	11/17/2014			27,725	1,578,384

	11/16/2015			11,248	643,836

Howard Schultz	11/19/2007	1,074,226	61,278,843

	11/17/2014			135,294	7,702,287

	11/16/2015			72,722	3,950,324

	11/15/2017			31,566	1,590,295

NONQUALIFIED DEFERRED COMPENSATION

Management Deferred Compensation Plan

The NEOs are eligible to participate in the MDCP a non-qualified plan the benefits of which are paid by Starbucks out of our general assets. The plan is subject to the requirements of Section 409A of the Internal Revenue Code. We maintain a trust agreement with an independent trustee establishing a rabbi trust for the purpose of funding benefits payable to participants (including NEOs) under our MDCP in the event of change of control. It is currently funded with a nominal amount of cash.

Deferrals. Participants may defer up to 70% of base salary to the MDCP and up to 95% of bonuses paid under the annual incentive bonus plan so long as they are eligible and enroll during the annual enrollment window that takes place prior to the start of each fiscal year. The Company does not currently provide matching contributions to the plan.

Earnings. The MDCP uses measurement benchmarks to credit earnings on compensation deferred under the plan. Those measurement benchmarks are based on the same funds available under our 401(k) plan. Participants select which measurement funds they wish to have their account allocated to and may change how deferred compensation is allocated to the measurement funds at any time, subject to certain redemption fees and other limitations imposed by frequent trading restrictions and plan rules. Changes generally become effective as of the first trading day following the change.

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EXECUTIVE COMPENSATION TABLES

In-Service Withdrawals and Separations from Service Distributions. At the time of making the deferral election for a particular year, a participant elects when the associated deferred compensation will be distributed. In general, the participant can receive scheduled “in-service” withdrawals or hardship withdrawals while still employed or have distributions paid on separation from service. The specific distribution options depend on whether the deferred compensation was earned before or after January 1, 2005 and is subject to other plan rules.

For separation from service distributions, account balances resulting from the Company match and deferred compensation earned on and after January 1, 2005 can be paid either in a lump sum or in up to 10 annual installments, in each case beginning within 60 days of separation or one year after separation. For partners who became newly eligible on or after October 1, 2010 and certain other partners, separation from service distributions can be paid either in a lump sum or amortized over a period of two to five years, in each case beginning within 60 days of separation or one year after separation. If a participant is considered a “specified employee” on his or her separation date, Section 409A requires that the payments be delayed for six months after such separation date. Account balances resulting from pre-2005 deferred compensation can be distributed either in a lump sum within 60 days of separation or, if the participant is at least age 65 on his or her separation date, in up to 10 annual installments. Retirement age under the MDCP is age 65, and no NEO was retirement eligible under the MDCP during fiscal 2018.

FISCAL 2018 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table shows contributions, earnings, withdrawals and distributions during fiscal 2018 and the account balances as of September 30, 2018 for our NEOs under the Management Deferred Compensation Plan.

Name	Executive Contributions ($)(1)	Aggregate Earnings ($)(2)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Fiscal 2018 Year-End ($)(3)

Kevin Johnson	—	—	—	—

Scott Maw	—	—	—	—

Rosalind Brewer	—	—	—	—

Clifford Burrows	—	30,247	—	546,228

John Culver	240,899	18,228	—	3,255,103

Howard Schultz	—	83,410	(7,707)	910,463

(1)	This amount was deferred from Mr. Culver’s fiscal 2018 base salary and which is reported in the “Salary” column of the Summary Compensation Table for fiscal 2018.
(2)

We do not provide above-market or preferential earnings on MDCP contributions, so these amounts were not reported in the Summary Compensation Table. MDCP participants can select only from the investment funds that are available under our 401(k) plan.

(3)

Of these balances, the following amounts were reported as executive and Company contributions in Summary Compensation Tables in prior-year proxy statements: Mr. Johnson—$0; Mr. Maw—$0; Ms. Brewer—$0; Mr. Burrows—$317,558; Mr. Culver—$1,718,323; and Mr. Schultz—$437,631. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We do not provide special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners, is accelerated vesting of certain equity awards. We may from time-to-time offer a severance benefit arrangement for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants determined to be in the best interests of the Company.

Equity Acceleration

Acceleration Upon Change in Control. No named executive officer is entitled to any payment or accelerated benefit in connection with a change in control of Starbucks, or a change in his or her responsibilities following a change in control, except for accelerated vesting of stock options and RSUs granted under our 2005 Key Employee Plan. The 2005 Key Employee Plan has detailed definitions of “change in control” and resigning “for good reason.” Generally speaking, a change in control occurs if: (i) we sell or liquidate all our assets; (ii) someone acquires 25% or more of our stock without prior approval of our board of directors; (iii) a majority of our directors is replaced in any 36-month period other than by new directors approved by existing directors; or (iv) Starbucks is not the surviving company after any merger.

The 2005 Key Employee Plan is a “double trigger” plan, meaning that unvested stock options and unvested RSUs vest immediately only if (i) there is a change in control and (ii) if stock options and RSUs are assumed or substituted with stock options or RSUs of the surviving company, the partner is terminated or resigns for good reason within

50 / 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

one year after the change in control. Generally speaking, a resignation is “for good reason” if it results from the resigning partner: (i) having materially reduced responsibilities; (ii) being placed in a new role that is inconsistent with the pre-change-in-control role; (iii) having his or her base salary or target incentive compensation reduced; or (iv) having his or her primary work location moved by more than 50 miles. If stock options or RSUs are not assumed or substituted with stock options or RSUs of the surviving company, they vest immediately upon a change in control. PRSUs are treated in the same manner as RSUs described above. This treatment applies to the number of shares earned as to PRSUs for which the performance period has been completed and to the target number of PRSUs awarded as to PRSUs for which the performance period has not yet been completed.

Acceleration Upon Retirement, Death or Disability. The vesting of all options accelerates in full upon the voluntary termination of employment of any partner who satisfies the criteria for “retirement” under the 2005 Key Employee Plan, meaning the partner is at least 55 years old and has a minimum of 10 years of continuous service with Starbucks, unless otherwise provided in the grant agreement. Vesting of all options also accelerates upon death and, beginning with fiscal 2018 awards, options accelerate in cases where a partner is deemed disabled. Beginning with fiscal 2018 awards, RSUs and PRSUs accelerate upon a partner’s death or disability. Ms. Brewer’s equity award was granted prior to the new features being added in fiscal 2018. For PRSUs, acceleration will be based on the number of shares earned when the performance period has been completed and the target number of shares when the performance period has not yet been completed.

Basis of Valuation. The following table shows the estimated potential incremental value of additional stock options, RSUs, and PRSUs at target that would have vested for our NEOs as of September 28, 2018 (the last business day of fiscal 2018) under the acceleration scenarios described above. The table does not include benefits generally available to all employees or payments and benefits that the NEOs would have already earned during their employment with us whether or not an acceleration event had occurred. For stock options, the value is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of September 28, 2018, calculated based on the closing market price of our stock on that day ($56.84). Accelerated RSU and PRSU award value at target is calculated by multiplying the number of accelerated shares by the closing market price of our stock on September 28, 2018 ($56.84). Of the NEOs, Messrs. Burrows and Culver satisfied the criteria for “retirement” under the 2005 Key Employee Plan as of September 28, 2018.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different and can only be determined at the time an acceleration event actually occurs. Factors that could affect these amounts include the time during the year of any such event, the Company’s stock price and the executive’s age.

	Value of Accelerated Equity Awards ($)
Name	Change in Control Only	Change in Control Double Trigger	Death	Disability	Retirement

Kevin Johnson	—	14,912,708	7,115,226	6,867,900	N/A

Scott Maw	—	7,380,300	3,792,730	3,093,654	N/A

Rosalind Brewer	—	5,056,670	709,036	N/A	N/A

Clifford Burrows	—	7,947,541	3,706,311	2,784,289	952,422

John Culver	—	7,755,278	3,514,047	2,784,289	760,158

CEO PAY RATIO

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of Mr. Johnson to the annual total compensation of our median partner (excluding Mr. Johnson). The ratio is a reasonable estimate calculated in a manner consistent with SEC requirements. The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable because companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own ratios.

Starbucks employs over 280,000 partners in over 15,000 company-owned stores, which impacts the comparability of our ceo pay ratio to the disclosed pay ratios of companies that operate solely under franchised- or licensed-store models. Partners frequently work in flexible, part-time roles, which has the effect of lowering the annual total compensation for our median partner. In addition, Starbucks is a global company, with approximately 100,000 partners outside the U.S. Therefore, the median compensation disclosed below is based on our global workforce and is not designed to capture the median compensation of our U.S. partners. Finally, to attract and retain talent, we pay competitively and tailor employee benefits in each jurisdiction, resulting in total rewards offerings that vary from country to country. For this reason, and because each partner’s relationship with our industry-leading total rewards offerings differs based on individual circumstances, we have not ascribed a value to healthcare or the other benefits provided to our partners. This allows total compensation

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 51

EXECUTIVE COMPENSATION TABLES

of the median partner to represent the median of all partners based on elements of compensation shared generally among our partners worldwide. For more information regarding our total rewards philosophy, please see “Investing in Our Partners (Our Total Rewards Philosophy)” in the Compensation Discussion and Analysis of this proxy statement.

We identified our median employee from all full-time, part-time, temporary and seasonal partners (employees) who were on our payroll records as of a determination date of September 30, 2018, based on base wages paid during the twelve-month period ending on that date. For partners hired during the twelve-month period, compensation was annualized to reflect a full year of wages. Compensation for international employees was converted to U.S. dollar equivalents applying an average exchange rate for the fiscal year. The fiscal 2018 annual total compensation for Mr. Johnson was $13,382,480, as reported in the Summary Compensation Table of this proxy statement. The fiscal 2018 annual total compensation for our median employee, a part-time barista in California, was $12,754, including salary and Bean Stock. The ratio of our ceo’s annual total compensation to our median employee’s annual total compensation for fiscal 2018 is 1,049 to 1.

52 / 2019 PROXY STATEMENT

Proposal 3 – Ratification of Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its selection of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal 2019. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2019 if it determines that such a change would be in the best interests of the Company and our shareholders. In addition to the selection of the firm and in conjunction with the mandated rotation of Deloitte’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of Deloitte’s lead engagement partner. Deloitte’s fees for its services for fiscal 2018 and fiscal 2017 are reported in the table below. The members of the Audit Committee and the board believe that the continued retention of Deloitte to serve as the Company’s independent external auditor is in the best interests of the Company and its investors. We expect that representatives of Deloitte will be present at the Annual Meeting, and they will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions by shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Audit Committee reviews a description of the scope of services falling within pre-designated fee categories and imposes specific budgetary guidelines. The following table sets forth the aggregate fees from Deloitte, which were in compliance with the pre-approval policy, for fiscal 2018 and fiscal 2017:

Type of Fees	Fiscal 2018	Fiscal 2017

Audit Fees	$8,052,000	$6,374,000

Audit-Related Fees	$361,000	$402,000

Tax Fees	$790,000	$467,000

All Other Fees	$120,000	$16,000

Total	$9,323,000	$7,259,000

Audit Fees consist of fees paid to Deloitte for:

•	the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q;
•	the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and
•	services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

All Other Fees consist of fees for permitted services other than those that meet the criteria above.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte and has concluded that it is.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing, setting compensation for and overseeing Deloitte’s work. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by Deloitte. The policy is available at www.starbucks.com/about-us/company-information/corporate-governance. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval and establishes requirements for annual pre-approval levels and subsequent specific pre-approval requests. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve any permitted services.

Requests for pre-approval for services that are eligible for general pre-approval must be submitted to our vice president and controller and be detailed as to the services to be provided and the estimated total cost. The vice president and controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. Deloitte and management must report to the Audit Committee on a timely basis regarding the services provided by Deloitte in accordance with general pre-approval.

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PROPOSAL 3 – RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

As part of fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements and related footnotes for the fiscal year ended September 30, 2018 with management and Deloitte. The Audit Committee also discussed with Deloitte those matters required to be discussed under Public Company Accounting Oversight Board standards, including those required by Auditing Standard No. 1301. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Starbucks Annual Report on Form 10-K (17 CFR 249.310) for the fiscal year ended September 30, 2018 for filing with the SEC.

Respectfully submitted,

Mellody Hobson (Chair)

Jørgen Vig Knudstorp

Joshua Cooper Ramo

Javier G. Teruel

The board of directors recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019.

54 / 2019 PROXY STATEMENT

Proposal 4 – Shareholder Proposal Regarding True Diversity Board Policy

The National Center for Public Policy Research has notified the Company that it intends to submit the following proposal at this year’s Annual Meeting. As explained below, our board unanimously recommends that you vote “AGAINST” this shareholder proposal. The National Center for Public Policy Research has indicated that it beneficially own 84 shares of Starbucks Common Stock. We will provide their address promptly upon a shareholder’s oral or written request. The proponents are responsible for the content of this proposal, for which we and our board accept no responsibility.

Shareholder Proposal Regarding True Diversity Board Policy

True Diversity Board Policy

Resolved, that the shareholders of Starbucks Corporation (the “Company”) request the Board adopt a policy to disclose to shareholders the following:

1.	A description of the specific minimum qualifications that the Board’s nominating committee believes must be met by a nominee to be on the board of directors; and
2.	Each nominee’s skills, ideological perspectives, and experience presented in a chart or matrix form.

The disclosure shall be presented to the shareholders through the annual proxy statement and the Company’s website within six (6) months of the date of the annual meeting and updated on an annual basis.

Supporting Statement

We believe that boards that incorporate diverse perspectives can think more critically and oversee corporate managers more effectively. By providing a meaningful disclosure about potential Board members, shareholders will be better able to judge how well-suited individual board nominees are for the Company and whether their listed skills, experience and attributes are appropriate in light of the Company’s overall business strategy.

The Company’s compliance with Item 407(c)(2)(v) of SEC Regulation S-K requires it to identify the minimum skills, experience, and attributes that all board candidates are expected to possess.

True diversity comes from diversity of thought. There is ample evidence that the Company operates in ideological hegemony that eschews conservative people, thoughts, and values. This ideological echo chamber can result in groupthink that is the antithesis of diversity. This can be a major risk factor for shareholders.

We believe a diverse board is a good indicator of sound corporate governance and a well-functioning board. Diversity in board composition is best achieved through highly qualified candidates with a wide range of skills, experience, beliefs, and board independence from management.

We are requesting comprehensive disclosures about board composition and what qualifications the Company seeks for its Board, therefore we urge shareholders to vote FOR this proposal.

Board Recommendation

The Starbucks board of directors recommends that shareholders vote AGAINST this proposal for the following reasons:

A diverse and inclusive environment is critical for how Starbucks does business. Embracing diversity encourages innovation and allows us to succeed and grow. Accordingly, we seek diversity in all forms in all areas of our business, including in our board of directors.

Our board of directors values diversity when it seeks and evaluates board candidates, with the goal of bringing to the Company a variety of perspectives, backgrounds and skills that are relevant to our global business activities, our ability to navigate prevailing and potential business conditions and the board’s ability to provide oversight and insight. As more fully described in this Proxy Statement in the section entitled “Our Director Nominations Process” (pages 20 to 21), our Nominating/Governance Committee strongly believes each candidate should contribute to our board’s overall diversity, with the concept of diversity being broadly construed. In reviewing the board’s composition, the Nominating/Governance Committee reviews the skills and experiences of the board as a whole, and of individual directors, to assess the effectiveness of its goal of achieving a diverse board.

This year we have introduced to our proxy statement a new “Director Skills Matrix” that is set forth in page 10 of this Proxy Statement to provide even more transparency to our shareholders about the strength and composition of our board. As a result of our nominations and evaluation process, our board of directors continues to be comprised of accomplished and successful individuals with diverse backgrounds and a variety of perspectives and skills derived from the highest quality business and professional experiences. Such experiences include leadership in multinational businesses, leading domestic and international public policy work, entrepreneurship and leadership in the technology and investment industries, among others.

In addition to the wide variety of backgrounds described above and more specifically in the “Election of Directors” section of this Proxy Statement (pages 9 to 14), we also believe each of our directors should satisfy a number of qualifications detailed in the section entitled “Our Director Nominations Process” of this Proxy Statement (pages 20 to 21), including demonstrated integrity and ethics and commitment to active participation in board activities, including at board meetings. We are proud of our board’s diversity and that each of our directors brings to the board the perspectives, experiences and skills necessary to be deeply engaged and involved in overseeing the Company’s global business activities, its long-range strategy and business initiatives.

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 55

PROPOSAL 4 – SHAREHOLDER PROPOSAL REGARDING TRUE DIVERSITY BOARD POLICY

Given the diversity of our board, our continued commitment to diversity at all levels of our business and the transparency of our board selection criteria already set forth in our Proxy Statement, our board of directors believes that the Company already addresses the disclosure requested by this proposal and does not believe that implementing this proposal would enhance our shareholders’ understanding of our board diversity.

The board of directors recommends a vote AGAINST proposal number 4.

56 / 2019 PROXY STATEMENT

Proposal 5 – Shareholder Proposal Regarding Report on Sustainable Packaging

As You Sow, on behalf of the Michelle Swenson & Stan Drobac Revocable Trust together with other co-filers, and As You Sow on behalf of Trillium Asset Management, LLC, on behalf of the Matthew W. Patsky Roth IRA, notified the Company that they intend to submit the following proposal at this year’s Annual Meeting. As explained below, our board unanimously recommends that you vote “AGAINST” this shareholder proposal. The Michelle Swenson & Stan Drobac Revocable Trust has indicated that it beneficially owns 80 shares of Starbucks common stock and the Matthew W. Patsky Roth IRA has indicated that it beneficially owns 142 shares of Starbucks common stock. We will provide the address of the proponents, and the name and share ownership of each co-filer, promptly upon a shareholder’s oral or written request. The proponents are responsible for the content of the proposal, for which we and our board accept no responsibility.

Shareholder Proposal Regarding Report on Sustainable Packaging

WHEREAS an estimated 8 million tons of plastics are carried into oceans annually; by 2050 there could be more plastic than fish. Plastic beverage containers are among the most common items found in beach cleanups. One half of Starbucks drinks are now cold drinks, most served in plastic cups, with no reported recycled content. Plastics degrade in water to small particles that animals mistake for food; plastic pollution impacts 260 species, causing fatalities from ingestion, entanglement, suffocation, and drowning. UN Undersecretary-General Erik Solheim calls the issue “an ocean Armageddon.”

As Starbucks and peers have fostered a wasteful “to go” disposable coffee cup culture, plastic pollution of land and water has become an urgent environmental issue. Starbucks aspires to reduce the environmental impact from its packaging; however, it has failed to achieve several signature goals, such as cup recycling and serving a quarter of beverages in reusable cups in all operated U.S. and Canada stores. Explosive business growth in China suggests the company’s waste footprint may be expanding instead of shrinking.

The company operates in 75 countries, but has cup recycling goals for only the U.S. and Canada. Starbucks operates 3,300 stores in China and plans to nearly double that to 6,000 by 2022. It opens a new store in China every 15 hours. China has been cited as the leading source of plastic waste in oceans (28%). Starbucks has not reported taking steps to recycle cups in China. Competitor McDonald’s Corp. will recycle packaging at all locations globally by 2025. Lack of similar commitment by Starbucks could lead to backlash by its environmentally aware customer base.

The company failed to attain greatly reduced goals regarding reusable containers, a key step toward reducing environmental impact. Starbucks rescinded a 2008 goal to deliver 25% of beverages in reusables by 2015, then failed to meet a reduced goal of 5%. Estimates of beverages served in reusable cups actually fell from 1.6% in 2015 to 1.4% in 2016. The company did not report a figure in 2017 for reusable cup usage or the number of stores recycling cups, raising questions about the status of these signature initiatives.

BE IT RESOLVED Shareholders request that the Board of Directors of Starbucks issue a report to shareholders, at reasonable cost and omitting proprietary information, on reducing the company’s environmental impacts by stepping up the scale and pace of its sustainable packaging initiatives.

Supporting Statement

Proponent believes that the Board should evaluate and report on the potential for fulfilling the company’s environmental impact leadership commitments and goals toward reducing ocean pollution, including more detailed disclosure of any trends, policies and metrics on issues such as:

•	Progress toward recycling cups in its operations, worldwide,
•	Assessing the environmental impacts of business expansion in markets lacking recycling and waste management capacity,
•	Quantifying the portion of cups collected that are recycled,
•	Progress towards a significantly increased reusable container goal, and
•	Quantifying the extent to which it is using recycled content in plastic cups.

Board Recommendation

The Starbucks board of directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Starbucks has made sustainability a priority since early in our history, and has consistently established ambitious sustainability goals, pioneered solutions designed to positively impact the communities we serve and reported our progress and learnings along the way. Since 2001, Starbucks has publicly reported social and environmental performance metrics in its annual Global Social Impact Report.

In addition, Starbucks annually submits performance and content to key industry-recognized reports such as the Dow Jones Sustainability Index and the Carbon Disclosure Project (CDP) annual carbon emissions report. The Company’s commitment to managing and reporting progress against its sustainability goals not only provides stakeholders with insights into our performance, but also helps inform new strategic direction based on the evolving state of sustainability issues and the realities and complexities of our business.

Starbucks has remained focused on sustainability efforts where we believe our commitment and scale can make the biggest impact. We have learned we can create greater impact through collaboration with industry peers and stakeholders, and we have embraced the role we play in helping to lead the industry. Last year, Starbucks announced three major initiatives designed to further accelerate and scale our commitments to reduce the environmental impact of our global store operations:

Next Gen Cup Challenge

Each year, an estimated 600 billion paper and plastic cups are distributed globally. And while Starbucks cups only account for an estimated 1 percent of that total, we took on the challenge to lead to find a solution. In March 2018, we announced a $10 million

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 57

PROPOSAL 5—SHAREHOLDER PROPOSAL REGARDING REPORT ON SUSTAINABLE PACKAGING

commitment and partnership with Closed Loop Partners and industry stakeholders to develop a compostable, recyclable cup solution. The Next Gen Cup Challenge objectives are three-fold:

•	addressing cup design and ensuring materials are sustainably sourced and achieve maximum recapture and recovery,
•	gaining an understanding of the highly complex global landscape of infrastructure systems to inform product requirements, and
•	building a coalition of companies representing the broader global cup market to leverage and scale an industry-wide call to action.

Strawless Lids

The negative impact of plastic straws on the environment, especially marine life, motivated us yet again to challenge the status quo. In July 2018, Starbucks committed to eliminate plastic straws, globally, by 2020. We plan to do this in two ways. First, with the roll out of Starbucks strawless lid and, second, we will offer new straws made of alternative materials—such as paper or PLA, a compostable plastic. This is a significant commitment from all the markets in which we operate, and we expect our efforts will eliminate nearly 1 billion plastic straws per year globally.

Greener Stores

In September 2018, at the Global Climate Action Summit, Starbucks announced a commitment to build upon our leadership position as the largest LEED (Leadership in Energy and Environmental Design) retailer with over 1,500 LEED certified stores in 20 countries by operating 10,000 Greener Stores globally. Starbucks is developing an open-sourced framework with leading experts and non-governmental organizations such as Green Business Certification and World Wildlife Fund, and with auditing and verification support from SCS Global Services. The framework goes beyond LEED by including not only construction and design standards, but also an operations framework to ensure that Starbucks stores are delivering high standards of environmental performance including waste diversion practices such as recycling, composting and food donation. With this new framework, we expect 10,000 stores by 2025 will:

•	be powered by renewable energy through investments in solar and wind projects,
•	deploy technologies that deliver 25-30% energy and water savings, and
•	be operated by partners (employees) who are certified sustainability experts.

These sustainability measures will be monitored and audited through third party verification, increasing Starbucks ability to report on environmental progress and impact.

Additional highlights of Starbucks leadership role specific to sustainable packaging include:

•	For more than 30 years Starbucks has promoted and incentivized the use of reusable cups by providing a discount to customers using a reusable cup or tumbler and has made available a ceramic mug for in store consumption.
•	In 2006 Starbucks designed and produced a hot cup that includes 10% post-consumer fiber, or PCF. This cup is available throughout the U.S. and Canada.
•	In 2009 Starbucks took an industry leadership position and convened a summit with local governments, cup manufacturers, recyclers and other stakeholders to address opportunities to improve recycling infrastructure across the United States and Canada and to make paper cups recyclable in form and practice.
•	In 2009 Starbucks founded a partnership with the Food Service Packaging Institute to form the Paper Recovery Alliance (“PRA”), an industry coalition aimed at recycling paper cups and other foodservice items across the United States and Canada. As a founding member, Starbucks has committed and participated in PRA since 2009.
•	In 2010 Starbucks started expanding its in-store recycling program to include bins and service designed for customer-facing recycling in U.S. and Canadian locations. Today, nearly 60% of stores in the U.S. and Canada have established front-of-store recycling services, an increase from 5% in 2010.
•	In 2012 Starbucks introduced the EarthSleeve hot-cup sleeve made from 100% PCF, which reduces the amount of virgin raw materials used and also supports the demand for use of recycled content.
•	In 2013 Starbucks developed and launched a $2 reusable polypropylene tumbler, giving customers a 10-cent discount each time they use that cup for their drink.
•	In 2016 Starbucks developed and provided a polypropylene lid for the hot cup, allowing for the lid to be recycled in a growing number of U.S. and Canadian markets.
•	In 2016, we outlined a new set of sustainable packaging goals for 2022 to double the recycled content in our packaging, double the recyclability (double the number of stores and communities with access to cup recycling, in partnership with local, state and national stakeholders) and double the reusability (further promote and incentivize the use of “for here” and reusable cups).

Starbucks has consistently reported performance against its environmental commitments and the environmental impacts of its global business operations. We will continue to devote resources to reporting and communicating progress towards our sustainability goals and, as evidenced by the most recent global commitments, will maximize our efforts to access and provide transparent and accurate information related to our global footprint. These global commitments further convey the Company’s intention to continuously scale up its enterprise sustainability efforts and continue to embrace its role as a responsible corporate leader. Accordingly, we believe additional analysis and reporting as requested by the proponent would be duplicative and unnecessary.

The board of directors recommends a vote AGAINST proposal number 5.

58 / 2019 PROXY STATEMENT

Other Business

The board of directors knows of no other matters that properly may be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

Equity Compensation Plan Information

The following table provides information as of September 30, 2018 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity incentive and employee stock purchase plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	38,512,960	29.89(1)	67,002,854(2)
Equity compensation plans not approved by security holders	—		2,621,562(3)
Total	38,512,960	29.89(1)	69,624,416

(1)

The weighted-average exercise price takes into account 11,189,729 shares under approved plans issuable upon vesting of outstanding RSUs and PRSUs at target which have no exercise price. The weighted average exercise price solely with respect to options outstanding under the approved plans is $42.13.

(2)

Consists of 56,906,827 shares remaining available for issuance under the 2005 Long-Term Equity Incentive Plan and 10,096,027 shares remaining available for issuance under the 1995 Employee Stock Purchase Plan. Shares available for issuance under the 2005 Long-Term Equity Incentive Plan may be issued pursuant to stock options, restricted stock, RSUs and stock appreciation rights.

(3)

Consists of shares remaining available for issuance under the UK Share Incentive Plan. Our UK Share Incentive Plan, which is a plan approved by Her Majesty’s Revenue & Customs of the United Kingdom, allows eligible partners in the United Kingdom to purchase shares of our common stock through payroll deductions during six-month offering periods at the lower of the market price at the beginning and the market price at the end of the offering period. We award one matching share for each six shares purchased under the UK Share Incentive Plan. The total number of shares issuable under the UK Share Incentive Plan is 2,800,000, of which 178,438 have been issued. The UK Share Incentive Plan was suspended in May 2009.

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Certain Relationships and Related Transactions

REVIEW AND APPROVAL OF RELATED-PERSON TRANSACTIONS

Under the Audit Committee’s charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between Starbucks and any “related person” of Starbucks must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of Starbucks as any Starbucks director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

Our board of directors has adopted a written Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements, which states that it is the policy of Starbucks not to participate in “related person” transactions. In select circumstances, if the transaction provides Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and has terms that are competitive with terms available from unaffiliated third parties, then the Audit Committee may approve the transaction. The policy also provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include:

•	any individual or series of related transactions, arrangements or relationships (including, but not limited to, indebtedness or guarantees of indebtedness), whether actual or proposed;
•	in which Starbucks was or is to be a participant;
•	the amount of which exceeds $120,000; and
•	in which the related person has or will have a direct or indirect material interest. Whether the related person has a direct or indirect material interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the transaction is subject to full Audit Committee review and approval. The Audit Committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any immaterial transaction involving a related person (i.e. a transaction not otherwise required to be disclosed in the proxy statement).

In considering potential related-person transactions, the Audit Committee looks to SEC and NASDAQ rules, including the impact of a transaction on the independence of any director. Once the Audit Committee has determined that (i) the potential related-person transaction will provide Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and (ii) that the terms of the potential related-person transaction are competitive with terms available from unaffiliated third parties, the Audit Committee may consider other factors such as:

•	whether the transaction is likely to have any significant negative effect on Starbucks, the related person or any Starbucks partner;
•	whether the transaction can be effectively managed by Starbucks despite the related person’s interest in it;
•	whether the transaction would be in the ordinary course of our business; and
•	the availability of alternative products or services at comparable prices.

RELATED-PERSON TRANSACTIONS SINCE THE BEGINNING OF FISCAL 2018

Tal Hirshberg (the son-in-law of Howard Schultz, our former executive chairman) is employed by Starbucks as a product manager in the Brand & Entertainment department. In this capacity, Mr. Hirshberg receives a base salary, is eligible for short-term and long-term incentive opportunities commensurate with his position and receives other regular and customary benefits generally available to all Starbucks employees. With respect to fiscal 2018, Mr. Hirshberg was paid a salary of $110,264, a bonus of $6,561 and a $9,000 long-term incentive award of restricted stock units. He also participated in other regular and customary employee benefit programs generally available to all Company employees. The Audit Committee reviewed and approved this transaction pursuant to our Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements.

During fiscal 2018, Mr. Schultz made personal use of a Company-owned aircraft for which he reimbursed the Company at its aggregate incremental cost. Mr. Schultz’s reimbursements for flights taken on the Company-owned aircraft during fiscal 2018 totaled $216,124. The Audit Committee approved this aircraft transaction.

On June 26, 2018, upon Mr. Schultz’s retirement from the Company, the exclusive sublease aircraft arrangement between Mr. Schultz and the Company terminated by its terms. The exclusive sublease arrangement, which was entered into by Mr. Schultz and the Company at the end of fiscal 2013, consisted of a series of agreements under which Starbucks acquired the right to use an aircraft leased by an entity (“Sublessor”) owned by Mr. Schultz to address the Company’s need for additional flight capacity for business purposes (the “Exclusive Sublease Arrangement”). Upon the termination of the Exclusive Sublease Arrangement, a “follow-on” arrangement, which was entered into in January 2014, took effect (the “Follow-On Arrangement”). These arrangements are described more below.

Exclusive Sublease Arrangement

Under an exclusive sublease agreement with the Sublessor, Starbucks subleased and operated the aircraft for a monthly rent of $269,297 and was responsible for the operation of the aircraft, aircraft maintenance, insurance and all other overhead costs. Under a separate agreement, Mr. Schultz paid Starbucks for his personal use of the subleased aircraft on a fully allocated cost basis and paid a one-time deposit of $498,477, equal to one and one-half times the estimated monthly costs for his personal use of the aircraft in the first

60 / 2019 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

year. Mr. Schultz paid Starbucks monthly advance payments based upon estimated annual costs for his personal use. For certain personal flights for which Mr. Schultz was not permitted by the Federal Aviation Administration to reimburse Starbucks on a fully allocated basis, he reimbursed Starbucks for twice the cost of fuel under a separate time-sharing agreement between the Company and Mr. Schultz. For the portion of fiscal 2018 during which the Exclusive Sublease Arrangement was in effect, the amounts paid by Mr. Schultz under the agreements related to the subleased aircraft totaled $1,829,916 after reconciliation, including reimbursement to Mr. Schultz for advance overpayments made in fiscal 2018. The one-time deposit paid by Mr. Schultz was applied towards the initial advance payment required under the Follow-On Arrangement.

Follow-On Arrangement

The Follow-on Arrangement, in effect as of June 26, 2018, includes: (i) separate non-exclusive sublease agreements for the aircraft between Starbucks and the Sublessor and Mr. Schultz and the Sublessor; and (ii) a support services agreement between Starbucks and Mr. Schultz.

Under the Follow-On Arrangement, Mr. Schultz operates the aircraft using support services provided by the Company under a support services agreement or his own crew for all flights (other than business flights operated by Starbucks) and pays for all actual aircraft operating costs, including crew services, maintenance, insurance, fuel and associated overhead that are required to enable Mr. Schultz to operate his own flights (the “Aircraft Costs”). For Starbucks business flights, Starbucks pays to Sublessor hourly rent (under a formula based on the number of hours the aircraft is flown).

Pursuant to the support services agreement, Mr. Schultz paid to Starbucks an initial advance payment of $634,496 equal to one and one-half times the initial estimated monthly budget for the aircraft, which amount was deposited in a non-interest bearing account (“Advance Account”) maintained by Starbucks. Mr. Schultz must also pay to Starbucks in advance the estimated monthly budget, which includes an estimate of the Aircraft Costs for his flights and an administrative support services fee (collectively, “Aircraft Expenses”). The administrative support services fee is determined based on an evaluation of third-party support/management fees for support services similar to those provided under the support services agreement and may be adjusted every year. The current support fee is $20,000 per month.

The advance payments made by Mr. Schultz are reconciled at the end of every quarter and fiscal year against the actual Aircraft Expenses. The support services agreement may be terminated by Mr. Schultz upon 45-days’ notice to the Company. The Company may terminate the support services agreement upon certain changes in circumstances.

For the period from when the Follow-On Arrangement took effect and the end of fiscal 2018, Mr. Schultz, after reconciliation for such period, paid Starbucks $639,175 for his use of the aircraft. Starbucks paid $348,362 for its business use of the aircraft during such period. For Fiscal 2019, the estimated monthly payments required to be paid by Mr. Schultz are $422,997.

Hangar Space Lease

In January 2014, Starbucks also entered into a hangar space lease with an entity (“Tenant”) owned by Mr. Schultz under which Starbucks leases a portion of the Company’s hangar to the Tenant for parking the aircraft and Starbucks receives rent calculated based on a pro-rata portion of the maintenance, utilities and other expenses paid by Starbucks for the hangar. For fiscal 2018, the total rent paid by Tenant under the hangar space lease was $283,414. Prior to the effective date of the hangar space lease, the value of the hangar space was included in the fully allocated cost paid by Mr. Schultz for the use of the aircraft under the Exclusive Lease Arrangement. For 2019, monthly rent under the hangar lease is estimated to be $23,938 subject to adjustment based on Starbucks actual costs. The hangar space lease terminates no later than the tenth anniversary of Mr. Schultz’s discontinuation of day-to-day activities in Starbucks management or the expiration of the underlying ground lease on which the hangar is located.

The Company regularly reviews and evaluates its current aircraft needs, policies, practices, and procedures. As part of this process, which includes reviewing the flight hours of its fleet, cost of operating the fleet, and the financial impact of the arrangements described above, the Company is exploring potential changes to the arrangements described above.

The Audit Committee and independent members of the board of directors reviewed and approved these transactions pursuant to our Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements.

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 61

Beneficial Ownership of Common Stock

The following table sets forth information concerning the “beneficial ownership” of our common stock by: (i) those persons who we know to beneficially own more than 5% of our outstanding common stock; (ii) our current directors and nominees; (iii) the “named executive officers” listed in the Summary Compensation Table; and (iv) all of our current directors and executive officers as a group. Under SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act, which may result in a number that is different than the beneficial ownership number reported in forms filed pursuant to Section 16. Information is provided as of December 17, 2018 except as otherwise stated. An asterisk in the percent of class column indicates beneficial ownership of less than 1%. The beneficial owners listed have sole voting and investment power with respect to shares beneficially owned, except as to the interests of spouses or as otherwise indicated.

Name of Beneficial Owner	Shares(1)		Options(2)	Restricted Stock Units	Deferred Stock Units(3)	Total Beneficial Ownership	Percent of Class(4)

Directors and Officers

Rosalind G. Brewer	20,300		122,459	—	2,302	145,061	*

Mary N. Dillon	—		3,480	—	11,603	15,083	*

Mellody Hobson	503,194		106,616	—	26,745	636,555	*

Kevin R. Johnson	159,477		990,908	—	—	1,150,385	*

Jørgen Vig Knudstorp	18,000		20,661	—	—	38,661	*

Satya Nadella	—		6,876	—	4,659	11,535	*

Joshua Cooper Ramo	15,019		—	—	17,305	32,324	*

Clara Shih	23,454		19,998	—	4,611	48,063	*

Javier G. Teruel	99,732		165,623	—	10,519	275,874	*

Myron E. Ullman, III	14,000		245,345	—	—	259,345	*

Clifford Burrows	206,163		1,003,640	—	—	1,209,803	*

John Culver	309,394		745,222	—	—	1,054,616	*

Scott Maw	81,290		485,523	—	—	566,813	*

Howard Schultz	37,694,049	(5)	5,601,961	—	—	43,296,010	3.467

All current directors and executive officers as a group (18) persons	39,344,650		10,309,654	—	77,744	49,732,048	3.985

5% Shareholders

BlackRock Inc.(6)	84,164,393		—	—	—	84,164,393	6.770

The Vanguard Group(7)	95,530,155		—	—	—	95,530,155	7.684

(1)	Represents the number of shares of common stock beneficially owned on December 17, 2018.
(2)	Represents options that were exercisable on December 17, 2018 and options that become exercisable within 60 days of December 17, 2018.
(3)	Represents the number of common stock units held under our Deferred Compensation Plan for Non-Employee Directors.
(4)

Based on 1,243,123,944 shares of Starbucks common stock outstanding on December 17, 2018. Percent of class as of December 17, 2018 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities beneficially owned by that person or group.

(5)

Includes 1,936,600 shares of common stock held by the Schultz Family Foundation as to which Mr. Schultz disclaims beneficial ownership and 525,181 shares held by a family-owned limited liability company. Also includes 2,000,000 shares of common stock held by Mr. Schultz’s spouse and 2,000,000 shares held in a grantor retained annuity trust for which Mr. Schultz is the sole trustee and sole beneficiary.

62 / 2019 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF COMMON STOCK

(6)

BlackRock, Inc. stated in its Schedule 13G filing with the SEC on January 23, 2018 (the “BlackRock 13G filing”) that, of the 84,164,393 shares beneficially owned at December 31, 2017, it has (a) sole voting power with respect to 71,918,399 shares, (b) shared voting power with respect to 0 shares, (c) sole power to dispose of 84,164,393 shares and (d) shared power to dispose of 0 shares. According to the BlackRock 13G filing, the address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)

The Vanguard Group stated in its Schedule 13G filing with the SEC on February 9, 2018 (the “Vanguard 13G filing”) that, of the 95,530,155 shares beneficially owned at December 31, 2017, it has (a) sole voting power with respect to 2,040,261 shares, (b) shared voting power with respect to 331,716 shares, (c) sole power to dispose of 93,209,048 shares and (d) shared power to dispose of 2,321,107 shares. According to the Vanguard 13G filing, the address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Our directors, executive officers and greater-than-10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock. To our knowledge, based solely on a review of the reports filed during fiscal 2018 and written representations from our directors and executive officers that no other reports were required, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during fiscal 2018, except for a late Form 4 filing on behalf of Ms. Brewer to report the vesting of performance-vesting RSUs due to an administrative error.

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 63

Additional Information

EXPENSES OF SOLICITATION

We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors, officers and Starbucks partners in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. We have retained Alliance Advisors to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Alliance $20,000, plus reasonable out-of-pocket expenses, for proxy solicitation services.

We also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice.

Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

INTERNET VOTING

The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission must either set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholder to vote their shares and to confirm that their instructions have been properly recorded.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Under SEC rules, Starbucks has elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder. On January 25, 2019, we mailed to the majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing shareholders to a website where they can access the proxy statement for our Annual Meeting of Shareholders and Annual Report and view instructions on how to vote their shares via the Internet or by phone. If you received the Notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed to you.

PROPOSALS OF SHAREHOLDERS

Pursuant to SEC Rule 14a-8, shareholder proposals intended for inclusion in our 2020 proxy statement and acted upon at our 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) must be received by us at our executive offices at 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: Corporate Secretary, on or prior to September 27, 2019.

Shareholder proposals submitted for consideration at the 2020 Annual Meeting of Shareholders but not submitted for inclusion in our proxy statement for our 2020 Annual Meeting pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Corporate Secretary at our executive offices no later than 120 days nor earlier than 150 days before the first anniversary of the date of the 2019 Annual Meeting of Shareholders. As a result, any notice given by a shareholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8 or proxy access as discussed below) must be received no earlier than October 21, 2019, and no later than November 20, 2019. However, if the date of the 2020 Annual Meeting occurs more than 30 days before or more than 60 days after March 20, 2020, notice by the shareholder of a proposal must be delivered no earlier than the close of business on the 150th day prior to the date of such annual meeting and no later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in our bylaws.

DIRECTOR NOMINATIONS FOR INCLUSION IN STARBUCKS PROXY MATERIALS (PROXY ACCESS)

Notice of proxy access director nominees must be delivered to the corporate secretary at our executive offices no earlier than August 28, 2019, and no later than September 27, 2019.

SHAREHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those shareholders that received a paper copy of proxy materials in the mail, one copy of our fiscal 2018 annual report on Form 10-K to shareholders and this proxy statement, to multiple shareholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also supports our environmental goals set forth in our annual report on Global Social Impact Performance. If you are a shareholder, share an address and last name with one or more other shareholders and would like to revoke your householding consent or you are a shareholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

64 / 2019 PROXY STATEMENT

ADDITIONAL INFORMATION

ANNUAL REPORT TO SHAREHOLDERS ON FORM 10-K

The fiscal 2018 Annual Report on Form 10-K is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our Annual Report are available at our website at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com. Upon request by any shareholder, we will furnish, without charge, a copy of the 2018 Annual Report.

To submit your request by telephone, call 1-800-579-1639. To request by email, contact sendmaterial@proxyvote.com.

Web links and QR codes throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 65

Annex A – Non-GAAP Measures

The Company provides certain Non-GAAP financial measures in this proxy statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. Our Non-GAAP financial measure of Non-GAAP EPS excludes the below listed items, as they do not contribute to a meaningful evaluation of the Company’s future operating performance or comparisons to the Company’s past operating performance. The GAAP measure most directly comparable to Non-GAAP EPS is diluted net earnings per share.

Non-GAAP Exclusion	Rationale

East China acquisition-related gain	Management excludes the gain on the purchase of our East China joint venture as this incremental gain is specific to the purchase activity and for reasons discussed above.

Sale of Taiwan joint venture operations	Management excludes the net gain related to the sale of our Taiwan joint venture operations as this incremental gain is specific to the sale activity and for reasons discussed above.

Sale of Tazo brand

Management excludes the net gain on the sale of our assets associated with our Tazo brand and associated transaction costs as these items do not reflect future gains, losses, costs or tax benefit and for reasons discussed above.

Sale of Brazil retail operations

Management excludes the net loss related to the sale of our Brazil retail operations and associated transaction costs as these items do not reflect future losses, expenses or tax impacts and for reasons discussed above.

Restructuring impairment and optimization costs

Management excludes restructuring charges and business process optimization costs related to strategic shifts in its Teavana, EMEA, U.S., e-commerce and other business units. Additionally, management excludes expenses related to divesting certain lower margin businesses and assets, such as closure of certain Company-operated stores and Switzerland goodwill impairment. Management excludes these items for reasons discussed above. These expenses are anticipated to be completed within a finite period of time.

CAP transaction and integration-related costs

Management excludes transaction and integration costs and amortization of the acquired intangible assets for reasons discussed above. Additionally, the majority of these costs will be recognized over a finite period of time.

Sale of Singapore retail operations	Management excludes the net gain related to the sale of our Singapore retail operations as these items do not reflect future gains, losses or tax impacts and for reasons discussed above.

Sale of Germany retail operations

Management excludes the net gain, associated costs and changes in estimated indemnifications related to the sale of our Germany retail operations as these items do not reflect future gains, losses or tax impacts for reasons discussed above.

The Starbucks Foundation donation	Management excludes the Company’s largest donation to a non-profit organization and for reasons discussed above.

2018 U.S. stock award	Management excludes the announced incremental 2018 stock-based compensation award for reasons discussed above.

Nestlé transaction related costs	Management excludes the transaction related costs associated with Nestlé for reasons discussed above.

Other Tax Matters

On December 22, 2017, the Tax Cuts and Jobs Act was signed into U.S. law. Management excludes the estimated transition tax on undistributed foreign earnings and the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate for reasons discussed above.

Non-GAAP EPS may have limitations as an analytical tool. This measure should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other companies may calculate this non-GAAP financial measure differently than the Company does, limiting the usefulness of such measure for comparative purposes.

66 / 2019 PROXY STATEMENT

ANNEX A – NON-GAAP MEASURES

	Year Ended
Consolidated	Sep 30, 2018	Oct 1, 2017	Change
	($ in millions)

Diluted net earnings per share, as reported (GAAP)	$3.24	$1.97	64.5%

East China acquisition gain	(0.99)	—

Sale of Taiwan joint venture operations	(0.11)	—

Sale of Tazo brand	(0.25)	—

Restructuring, impairment and optimization costs(1)	0.17	0.11

CAP transaction and integration-related items(2)	0.16	0.04

Sale of Brazil retail operations	0.01	—

Sale of Singapore retail operations	—	(0.06)

Sale of Germany retail operations	—	(0.01)

The Starbucks Foundation donation	—	0.03

2018 U.S. stock award(3)	0.03	—

Nestlé transaction related costs	0.04	—

Other tax matters(4)	0.13	—

Income tax effect on Non-GAAP adjustments(5)	(0.02)	(0.04)

Non-GAAP net earnings per share	$2.42	$2.06	17%

(1)	Represents restructuring, impairment and business optimization costs and inventory write-offs related to these efforts recorded within cost of sales including occupancy costs.
(2)

Includes transaction costs for the acquisition of our East China joint venture and the divestiture of our Taiwan joint venture; ongoing amortization expense of acquired intangible assets associated with the acquisition of our East China joint venture and Starbucks Japan; and the related post-acquisition integration costs, such as incremental information technology and compensation-related costs.

(3)	Represents incremental stock-based compensation award for U.S. partners (employees).
(4)	Represents the estimated impact of the U.S. Tax Cuts and Jobs Act, specifically the transition tax on undistributed foreign earnings and re-measurement of deferred taxes.
(5)	Income tax effect on non-GAAP adjustments was determined based on the nature of the underlying items and their relevant jurisdictional tax rates.

STARBUCKS CORPORATION	2019 PROXY STATEMENT / 67

Our Mission

To inspire and nurture the human spirit — one person,

one cup and one neighborhood at a time.

Responsibility

Admission Requirements and Transportation Information for the Starbucks Corporation 2019 Annual Meeting of Shareholders

Wednesday, March 20, 2019	10:00 a.m. Doors open at 8:00 a.m. (Pacific Time)	WAMU Theater next to CenturyLink Field 800 Occidental Avenue South Seattle, WA 98134

How to Vote:

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods below. Make sure to have your proxy card or voting instruction form (VIF) in hand.

•	By Internet: go to www.proxyvote.com;
•	By toll-free telephone: call 1-800-690-6903;
•	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope; or
•	By scanning the QR code using your mobile device.

Shareholders may also vote in person at the annual meeting. If you are a registered shareholder (that is, you hold your shares in your name), you must present valid identification and proof of share ownership to vote at the meeting. If you are a beneficial shareholder (that is, your shares are held in the name of a broker, bank or other holder of record), you will also need to obtain a “legal proxy” from the holder of record to vote at the meeting.

Admission Requirements: As noted in this document, to be admitted to the meeting you will be required to present a government-issued photo identification (such as a driver’s license or passport) and valid proof of ownership, meaning one of the following.

•	Notice of Internet Availability of Proxy Materials;
•	Proxy Card;
•	Voting Information Form;
•	Legal proxy provided by your bank, broker, or nominee;
•	Email notice of the Annual Meeting (if you received notice that way); or
•	Other proof of share ownership (such as your brokerage statement) as of the January 10, 2019 record date.
•	Shareholders holding shares in a joint account may be admitted to the meeting if they provide proof of joint ownership and both shareholders follow the admission requirements described above. We will not be able to accommodate non-shareholder guests at the annual meeting.

Accessibility: Starbucks is committed to providing an accessible experience. The event will be interpreted in American Sign Language and real-time captioning will be provided in the auditorium. WAMU Theater is an accessible building with wheelchair seating, disability parking and accessible restrooms. If you have a disability accommodation request, please email us at investorrelations@starbucks.com or call us at (206) 318-7118 by March 1, 2019. Alternate formats of this proxy statement and the Annual Report are available at http://investor.starbucks.com or upon request by contacting investorrelations@starbucks.com.

Please Note:

Upon verification of proof of share ownership and identification, shareholders will be admitted into the venue. As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders. Seating will be on a first-come, first-served basis until venue capacity has been reached. We cannot guarantee seating for all shareholders.

Parking Options:

Parking is available in the CenturyLink Field Event Center Garage located at 300 South Royal Brougham Way (on the south end of WAMU Theater). The Sounder Train and Link Light Rail have stations near the theater. Please visit https://www.soundtransit.org/schedule for full service details.

SCAN TO VIEW MATERIALS & VOTE

STARBUCKS CORPORATION 2401 UTAH AVENUE SOUTH SEATTLE, WASHINGTON 98134

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs as well as the environmental impact of mailing proxy materials, we encourage you to consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - go to www.proxyvote.com or scan the above QR code from your mobile device

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

If you are a registered shareholder (that is, you hold these shares in your name), you must present valid identification to vote at the meeting. If you are a beneficial shareholder (that is, these shares are held in the name of a broker, bank or other holder of record), you will also need to obtain a “legal proxy” from the holder of record to vote at the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E54701-P15192 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STARBUCKS CORPORATION
The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Rosalind G. Brewer 1b. Mary N. Dillon 1c. Mellody Hobson 1d. Kevin R. Johnson	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR the following proposals:

2.  Advisory resolution to approve our executive officer compensation

3.  Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019

							For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐
	1e. Jørgen Vig Knudstorp	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following shareholder proposals:		For	Against	Abstain
	1f. Satya Nadella 1g. Joshua Cooper Ramo 1h. Clara Shih	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	4. True Diversity Board Policy 5. Report on Sustainable Packaging		☐ ☐	☐ ☐	☐ ☐
	1i. Javier G. Teruel 1j. Myron E. Ullman, III	☐ ☐	☐ ☐	☐ ☐
					For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Notice and Proxy Statement and Fiscal 2018 Annual Report are available at www.proxyvote.com.

E54702-P15192

STARBUCKS CORPORATION

Annual Meeting of Shareholders

March 20, 2019 10:00 AM, Pacific Time

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kevin R. Johnson and Rachel A. Gonzalez, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of stock of STARBUCKS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, PT on Wednesday, March 20, 2019, at the WAMU Theater next to CenturyLink Field, located at 800 Occidental Avenue South, Seattle, WA 98134, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side